SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]    Definitive Proxy Statement

[ ]    Definitive  Additional Materials

[ ]    Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                        WISCONSIN POWER AND LIGHT COMPANY
                (Name of Registrant as Specified in its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1)     Title of each class of securities to which transaction applies:

       2)     Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       4)     Proposed maximum aggregate value of transaction:

       5)     Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)     Amount Previously Paid:

       2)     Form, Schedule or Registration Statement No.:

       3)     Filing Party:

       4)     Date Filed:

                        WISCONSIN POWER AND LIGHT COMPANY
       222 West Washington Avenue, P. O. Box 2568, Madison, WI 53701-2568
                               Phone: 608/252-3110

                     NOTICE OF ANNUAL MEETING OF SHAREOWNERS
                                  May 26, 1999
                                    1:00 P.M.

       The Annual Meeting of Shareowners of Wisconsin Power and Light Company (the "Company") will be held at the offices of the Company, 222 West Washington Avenue, Madison, WI, Room 1A on Wednesday, May 26, 1999, at 1:00 P.M. (local time), for the following purposes:

       (1) To elect five directors for terms expiring at the 2002 Annual Meeting of Shareowners.

       (2) To consider and act upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

       The Board of Directors of the Company presently knows of no other business to come before the meeting.

       Only the sole common shareowner, Interstate Energy Corporation (d/b/a Alliant Energy Corporation), and preferred shareowners of record on the books of the Company at the close of business on April 7, 1999 are entitled to vote at the meeting.

       Please sign and return your proxy immediately. If you attend the meeting, you may withdraw your proxy at the registration desk and vote in person. All shareowners are urged to return their proxies promptly.

       The 1998 Annual Report of the Company appears as to this Proxy Statement. The Proxy Statement and Annual Report have been combined into a single document to improve the effectiveness of our financial communication and to reduce costs, although the Annual Report does not constitute a part of the Proxy Statement.

       Any Wisconsin Power and Light Company preferred shareowner who desires to receive a copy of the Interstate Energy Corporation 1998 Annual Report to Shareowners may do so by calling the Shareowner Services Department at 608-252-3110 or writing to the Company at the above address.


                                           By Order of the Board of Directors,

                                           /s/Edward M. Gleason
                                           Edward M. Gleason
                                           Vice President - Treasurer
                                           and Corporate Secretary
Madison, Wisconsin
April 12, 1999

                        WISCONSIN POWER AND LIGHT COMPANY
       222 West Washington Avenue, P. O. Box 2568, Madison, WI 53701-2568
                               Phone: 608/252-3110

                                 April 12, 1999

                           PROXY STATEMENT RELATING TO
                       1999 ANNUAL MEETING OF SHAREOWNERS

       The purposes of the meeting are set forth in the accompanying notice. The enclosed proxy relating to the meeting is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. Following the original solicitation of proxies by mail, beginning on or about April 12, 1999, certain of the officers and regular employees of the Company may solicit proxies by telephone, telegraph or in person, but without extra compensation. The Company will pay to banks, brokers, nominees, and other fiduciaries, their reasonable charges and expenses incurred in forwarding the proxy material to their principals.

       On April 21, 1998, the merger involving IES Industries Inc. ("IES Industries," the former parent of IES Utilities Inc. ("IES")), Interstate Power Company ("IPC") and WPL Holdings, Inc. was completed (the "Merger"), after which the name of the Company's parent corporation, WPL Holdings, Inc., was changed to Interstate Energy Corporation ("IEC"). The Company remains a subsidiary of IEC.

       The Company will furnish without charge, to each shareowner who is entitled to vote at the meeting and who makes a written request, a copy of the Company's Annual Report on Form 10-K (not including exhibits thereto), as filed pursuant to the Securities Exchange Act of 1934. Written requests for the Form 10-K should be mailed to the Corporate Secretary at the address stated above.

                              ELECTION OF DIRECTORS

       Five directors are to be elected at the Company's Annual Meeting of Shareowners for terms expiring in 2002. The nominees for election as selected by the Nominating and Governance Committee of the Company's Board of Directors are:
Alan B. Arends, Rockne G. Flowers, Katharine C. Lyall, Robert D. Ray and Anthony
R. Weiler. Each of the nominees is currently serving as a director of the Company, IEC, IES, IPC and Alliant Energy Resources, Inc. ("AERI"), the holding company for non-regulated operations of IEC. All persons elected as directors will serve until the Annual Meeting of Shareowners of the Company in the year 2002, or until their successors have been duly elected and qualified.

       Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting, whether due to abstentions or otherwise, will have no effect on the election of directors. The proxies solicited may be voted for a substitute nominee or nominees in the event that any of the nominees shall be unable to serve, or for good reason will not serve, a contingency not now anticipated.

       Brief biographies of the director nominees and continuing directors follow. These biographies include their age (as of December 31, 1998), an account of their business experience, and the names of publicly-held and certain other corporations of which they are also directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.

                                    NOMINEES

                                  For Terms Expiring in 2002

Alan B. Arends       Principal  Occupation:  Chairman  of the Board of  Alliance
                     Benefit  Group   Financial   Services  Corp.  (an  employee
                     benefits company formerly known as Arends Associates, Inc.), Albert Lea, Minnesota.

                     Age:  65
   (Photo)
                     Served as a director of the Company since the consummation of the Merger.

                     Annual Meeting at which nominated term of office will expire: 2002

Other Information: Mr. Arends founded Alliance Benefit Group Financial Services Corp. in 1983. Mr. Arends has served as a director of IPC since 1993 and of IEC and IES since the consummation of the Merger.



Rockne G. Flowers    Principal Occupation:  Chairman of Nelson Industries,  Inc.
                     (a muffler,  filter,  industrial silencer, and active sound and vibration control technology and manufacturing firm and
                     a  subsidiary  of  Cummins  Engine   Company),   Stoughton,
                     Wisconsin.

                     Age:  67
    (Photo)
                     Served as a director of the Company from 1979 to 1990 and since 1994.

                     Annual Meeting at which nominated term of office will expire: 2002

Other Information: Mr. Flowers is a director of American Family Mutual Insurance Company, Janesville Sand and Gravel Company, M&I Bank of Southern Wisconsin, the Wisconsin History Foundation, and University Research Park. Mr. Flowers has served as a director of IEC since 1981 and of IES and IPC since the consummation of the Merger.

Katharine C. Lyall   Principal  Occupation:  President,  University of Wisconsin
                     System, Madison, Wisconsin.

                     Age:  57

    (Photo)          Served as a director of the Company since 1986.

                     Annual Meeting at which nominated term of office will expire: 2002

Other Information: Ms. Lyall has served as President of the University of Wisconsin System since April 1992. Prior thereto, she served as Executive Vice President of the University of Wisconsin System. She also serves on the Board of Directors of the Kemper National Insurance Companies and the Carnegie Foundation for the Advancement of Teaching. She is a member of a variety of professional and community organizations, including the American Economic Association, Carnegie Foundation for Advancement of Teaching (President, Board of Trustees), the Wisconsin Academy of Sciences, Arts and Letters, the American Red Cross (Dane County), Competitive Wisconsin, Inc., and Forward Wisconsin. In addition to her administrative position, she is a professor of economics at the University of Wisconsin-Madison. Ms. Lyall has served as a director of IEC since 1994 and of IES and IPC since the consummation of the Merger.



Robert D. Ray        Principal  Occupation:  President,  Drake  University,  Des
                     Moines, Iowa.

                     Age:  70
   (Photo)
                     Served as a director of the Company since the consummation of the Merger.

                     Annual Meeting at which nominated term of office will expire: 2002

Other Information: Mr. Ray has served as President of Drake University since April 1998. He served as President and Chief Executive Officer of Life Investors Insurance Co. (AEGON USA) from 1983 to 1989 and President of Blue Cross/Blue Shield (Wellmark) from 1989 until his retirement in 1996. Prior thereto, Mr. Ray served as Governor of the State of Iowa for fourteen years, and was a United States Delegate to the United Nations in 1984. Before that he was a trial lawyer. He is a director of the Maytag Company (an appliance manufacturer) and a director of Norwest Bank IA. He serves as Chairman of the National Coalition on Health Care and the National Advisory Committee on Rural Health. Mr. Ray previously served as Chairman of the Board of Governors, Drake University, and as a member of the Iowa Business Council. Mr. Ray has served as a director of IES (or predecessor companies) since 1987 and of IEC and IPC since the consummation of the Merger.

Anthony R. Weiler    Principal    Occupation:    Senior   Vice   President   for
                     Heilig-Meyers Company (a national furniture retailer), Richmond, Virginia.

                     Age:  62
   (Photo)
                     Served as a director of the Company since the consummation of the Merger.

                     Annual Meeting at which nominated term of office will expire: 2002

Other Information: Mr. Weiler was previously Chairman and Chief Executive Officer of Chittenden & Eastman Company, a national manufacturer of mattresses in Burlington, Iowa. Chittenden & Eastman employed him in various management positions from 1960 to 1995. Mr. Weiler joined Heilig-Meyers Company as Senior Vice President in 1995. Mr. Weiler previously served as President and Chairman of the National Home Furnishings Association and is currently a director of the Retail Home Furnishings Foundation and the NHFA Insurance Trust. He is a past director of the Burlington Area Development Corporation, the Burlington Area Chamber of Commerce and various community organizations. He is a board member of the Tuckahoe YMCA in Richmond, Virginia. Mr. Weiler has served as a director of IES (or predecessor companies) since 1979 and of IEC and IPC since the consummation of the Merger.




THE BOARD OF DIRECTORS RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREOWNER TO VOTE "FOR" ALL NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" ALL NOMINEES.

                              CONTINUING DIRECTORS

Erroll B. Davis, Jr.

                     Principal Occupation: President and Chief Executive Officer of IEC.

                     Age:  54
    (Photo)
                     Served as a director of the Company since 1984.

                     Annual Meeting at which current term of office will expire:
                     2000

Other Information: Mr. Davis was elected President of IEC in January 1990, and was elected President and Chief Executive Officer of IEC effective July 1, 1990. Mr. Davis joined the Company in August 1978 and was elected President in July 1987. He was elected President and Chief Executive Officer of the Company in August 1988. Mr. Davis has also served as Chief Executive Officer of IES and IPC since the consummation of the Merger. He is a member of the Boards of Directors of BP Amoco p.l.c., PPG Industries, Inc., the Edison Electric Institute, the Wisconsin Manufacturers and Commerce Association and the Association of Edison Illuminating Companies. He also is a member of the Electric Power Research Institute, the Iowa Business Council, the American Society of Corporate Executives and the Nuclear Energy Institute. Mr. Davis has served as a director of IEC since 1982 and of IES and IPC since the consummation of the Merger.



Joyce L. Hanes
                     Principal Occupation: Director and Chairman of Midwest Wholesale, Inc. (a products wholesaler), Mason City, Iowa.

                     Age:  66
         (Photo)
                     Served as a director of the Company since the consummation of the Merger.

                     Annual meeting at which current term of office will expire:
                     2001

Other Information: Ms. Hanes has been a director of Midwest Wholesale Inc., Mason City, Iowa since 1970. She was re-elected Chairman of the Board of that company in December 1997, having previously served as Chairman from 1986 to 1988. She is a director of the Iowa Student Loan Liquidity Corp. and the North Iowa Area Community College Foundation and is President of Camp Tanglefoot, Inc. Ms. Hanes has served as a director of IPC since 1982 and of IEC and IES since the consummation of the Merger.

Lee Liu
                     Principal Occupation: Chairman of the Board of IEC.

                     Age:  65

(Photo)
                     Served as a director of the Company since the consummation of the Merger.

                     Annual Meeting at which current term of office will expire:
                     2000

Other Information: Mr. Liu has served as Chairman of the Board of the Company and IEC since the consummation of the Merger. Mr. Liu was Chairman of the Board and Chief Executive Officer of IES Industries and Chairman of the Board and Chief Executive Officer of IES prior to the Merger. Mr. Liu has held a number of professional, management and executive positions after joining Iowa Electric Light and Power Company (later known as IES) in 1957. He is a director of McLeodUSA Inc., a telecommunications company in Cedar Rapids, Iowa; Principal Financial Group, an insurance company in Des Moines, Iowa; and Eastman Chemical Company, a diversified chemical company in Kingsport, Tennessee. He also serves as a trustee for Mercy Medical Center, a hospital in Cedar Rapids, Iowa and is a member of the University of Iowa College of Business Board of Visitors. Mr. Liu has served as a director of IES (or predecessor companies) since 1981 and of IEC and IPC since the consummation of the Merger.



Arnold M. Nemirow
                     Principal   Occupation:   Chairman,   President  and  Chief
                     Executive Officer, Bowater Incorporated (a pulp and paper manufacturer), Greenville, South Carolina.

                     Age:  55
      (Photo)
                     Served as a director of the Company since 1994.

                     Annual Meeting at which current term of office will expire:
                     2001

Other Information: Mr. Nemirow served as President, Chief Executive Officer and Director of Wausau Paper Mills Company, a pulp and paper manufacturer, from 1990 until joining Bowater Incorporated in September 1994. He is a member of the New York Bar. Mr. Nemirow has served as a director of IEC since 1991 and of IES and IPC since the consummation of the Merger.

Milton E. Neshek
                     Principal Occupation: General Counsel and member of the Board of Directors of Kikkoman Foods, Inc. (a food products manufacturer), Walworth, Wisconsin.

    (Photo)
                     Age:  68

                     Served as a director of the Company since 1984.

                     Annual Meeting at which current term of office will expire:
                     2000

Other Information: Mr. Neshek is Special Consultant to the Kikkoman Corporation, Tokyo, Japan, and General Counsel, Secretary and Manager, New Market Development, Kikkoman Foods, Inc. He is also a director of Midwest U.S.-Japan Association and Wisconsin-Chiba, Inc. He is a fellow in the American College of Probate Counsel. Mr. Neshek is a member of the Walworth County Bar Association and the State Bar of Wisconsin. Mr. Neshek is also a member of the Wisconsin Sesquicentennial Commission and a member of its Executive and Finance Committee. Mr. Neshek is a member of the Wisconsin International Trade Council ("WITCO") and is Chairman of the WITCO International Education Task Force. Mr. Neshek has served as a director of IEC since 1986 and of IES and IPC since the consummation of the Merger.



Jack R. Newman
                     Principal Occupation: Partner of Morgan, Lewis & Bockius (an international law firm), Washington, D.C.

                     Age:  65
         (Photo)

                     Served as a director of the Company since the consummation of the Merger.

                     Annual Meeting at which nominated term of office will expire: 2001

Other Information: Mr. Newman has been engaged in private practice since 1967 and has been a partner of Morgan, Lewis & Bockius since December 1, 1994. Prior to joining Morgan, Lewis & Bockius, he was a partner in the law firms of Newman & Holtzinger and Newman, Bouknight & Edgar. He has served as nuclear legal counsel to IES since 1968. He advises a number of utility companies on nuclear power matters, including many European and Asian companies. Mr. Newman is a member of the Bar of the State of New York, the Bar Association of the District of Columbia, the Association of the Bar of the City of New York, the Federal Bar Association and the Lawyers Committee of the Edison Electric Institute. Mr. Newman has served as a director of IES since 1994 and of IEC and IPC since the consummation of the Merger.

Judith D. Pyle
                     Principal Occupation: Vice Chair of The Pyle Group (a financial services company), Madison, Wisconsin.

                     Age:  55
    (Photo)
                     Served as a director of the Company since 1994.

                     Annual Meeting at which current term of office will expire:
                     2001

Other Information: Prior to assuming her current position, Ms. Pyle served as Vice Chair and Senior Vice President of Corporate Marketing of Rayovac Corporation (a battery and lighting products manufacturer), Madison, Wisconsin. Ms. Pyle is a director of Firstar Corporation. She is also a member of the Board of Visitors at the University of Wisconsin School of Human Ecology. Further, Ms. Pyle is a member of Boards of Directors of the United Way Foundation, Greater Madison Chamber of Commerce, Wisconsin Taxpayers Alliance, Children's Theatre of Madison, and the Boys and Girls Club of Dane County. Ms. Pyle is also Vice
Chairman of Georgette Klinger, Inc. and is a trustee of the White House Endowment Fund. Ms. Pyle has served as a director of IEC since 1992 and of IES and IPC since the consummation of the Merger.



David Q. Reed
                     Principal Occupation: Independent practitioner of law in Kansas City, Missouri.

                     Age:  67
         (Photo)
                     Served as a director of the Company since the consummation of the Merger.

                     Annual Meeting at which current term of office will expire:
                     2001

Other Information: Mr. Reed has been engaged in the private practice of law since 1960. He is also President and Chief Executive Officer of Fairview Enterprises, Inc., a land holding corporation with properties in Missouri and Michigan. He is a member of the American Bar Association, the Association of Trial Lawyers of America, the Missouri Association of Trial Lawyers, the Missouri Bar and the Kansas City Metropolitan Bar Association. Mr. Reed has served as a director of IES (or predecessor companies) since 1967 and of IEC and IPC since the consummation of the Merger.

Robert W. Schlutz
                     Principal  Occupation:  President of Schlutz Enterprises (a
                     diversified  farming  and  retailing  business),   Columbus
                     Junction, Iowa.

                     Age:  63
         (Photo)
                     Served as a director of the Company since the consummation of the Merger.

                     Annual Meeting at which current term of office will expire:
                     2000

Other Information: Mr. Schlutz is a director of PM Agri-Nutritional Group Inc., an animal health business in St. Louis, Missouri. Mr. Schlutz is a past director for the Iowa Foundation for Agricultural Advancement, past President of the Iowa State Fair Board, past President of the Association of National Kentucky Fried Chicken Franchisees, and a past director of the National Certified Angus Beef Association. Mr. Schlutz is also a member of various community organizations. He previously served on the National Advisory Council for the Kentucky Fried
Chicken Corporation. He is a past Chairman of the Environmental Protection Commission for the State of Iowa. Mr. Schlutz has served as a director of IES (or predecessor companies) since 1989 and of IEC and IPC since the consummation of the Merger



Wayne H. Stoppelmoor
                     Principal Occupation: Vice Chairman of the Board of IEC.

                     Age:  64
         (Photo)
                     Served as a director of the Company since the consummation of the Merger.

                     Annual Meeting at which current term of office will expire:
                     2000

Other Information: Mr. Stoppelmoor has served as Vice Chairman of the Board of the Company and IEC since the consummation of the Merger. Prior thereto, Mr. Stoppelmoor had served as Chairman, President and Chief Executive Officer of IPC. He retired as President of IPC on October 1, 1996 and as Chief Executive Officer on January 1, 1997. Mr. Stoppelmoor has served as a director of IPC since 1986 and of IEC and IES since the consummation of the Merger.

                      MEETINGS AND COMMITTEES OF THE BOARD

       The Board of Directors of the Company has standing Audit, Compensation and Personnel, and Nominating and Governance Committees. Information regarding each of the committees is set forth below.

Audit Committee

       The Audit Committee held one meeting in 1998. The Audit Committee currently consists of J. L. Hanes (Chair), K. C. Lyall, M. E. Neshek, J. R. Newman and R. W. Schlutz. The Audit Committee recommends to the Board the appointment of independent auditors; reviews the reports and comments of the independent auditors; reviews the activities and reports of the Company's internal audit staff; and, in response to the reports and comments of both the independent auditors and internal auditors, recommends to the Board any action which the Audit Committee considers appropriate.

Compensation and Personnel Committee

       The Compensation and Personnel Committee held two meetings in 1998. The Compensation and Personnel Committee currently consists of A. M. Nemirow (Chair), A. B. Arends, J. D. Pyle, D. Q. Reed and A. R. Weiler. The Compensation and Personnel Committee sets executive compensation policy; reviews the performance of and approves salaries for officers and certain other management personnel; reviews and recommends to the Board new or changed employee benefit plans; reviews major provisions of negotiated employment contracts; and reviews human resource development programs.

Nominating and Governance Committee

       The Nominating and Governance Committee held two meetings in 1998. The Nominating and Governance Committee currently consists of R. G. Flowers (Chair),
A. B. Arends, J. D. Pyle, R. D. Ray and A. R. Weiler. The Nominating and Governance Committee's responsibilities include recommending and nominating new members of the Board, recommending committee assignments and committee chairpersons, evaluating overall Board effectiveness, preparing an annual report on Chief Executive Officer effectiveness, and considering and developing recommendations to the Board of Directors on other corporate governance issues. In making recommendations of nominees for election to the Board, the Nominating and Governance Committee will consider nominees recommended by shareowners. Any shareowner wishing to make a recommendation should write the Chief Executive Officer of the Company, who will forward all recommendations to the Committee.

       The Board of Directors held five meetings during 1998. All directors attended at least 88% of the aggregate number of meetings of the Board and Board committees on which he or she served.

                            COMPENSATION OF DIRECTORS


       No fees are paid to directors who are officers of the Company, IEC or any of IEC's subsidiaries (presently Mr. Davis, Mr. Liu and Mr. Stoppelmoor). Non-management directors, each of whom serve on the Boards of the Company, IEC, IES, IPC and AERI, receive an annual retainer of $32,800 for service on all five Boards. Travel expenses are paid for each meeting day attended. All non-management directors also receive a 25 percent matching contribution in IEC common stock for limited optional cash purchases, up to $10,000, of IEC's common stock through IEC's Shareowner Direct Plan. Matching contributions of $2,500 each for calendar year 1998 were made for the following directors: A. B. Arends,
R. G. Flowers, J. L. Hanes, K. C. Lyall, A. M. Nemirow, M. E. Neshek, J. R. Newman, J. D. Pyle, R. D. Ray, and R. W. Schlutz. As of the effective date of the Merger, a previously existing retirement plan for IES Industries directors was terminated. Persons with vested interests in that plan received a payout of those interests at the time of the Merger. Those persons receiving such a payout included the following directors: L. Liu - $76,800, R. D. Ray - $76,800, D. Q. Reed - $76,800, R. W. Schlutz - $76,800, and A. R. Weiler - $76,800.

       Director's Charitable Award Program - IEC maintains a Director's Charitable Award Program for the members of its Board of Directors beginning after three years of service. The purpose of the Program is to recognize the interest of the Company and its directors in supporting worthy institutions, and to enhance the Company's director benefit program so that the Company is able to continue to attract and retain directors of the highest caliber. Under the Program, when a director dies, the Company and/or IEC will donate a total of $500,000 to one qualified charitable organization, or divide that amount among a maximum of four qualified charitable organizations, selected by the individual director. The individual director derives no financial benefit from the Program. All deductions for charitable contributions are taken by the Company or IEC, and the donations are funded by the Company or IEC through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of the Company's cost of funds, will be recovered through life insurance proceeds on the directors. The Program, over its life, will not result in any material cost to the Company or IEC.

       Director's Life Insurance Program - IEC maintains a split-dollar Director's Life Insurance Program for non-employee directors, beginning after three years of service, which provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Life Insurance Program is structured to pay a portion of the total death benefit to IEC to reimburse IEC for all costs of the program, including a return on its funds. The Life Insurance Program, over its life, will not result in any material cost to IEC. The imputed income allocations reported for each director in 1998 under the Director's Life Insurance Program were as follows: R. G. Flowers - $432, K. C. Lyall - $393, A. M. Nemirow - $37, M. E. Neshek - $950 and J. D. Pyle - $70.

       Director Jack R. Newman serves as legal counsel to IEC on nuclear issues. Mr. Newman's firm, Morgan, Lewis & Bockius provides certain legal services to IEC.

                         OWNERSHIP OF VOTING SECURITIES

       All of the common stock of the Company is held by IEC. Listed in the following table are the shares of IEC's common stock owned by the executive officers listed in the Summary Compensation Table and all directors of the
Company, as well as the number of shares owned by directors and officers as a group as of December 31, 1998. The directors and executive officers of the Company as a group owned less than one percent of the outstanding shares of IEC common stock on that date. To the Company's knowledge, no shareowner beneficially owned 5 percent or more of IEC's outstanding common stock or the Company's preferred stock as of December 31, 1998. None of the directors or officers of the Company own any shares of Company preferred stock.

                                                             Shares
                                                          Beneficially
         Name of Beneficial Owner                            Owned(1)
         ------------------------                         -------------

         Executives(2)
              William D. Harvey.........................     23,759  (3)
              Eliot G. Protsch..........................     23,817  (3)
              Thomas M. Walker..........................      5,105  (3)

         Director Nominees
              Alan B. Arends............................      2,202
              Rockne G. Flowers.........................     10,189
              Katharine C. Lyall........................      7,715
              Robert D. Ray.............................      4,032
              Anthony R. Weiler.........................      4,603  (3)

         Continuing Directors
              Erroll B. Davis, Jr.......................     59,292  (3)
              Joyce L. Hanes............................      2,858  (3)
              Lee Liu...................................     66,247  (3)
              Arnold M. Nemirow.........................     10,387
              Milton E. Neshek..........................     12,315
              Jack R. Newman............................      2,027
              Judith D. Pyle............................      6,297
              David Q. Reed.............................      6,043  (3)
              Robert W. Schlutz.........................      4,185
              Wayne H. Stoppelmoor......................     12,424

         All Executives and Directors as a Group
              35 people, including those listed above...    399,672  (3)

----------
(1) Total shares of IEC common stock outstanding as of December 31, 1998 were 77,630,043.

(2) Stock ownership of Mr. Davis and Mr. Liu are shown with continuing directors.

(3) Included in the beneficially owned shares shown are: Indirect ownership interests with shared voting and investment powers: Mr. Harvey - 1,897, Mr. Protsch - 573, Mr. Davis - 5,866, Ms. Hanes - 541, Mr. Liu - 9,755, Mr. Reed - 353 and Mr. Weiler - 1,037; and exercisable stock options: Mr. Davis - 37,950, Mr. Liu -8,449, Mr. Harvey - 13,152, Mr. Protsch -13,152,
       Mr. Walker - 3,802 and Mr. Stoppelmoor - 6,336 (all executive officers and directors as a group - 148,072).

                       COMPENSATION OF EXECUTIVE OFFICERS

       The following Summary Compensation Table sets forth the total compensation paid by IEC, the Company and IEC's other subsidiaries for all services rendered to such companies during 1998, 1997 and 1996 to the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "named executive officers").


                           SUMMARY COMPENSATION TABLE
                                    (Dollars)

                                                                                            Long-Term
                                               Annual Compensation                     Compensation Awards
                                      ------------------------------------------    --------------------------
                                                                                                   Securities
                                                                                                   Underlying
                                                                      Other         Restricted      Options/
Name and                                                             Annual            Stock          SARs           All Other
Principal Position           Year       Salary      Bonus(1)     Compensation(2)     Awards(3)     (Shares)(4)    Compensation(5)
------------------           ----       ------      --------     ---------------     ---------     -----------    ---------------
Erroll B. Davis, Jr.         1998     $540,000      $       -        $13,045         $      -        36,752           $57,996
Chief Executive Officer      1997      450,000        200,800         19,982                -        13,800            60,261
                             1996      450,000        297,862         23,438                -        12,600            66,711

Lee Liu                      1998      400,000              -              -          337,241        25,347            52,073
Chairman of the Board        1997      400,000        189,000          5,956          176,391             -            13,277
of IEC                       1996      380,000        175,000          2,578          253,475             -            13,956

William D. Harvey            1998      233,846              -          4,699                -        11,406            28,642
President                    1997      220,000         43,986         14,944                -         5,100            33,043
                             1996      220,000         92,104         10,765                -         4,650            29,343

Eliot G. Protsch             1998      233,846              -          2,443                -        11,406            20,398
Executive Vice President     1997      220,000         51,400         11,444                -         5,100            30,057
                             1996      220,000        101,224          7,657                -         4,650            25,890

Thomas M. Walker (6)         1998      229,846              -            814                -        11,406            13,263
Executive Vice President     1997      230,000         62,100         38,138                -             -             2,367
and Chief Financial Officer  1996        9,583              -              -           30,000             -               119


(1)    No bonuses were paid for 1998.

(2) Other Annual Compensation for 1998 consists of: income tax gross-ups for reverse split-dollar life insurance for Messrs. Davis, Harvey and Protsch; and relocation expense reimbursement for Mr. Walker.

(3) Prior to the Merger, IES Industries had historically made awards of restricted stock. Such awards (to the extent not previously vested) vested automatically upon the consummation of the Merger. The number of shares of restricted stock reflected in this table that were subject to such automatic vesting are as follows: Mr. Liu - 8,703 shares awarded for 1998, 5,004 shares awarded for 1997 and 8,703 shares awarded for 1996;
       Mr. Walker - 1,000 shares awarded for 1996. Restricted stock was considered outstanding upon the award date and dividends were paid to the eligible officers on these shares while restricted. The amounts shown in the table above represent the value of the awards based upon the closing price of IES Industries common stock on the award date.

(4) Awards made in 1998 were in combination with performance share awards as described in the table entitled "Long-Term Incentive Awards in 1998".

(5) All Other Compensation for 1998 consists of: matching contributions to 401(k) Plan and Deferred Compensation Plan, Mr. Davis - $16,200, Mr. Liu
       - $4,754,  Mr.  Harvey - $7,015,  Mr.  Protsch - $7,015 and Mr.  Walker -
       $5,000;  financial  counseling  benefit,  Mr.  Davis -

                                       13

       $7,000,  Mr. Liu - $4,448,  Mr. Harvey - $7,000, Mr. Protsch - $2,333 and
       Mr. Walker - $7,000;  split dollar life insurance  premiums,  Mr. Davis -
       $20,653, Mr. Harvey - $8,738 and Mr. Protsch - $7,989; reverse split dollar life insurance, Mr. Davis - $14,143, Mr. Harvey - $5,889 and Mr.
       Protsch - $3,061; life insurance coverage in excess of $50,000, Mr. Liu -
       $9,910;  and  dividends on  restricted  stock,  Mr. Liu - $32,961 and Mr.
       Walker - $1,263. The split dollar insurance premiums are calculated using the "foregone interest" method.


(6)    Mr. Walker's employment with the Company began in 1996.


                                  STOCK OPTIONS

       The following table sets forth certain information concerning options granted by IEC during 1998 to the executives named below:


                            OPTION/SAR GRANTS IN 1998

----------------------- ------------------------------------------------------------------ ---------------------------
                                                                                              Potential Realizable
                                                                                            Value at Assumed Annual
                                                                                                 Rates of Stock
                                                                                            Appreciation for Option
                                                Individual Grants                                   Term(2)
----------------------- ------------------------------------------------------------------ ---------------------------
                         Number of
                         Securities     % of Total
                         Underlying    Options/SARs
                          Options/      Granted to
                            SARs       Employees in     Exercise or Base     Expiration
         Name            Granted(1)     Fiscal Year     Price ($/Share)         Date            5%           10%
----------------------- ------------- ---------------- ------------------- --------------- ------------ --------------

Erroll B. Davis, Jr.       36,752           5.8%            $31.5625          6/30/08       $729,527     $1,848,993
----------------------- ------------- ---------------- ------------------- --------------- ------------ --------------
Lee Liu                    25,347           4.0%             31.5625          6/30/08         503,138      1,275,208
----------------------- ------------- ---------------- ------------------- --------------- ------------ --------------
William D. Harvey          11,406           1.8%             31.5625          6/30/08         226,409        573,836
----------------------- ------------- ---------------- ------------------- --------------- ------------ --------------
Eliot G. Protsch           11,406           1.8%             31.5625          6/30/08         226,409        573,836
----------------------- ------------- ---------------- ------------------- --------------- ------------ --------------
Thomas M. Walker           11,406           1.8%             31.5625          6/30/08         226,409        573,836
----------------------- ------------- ---------------- ------------------- --------------- ------------ --------------


(1) Consists of non-qualified stock options to purchase shares of IEC common stock granted pursuant to IEC's Long Term Equity Incentive Plan. Options were granted on July 1, 1998, and will fully vest on January 2, 2001.
       Upon a "change in control" of IEC as defined in the Plan or upon retirement, disability or death of the option holder, these options shall become immediately exercisable. Upon exercise of an option, the executive purchases all or a portion of the shares covered by the option by paying the exercise price multiplied by the number of shares as to which the option is exercised, either in cash or by surrendering common shares already owned by the executive.

(2) The hypothetical potential appreciation shown for the named executives is required by the Securities and Exchange Commission ("SEC") rules. The amounts shown do not represent either the historical or expected future performance of IEC common stock level of appreciation. For example, in order for the named executives to realize the potential values set forth in the 5% and 10% columns in the table above, the price per share of IEC common stock would be $51.41 and $81.87, respectively, as of the expiration date of the options.

       The following table provides information for the executives named below regarding the number and value of exercisable and unexercised options. None of the executives exercised options in fiscal 1998.


                     OPTION/SAR VALUES AT DECEMBER 31, 1998

-------------------------- ------------------------------------- ---------------------------------------

                              Number of Securities Underlying
                                       Unexercised                 Value of Unexercised In-the-Money
                             Options/SAR's at Fiscal Year End      Options/SARs at Fiscal Year End(1)
-------------------------- ------------------------------------- ---------------------------------------
          Name               Exercisable       Unexercisable       Exercisable        Unexercisable
-------------------------- ----------------- ------------------- ----------------- ---------------------
Erroll B. Davis, Jr.            13,100              63,152           $62,225            $102,817
-------------------------- ----------------- ------------------- ----------------- ---------------------
Lee Liu                           -                 25,347               -                17,426
-------------------------- ----------------- ------------------- ----------------- ---------------------
William D. Harvey                4,700              21,156            22,325              36,492
-------------------------- ----------------- ------------------- ----------------- ---------------------
Eliot G. Protsch                 4,700              21,156            22,325              36,492
-------------------------- ----------------- ------------------- ----------------- ---------------------
Thomas M. Walker                  -                 11,406               -                 7,842
-------------------------- ----------------- ------------------- ----------------- ---------------------

(1) Based on the closing per share price on December 31, 1998 of IEC common stock of $32.25.

       Long-Term Incentive Awards - The following table provides information concerning long-term incentive awards made by IEC to the executives named below in 1998.


                       LONG-TERM INCENTIVE AWARDS IN 1998

--------------------------- ---------------- --------------------- -----------------------------------------------
                                                                           Estimated Future Payouts Under
                                                                            Non-Stock Price-Based Plans
--------------------------- ---------------- --------------------- -----------------------------------------------

                                                Performance or
                               Number Of         Other Period
                             Shares, Units     Until Maturation
           Name             or Other Rights       or Payout           Threshold         Target        Maximum
                                (#)(1)                                   (#)             (#)            (#)
--------------------------- ---------------- --------------------- ----------------- ------------- ---------------
Erroll B. Davis, Jr.            11,026              1/2/01              5,513          11,026          22,052
--------------------------- ---------------- --------------------- ----------------- ------------- ---------------
Lee Liu                          7,604              1/2/01              3,802           7,604          15,208
--------------------------- ---------------- --------------------- ----------------- ------------- ---------------
William D. Harvey                2,661              1/2/01              1,330           2,661           5,322
--------------------------- ---------------- --------------------- ----------------- ------------- ---------------
Eliot G. Protsch                 2,661              1/2/01              1,330           2,661           5,322
--------------------------- ---------------- --------------------- ----------------- ------------- ---------------
Thomas M. Walker                 2,661              1/2/01              1,330           2,661           5,322
--------------------------- ---------------- --------------------- ----------------- ------------- ---------------

(1)    Consists of  performance  shares  awarded  under IEC's  Long-Term  Equity
       Incentive Plan. These performance shares will vest based on achievement of specified Total Shareholder Return (TSR) levels as compared with an investor-owned utility peer group over the period ending January 2, 2001.
       Payouts will be in shares of IEC common stock, but will be modified by a performance multiplier which ranges from 0 to 2.00.

                       CERTAIN AGREEMENTS AND TRANSACTIONS

       Each of Messrs. Liu and Davis have employment agreements with IEC. Pursuant to Mr. Liu's agreement, Mr. Liu will serve as Chairman of IEC until April 21, 2000. Mr. Liu will thereafter retire as an officer of IEC, although he may continue to serve as a director. Under Mr. Davis' agreement, Mr. Davis will serve as the Chief Executive Officer of IEC until April 21, 2003. Mr. Davis will also serve as the Chairman of IEC following April 21, 2000. Following the expiration of the initial term of Mr. Davis' employment agreement, his agreement will automatically renew for successive one-year terms, unless either Mr. Davis or IEC gives prior written notice of his or its intent to terminate the agreement. Mr. Davis will also serve as Chief Executive Officer of each subsidiary of IEC, including the Company, until at least April 21, 2001 and as a director of such companies during the term of his employment agreement.

       Mr. Liu's employment agreement provides that he receive an annual base salary of not less than $400,000, and supplemental retirement benefits and the opportunity to earn short-term and long-term incentive compensation (including stock options, restricted stock and other long-term incentive compensation) in amounts no less than he was eligible to receive from IES Industries before the effective time of the Merger. Pursuant to Mr. Davis' employment agreement, he is paid an annual base salary of not less than $450,000. Mr. Davis also has the opportunity to earn short-term and long-term incentive compensation (including stock options, restricted stock and other long-term incentive compensation) in amounts no less than he was eligible to receive before the effective time of the Merger, as well as supplemental retirement benefits (including continued participation in the Company Executive Tenure Compensation Plan) in an amount no less than he was eligible to receive before the effective time of the Merger, and life insurance providing a death benefit of three times his annual salary.

       If the employment of either Mr. Liu or Mr. Davis is terminated without cause (as defined in their respective employment agreements) or if either of them terminates his employment for good reason (as defined in their respective employment agreements), IEC or its affiliates will continue to provide the compensation and benefits called for by the respective employment agreement through the end of the term of such employment agreement (with incentive
compensation   based  on  the  maximum  potential  awards  and  with  any  stock compensation paid in cash), and all unvested stock compensation will vest immediately. If either Mr. Liu or Mr. Davis dies or becomes disabled, or terminates his employment without good reason, during the term of his respective employment agreement, IEC or its affiliates will pay to the officer or his beneficiaries or estate all compensation earned through the date of death, disability or such termination (including previously deferred compensation and pro rata incentive compensation based upon the maximum potential awards). If the officer is terminated for cause, IEC or its affiliates will pay his base salary through the date of termination plus any previously deferred compensation. Notwithstanding the foregoing, in the event that any payments to Mr. Liu under his employment agreement or otherwise are subject to the excise tax on excess parachute payments under the Internal Revenue Code (the "Code"), then the total payments to be made under Mr. Liu's employment agreement will be reduced so that the value of these payments he is entitled to receive is $1 less than the amount that would subject Mr. Liu to the 20% excise tax imposed by the Code on certain excess payments, or which IEC may pay without loss of deduction under the Code. Under Mr. Davis' employment agreement, if any payments thereunder constitute an excess parachute payment, IEC will pay to Mr. Davis the amount necessary to offset the excise tax and any applicable taxes on this additional payment.

       Each of the three companies that were party to the Merger had in effect, at the time of the Merger, key executive employment and severance agreements (the "Pre-Merger KEESAs") with certain of their executive officers. The Pre-Merger KEESAs were intended to provide the executives with specified severance benefits in the event of certain terminations following a change in control of the employer. The consummation of the Merger constituted such a change in control. Although each party to the Merger had Pre-Merger KEESAs in effect, the terms of such agreements were not identical.

       To provide selected executives of IEC with severance arrangements with generally comparable terms relating to any future change in control of IEC, IEC in 1999 offered new key executive employment and severance agreements (the "New KEESAs") to such executive officers of IEC (including Messrs. Davis, Harvey,
Protsch and Walker). In order to receive a New KEESA, each executive officer (other than Mr. Davis) was required to cancel existing rights under his or her Pre-Merger KEESA in exchange for a grant of restricted stock; Mr. Davis did not receive a grant of restricted stock in connection with the cancellation of his Pre-Merger KEESA. The grants of restricted stock were valued at one times salary for certain executive officers (including Messrs. Harvey, Protsch and Walker) and one-half times salary for certain other officers. Subject to certain exceptions, the restricted stock will vest only if the executive remains with IEC for a period of at least three years.

       The New KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within five years after a change in control of IEC (as defined in the New KEESAs), the officer's employment is ended through (i) termination by IEC, other than by reason of death or disability or for cause (as defined in the KEESAs), or (ii) termination by the officer due to a breach of the agreement by IEC or a significant change in the officer's responsibilities, or (iii) in the case of Mr. Davis' agreement, termination by Mr. Davis following the first anniversary of the change of control. The benefits provided are (i) a cash termination payment of two or three times (depending on which executive is involved) the sum of the officer's annual salary and his or her average annual bonus during the three years before the termination and (ii) continuation for up to five years of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the time of termination. Each New KEESA for executive officers below the level of Executive Vice President provides that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess parachute payment for purposes of the Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he or she could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess parachute payments, or which IEC may pay without loss of deduction under the Code. The New KEESAs for the Chief Executive Officer and the Executive Vice Presidents (including Messrs. Davis, Harvey, Protsch and Walker) provide that if any payments thereunder or otherwise constitute an excess parachute payment, IEC will pay to the appropriate officer the amount necessary to offset the excise tax and any additional taxes on this additional payment. Mr. Davis' employment agreement as described above limits benefits paid thereunder to the extent that duplicate payments would be provided to him under his New KEESA.

       Mr. Stoppelmoor entered into a three-year consulting arrangement with IEC in connection with the Merger. Under the terms of his consulting arrangement, Mr. Stoppelmoor receives an annual fee of $324,500 during each of the first two years and a fee of $200,000 during the third year of the consulting period. Mr. Stoppelmoor is also entitled to participate in compensation plans equivalent to those provided the IEC's Chairman of the Board and Chief Executive Officer during the consulting period, subject to approval by the Compensation and Personnel Committee of the Board. Although Mr. Stoppelmoor is eligible to participate in the Directors Charitable Award Program and the Directors Life Insurance Program as a result of his service as Vice Chairman of the Board of IEC, his consulting arrangement provides that he shall not be eligible to receive any other compensation otherwise payable to directors of IEC.

                      RETIREMENT AND EMPLOYEE BENEFIT PLANS

Alliant Energy Corporate Services Retirement Plans

       Salaried employees (including officers) of the Company are eligible to participate in a Retirement Plan maintained by Alliant Energy Corporate Services, Inc., a subsidiary of IEC ("Alliant Energy Corporate Services"). In 1998, the Retirement Plan was amended to implement a cash balance format, thereby changing the benefit calculation formulas and adding a lump sum distribution option for eligible participants. The plan bases a participant's defined benefit pension on the value of a hypothetical account balance. For individuals participating in the plan as of August l, 1998, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1997, under the plans benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with a reduction for a Social Security offset. In addition, individuals participating in the plan as of August 1, 1998 received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and base pay.

       For 1998 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus a share of the gain on the investment return on assets in the trust investment for the year.

       The life annuity payable under the plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the plan on August 1, 1998 are in no event to receive any less than what would have been provided under the prior formula, had it continued, if they terminate on or before August 1, 2008, and do not elect to commence benefits before the earlier of age 55.

       The individuals listed in the Summary Compensation Table who participate in the plan (i.e., Messrs. Davis, Protsch and Harvey) are "grandfathered" under the prior plans benefit formula. Since their estimated benefits under that formula are higher than under the cash balance plan formula, utilizing current assumptions, their benefits would currently be determined by the prior plan benefit formula. All eligible persons whose compensation is reported in the foregoing Summary Compensation Table participated in the plan during 1998. Contributions to the "grandfathered" plan are determined actuarially, computed on a straight-life annuity basis, and cannot be readily calculated as applied to any individual participant or small group of participants. For purposes of the plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the foregoing Summary Compensation Table. Plan benefits depend upon length of plan service (up to a maximum of 30 years), age at retirement, and amount of compensation (determined in accordance with the plan) and are reduced by up to 50 percent of Social Security benefits. Credited years of service under the plan for covered persons named in the foregoing Summary Compensation Table are as follows: Erroll B. Davis, Jr., 19 years; Eliot G. Protsch, 19 years; and William
D. Harvey, 11 years. Assuming retirement at age 65, a plan participant (in conjunction with the Unfunded Excess Plan described below) would be eligible at retirement for a maximum annual retirement benefit as follows:

                     Retirement Plan Table
   Average
   Annual                                           Annual Benefit After Specified Years in Plan*
                           -------------------------------------------------------------------------
Compensation        5          10               15             20              25              30
------------     -------     -------         --------       --------        --------        --------
 $125,000        $10,116     $20,233        $ 30,349        $ 40,465        $ 50,582        $60,698
  150,000         12,408      24,816          37,224          49,632          62,040         74,448
  200,000         16,991      33,983          50,974          67,965          84,977        101,948
  250,000         21,575      43,149          64,724          86,299         107,873        129,448
  300,000         26,158      52,316          78,474         104,632         130,790        156,948
  350,000         30,741      61,483          92,224         122,965         153,707        184,448
  400,000         35,325      70,649         105,974         141,299         176,623        211,948
  450,000         39,908      79,816         119,724         159,632         199,540        239,448
  475,000         42,200      84,399         126,599         168,799         210,998        253,198
  500,000         44,491      88,983         133,674         177,965         222,457        266,948
  525,000         46,783      93,566         140,349         187,132         233,915        280,698
  550,000         49,075      98,149         147,224         196,299         245,373        294,448
  600,000         53,568     107,316         160,974         214,632         268,290        321,948
  650,000         58,241     116,485         174,724         232,965         291,207        349,448

* Average annual compensation is based upon the average of the highest 36 consecutive months of compensation. The plan benefits shown above are net of estimated Social Security benefits and do not reflect any deductions for other amounts. The annual retirement benefits payable are subject to certain maximum limitations (in general, $160,000 for 1998) under the Code. Under the plan, if a plan participant dies prior to retirement, the designated survivor of the participant is entitled to a monthly income benefit equal to approximately 50 percent of the monthly retirement benefit which would have been payable to the participant under the plan.

                Pension Plan Applicable to Messrs. Liu and Walker


       Prior to the  Merger,  Messrs.  Liu and  Walker  participated  in the IES
Industries retirement plan (which plan was transferred to Alliant Energy Corporate Services in connection with the Merger). Messrs. Liu's and Walker's benefits under the plan have been "grandfathered" to reflect the benefit plan formula in effect at the time of the Merger. Maximum annual benefits payable at age 65 to participants who retire at age 65, calculated on the basis of straight life annuity, are illustrated in the following table:

              Alliant Energy Corporate Services Pension Plan Table

    Average of Highest Annual                 Estimated Maximum Annual Retirement Benefits Based on
       Salary (Remuneration)                                    Years of Service
        for 3 Consecutive             --------------------------------------------------------------------
        Years of the last 10            15              20             25             30              35
        --------------------            --              --             --             --              --
       $ 125,000                    $ 26,869        $ 35,828       $ 44,784       $ 53,741        $ 62,697
         150,000                      32,683          43,576         54,471         65,366          76,259
         175,000                      35,913          48,282         60,650         73,019          85,388
         200,000                      40,038          54,282         68,525         82,769          97,013
         225,000                      44,163          60,282         76,400         92,519         108,638
         250,000                      44,818          61,235         77,652         94,068         110,485
         300,000                      44,818          61,235         77,652         94,068         110,485
         400,000                      44,818          61,235         77,652         94,068         110,485
         450,000                      44,818          61,235         77,652         94,068         110,485
         500,000                      44,818          61,235         77,652         94,068         110,485

       With respect to Messrs. Liu and Walker, the remuneration for retirement plan purposes would be substantially the same as that shown as "Salary" in the Summary Compensation Table. As of December 31, 1998, Messrs. Liu and Walker had 41 and 2, respectively, accredited years of service under the retirement plan.

       Unfunded Excess Plan - Alliant Energy Corporate Services maintains an Unfunded Excess Plan that provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee's retirement benefits exceed the qualified plan limits. This plan provides an amount equal to the difference between the actual pension benefit payable under the pension plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Code on pension benefits or covered compensation.

       Unfunded Executive Tenure Compensation Plan - Alliant Energy Corporate Services maintains an Unfunded Executive Tenure Compensation Plan to provide incentive for key executives to remain in the service of Alliant Energy Corporate Services by providing additional compensation which is payable only if the executive remains with Alliant Energy Corporate Services until retirement (or other termination if approved by the Board of Directors). In the case of the Chief Executive Officer only, in the event that the Chief Executive Officer (1) is terminated under his employment agreement with IEC as described above (the "Employment Agreement") other than for cause, death or disability (as those terms are defined in the Employment Agreement), (2) terminates his employment under the Employment Agreement for good reason (as such term is defined in the Employment Agreement), or (3) is terminated as a result of a failure of the Employment Agreement to be renewed automatically pursuant to its terms (regardless of the reason for such non-renewal), then for purposes of the plan, the Chief Executive Officer shall be deemed to have retired at age

65 and shall be entitled to benefits under the plan. Participants in the plan must be designated by the Chief Executive Officer of the Company and approved by its Board of Directors. Mr. Davis was the only active participant in the plan as of December 31, 1998. The plan provides for monthly payments to a participant after retirement (at or after age 65, or with Board approval, prior to age 65) for 120 months. The payments will be equal to 25 percent of the participant's highest average salary for any consecutive 36-month period. If a participant dies prior to retirement or before 120 payments have been made, the participant's beneficiary will receive monthly payments equal to 50 percent of such amount for 120 months in the case of death before retirement, or if the participant dies after retirement, 50 percent of such amount for the balance of the 120 months. Annual benefits of $145,000 would be payable to Mr. Davis upon retirement, assuming he continues in Alliant Energy Corporate Services' service until retirement at the same salary as was in effect on December 31, 1998.

Alliant Energy Corporate Services Supplemental Retirement Plans

       Supplemental Executive Retirement Plan - The Company maintains an unfunded Supplemental Executive Retirement Plan to provide incentive for key executives to remain in the service of the Company by providing additional compensation which is payable only if the executive remains with the Company until retirement, disability or death. Participants in the plan must be approved by the Compensation and Personnel Committee of the Board. The plan provides for payments of 60% of the participant's average annual earnings (base salary and bonus) for the highest paid three years out of the last ten years of the participant's employment reduced by the sum of benefit payable to the officer from the officer's defined benefit plan. The normal retirement date under the plan is age 62 with at least 10 years of service. If a participant retires prior to age 62, the 60% payment under the plan is reduced by 3% per year for each year the participant's retirement date precedes his/her normal retirement date. Benefit payments under the plan will be made for a maximum of 18 years, with a minimum of 12 years of payments if the participant dies after retirement. Messrs. Davis, Harvey, Protsch and Walker are participants in this plan. The following table shows payments under the plan, assuming a minimum of 10 years of service at retirement age.

                  Supplemental Executive Retirement Plan Table

                Average
              Compensation               ( 10 Years               )10 Years*
              ------------               ----------               ----------
                $125,000                    $0                     $ 75,000
                 150,000                     0                       90,000
                 200,000                     0                      120,000
                 250,000                     0                      150,000
                 300,000                     0                      210,000
                 400,000                     0                      240,000
                 450,000                     0                      270,000
                 500,000                     0                      300,000
                 550,000                     0                      330,000
                 600,000                     0                      360,000
                 650,000                     0                      390,000

* Reduced by the sum of the benefit payable from the applicable defined benefit plan.

       Alliant Energy Corporate Services Supplemental Retirement Plan - Alliant Energy Corporate Services maintains a non-qualified Supplemental Retirement Plan ("SRP") for eligible former officers of IES Industries who elected to remain under this plan following the Merger. Mr. Liu is the only executive named in the Summary Compensation Table participating in the SRP. The SRP currently provides for payment of supplemental retirement benefits equal to 75% of the officer's base salary in effect at the date of retirement, reduced by benefits receivable under the qualified retirement plan, for a period not to exceed 15 years following the date of retirement. In the event of the death of the officer following retirement, similar payments reduced by the joint and survivor annuity of the qualified retirement plan will be made to his or her designated beneficiary (surviving spouse or dependent children), if any, for a period not to exceed 10 years from the date of the officer's retirement. Thus, if an officer died 10 years after retirement, no payment to the beneficiary would be made. Death benefits are provided on the same basis to a designated beneficiary for a period not to exceed 10 years from the date of death should the officer die prior to retirement. The SRP further provides that if, at the time of the death of an officer, the officer is entitled to receive, is receiving, or has received supplemental retirement benefits by virtue of having taken retirement, a death benefit shall be paid to the officer's designated beneficiary or to the officer's estate in an amount equal to 100% of the officer's annual salary in effect at the date of retirement. Under certain circumstances, an officer who takes early retirement will be entitled to reduced benefits under the SRP. The SRP also provides for benefits in the event an officer becomes disabled under the terms of the qualified retirement plan. Life insurance policies on the participants have been purchased sufficient in amount to finance actuarially all future liabilities under the SRP. The SRP has been designed so that if the assumptions made as to mortality, experience, policy dividends, tax credits and other factors are realized, all life insurance premium payments will be recovered over the life of the SRP.

       The following table shows the estimated annual benefits payable under the Supplemental Retirement Plan equal to 75% of the officer's base salary in effect at the date of retirement:

                        Alliant Energy Corporate Services
                      Supplemental Retirement Plan Payments
                                 75% SRP Benefit

                                                    Years of Service
                           --------------------------------------------------------------------
    Annual Salary             15             20              25             30            35
    -------------             --             --              --             --            --
      $150,000            $ 79,817        $ 68,924       $ 58,029       $ 47,134      $ 36,241
       175,000              95,337          82,968         70,600         58,231        45,862
       200,000             109,962          95,718         81,475         67,231        52,987
       225,000             124,587         108,468         92,350         76,231        60,112
       250,000             142,682         126,265        109,848         93,432        77,015
       300,000             180,182         163,765        147,348        130,932       114,515
       400,000             255,182         238,765        222,348        205,932       189,515
       450,000             292,682         276,265        259,848        243,432       227,015
       500,000             330,182         313,765        297,348        280,932       264,515


       Key Employee Deferred Compensation Plan - The Company maintains an unfunded Key Employee Deferred Compensation Plan under which participants may defer up to 100% of base salary or incentive compensation. The Company matches up to 50% of the employee deferral (plus 401(k) contributions up to

6% of pay, less 401(k) matching contributions). The deferrals and matching contributions received an annual return to the A-utility bond rate with a minimum return no less than the prime interest rate published in the Wall Street Journal. Payments from the plan may be made in lump sums or installments at the election of the participant. Participants are selected by the Chief Executive Officer of Alliant Energy Corporate Services. Messrs. Davis, Harvey and Protsch currently participate in the Plan.

               REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE
                            ON EXECUTIVE COMPENSATION

       To Our Shareowners: The Compensation and Personnel Committee (the "Committee") of the Board of Directors of the Company is comprised of five non-employee directors (the same directors that comprise the IEC Compensation and Personnel Committee). The following is a report prepared by these directors with respect to compensation paid by IEC, the Company and IEC's other subsidiaries. The Committee assesses the effectiveness and competitiveness of, approves the design of, and administers executive compensation programs within a consistent total compensation framework for the Company. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters. To support the Committee in carrying out its mission, an independent consultant is engaged to provide assistance to the Committee.

       The Committee is committed to implementing a total compensation program for executives which furthers the Company's mission. The Committee, therefore, adheres to the following compensation policies which are intended to facilitate the achievement of the Company's business strategies.

       * Total compensation should enhance the Company's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives, upon whom, in large part, the successful operation and management of the Company depends.

       * Base salary levels should be targeted at a competitive market range paid to executives at comparable companies. Specifically, the Committee targets the median (50th percentile) of equally weighted data from utility and general industry companies.

       * Incentive compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is consistent with meeting predetermined Company, subsidiary, business unit and individual performance goals. In addition, incentive levels will be targeted at the median (50th percentile) of equally weighted data from utility and general industry companies.

Components of Compensation

       The Committee relates total compensation levels for the Company's senior executives to the compensation paid to executives of comparable companies. As the Company is a diversified utility holding company with both regulated and non-regulated operations, comparison groups are customized to the respective position which an executive holds. Utility executives' pay is compared to that of executives with similar responsibilities at utilities and/or non-utilities (general industries) in both the Midwest and national markets, as well as to companies with similar revenue levels and employment levels. Compensation paid to holding company executives, including Mr. Davis, the Company's Chief Executive Officer, is compared to the compensation paid by a utility comparison group. However, in order to recognize holding company employees for increasing non-regulated business responsibilities, benchmark data also are drawn from similarly sized diversified industrial companies furnished by public survey data. For executives with sole responsibilities in the non-regulated businesses, comparison group data reflect the relevant mix of the non-regulated business operations.

       The Committee has determined that total executive compensation, including that for Mr. Davis, is in line with competitive salaries of the comparison groups of companies.

       The current elements of the Company's executive compensation program are base salary, short-term (annual) incentives and long-term (equity) incentives. These elements are addressed separately below. In determining each component of compensation, the Committee considers all elements of an executive's total compensation package, including benefit and prerequisite programs.

Base Salaries

       The Committee annually reviews each executive's base salary. Base salaries are targeted at a competitive market range when comparing both utility and non-utility (general industry) data. Base salaries are adjusted annually by the Committee to recognize changes in the market, varying levels of responsibility, prior experience, and breadth of knowledge. Increases to base salaries are driven primarily by market adjustments. Individual performance factors are not considered by the Committee in setting base salaries. Base pay adjustments are tied to market changes in appropriate salary levels and will minimize across-the-board increases. Executive salaries were reviewed for market comparability using utility and general industry data contained in compensation surveys published by Edison Electric Institute, American Gas Association and several compensation consulting firms. Based on these factors, the base salary for Mr. Davis was set at $540,000 for 1998.

Short-Term Incentives

       The goal of the short-term (annual) incentive programs is to promote the Committee's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash or stock based bonuses to achieve corporate, subsidiary, business unit, and individual performance goals. Annual bonus opportunities allow the Committee to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The Committee on an annual basis reviews and approves the program's performance goals and the relative weight assigned to each goal as well as targeted and maximum award levels. A description of the short-term incentive programs available during 1998 to executive officers follows.

       Interstate Energy Corporation Officer Incentive Compensation Plan--The IEC Officer Incentive Compensation Plan (the "IEC OICP") covered utility executives and in 1998 was based on achieving annual targets in corporate performance that included an earnings per share ("EPS") target, and business unit and individual performance. Target and maximum bonus awards were set at the median of the utility and general industry market levels. Targets were considered by the Committee to be achievable, but required above-average performance from each of the executives. Actual payment of bonuses, as a percentage of annual salary, is determined by the level of performance achieved in each category. Weighting factors are applied to the percentage achievement under each category to determine overall performance. If a pre-determined EPS has not been met, there is no bonus payment associated with the plan. If the threshold performance is not reached, there is no bonus payment associated with that particular category. Once the designated maximum performance is reached, there is not additional payment. The actual percentage of salary paid as a bonus, within the allowable range, is equal to the weighted average percent achievement for all the performance categories. Potential IEC OICP awards for executives range from 0 to 70 percent of annual salary. In 1998 there was no payout associated with the IEC OICP since the pre-determined EPS was not met.

       In 1998,  Mr.  Davis  was  covered  by the  Company's  Officer  Incentive
Compensation Plan (the "Company OICP"). Awards under the Company OICP in 1998 were based on corporate and strategic goal achievement in relation to predetermined goals. For each plan year, the Committee determines the performance apportionment for Mr. Davis. In 1998 that apportionment was 75% for corporate performance and 25% for strategic goal performance. Corporate performance is measured based on a company-wide EPS target established at the beginning of the year. Strategic goals are measured based on the achievement of certain specific goals, which included strategy development and implementation, established for Mr. Davis by the Committee. The 1998 OICP award range for Mr. Davis was from 0 to 100 percent of annual salary. The actual payment of bonuses as a percentage of annual salary is determined as described for the IEC OICP. In 1998, the Company OICP did not provide a payment to Mr. Davis as a result of the pre-determined EPS not being met.

       Alliant Energy Resources Annual Incentive Plan--The Alliant Energy Resources Annual Incentive Plan covered non-utility executives and in 1998 was based on achieving annual targets in corporate performance that included an EPS target, business unit performance that includes the contribution to EPS, and group (International) unit and individual performance. Target and maximum bonus awards were set at competitive market levels. Targets were considered by the Committee to be achievable, but required above-average performance from each of the executives. Actual payment of bonuses, as a percentage of annual salary, is determined by the level of performance achieved in each category. Weighting factors are applied to the percentage achievement under each category to determine overall performance. If the business unit's EPS contribution to corporate is below threshold level, there is no bonus payment associated with the plan. If the threshold performance is not reached, there is no bonus payment associated with that particular category. Once the designated maximum performance is reached, there is not additional payment. The actual percentage of salary paid as a bonus, within the allowable range, is equal to the weighted average percent achievement for all the performance categories. Potential Alliant Energy Resources Annual Incentive Plan awards for executives range from 0 to 50 percent of annual salary. In 1998 there was no payout associated with the plan since the business unit's EPS contribution to corporate was below the threshold level.

Long-Term Incentives

       The Committee strongly believes compensation for executives should include long-term, at-risk pay to strengthen the alignment of shareowner and management. In this regard, IEC's Long-Term Equity Incentive Plan allows for grants of stock options, restricted stock, and performance unit/shares with respect to IEC's common stock. The Long-Term Equity Incentive Plan is administered by the IEC Compensation and Personnel Committee. The Committee believes the Long-Term Equity Incentive Plan balances the Company's existing compensation programs by emphasizing compensation based on the long-term successful performance of the Company from the perspective of the shareowners of IEC. A description of the long-term incentive programs available during 1998 to executive officers follows.

       Interstate Energy Corporation Long-Term Incentive Program--The Interstate Energy Corporation Long-Term Incentive Program covered utility executives and consisted of the following components: stock options and performance shares. Stock options provide a reward that is directly tied to the benefit shareowners of IEC receive from increases in the price of IEC's common stock. The payout from the performance shares is based on IEC's three-year total return to shareowners relative to an investor-owned utility peer group. Thus, the two components of the Long-Term Incentive Program, i.e. stock options and performance shares, provide incentives for management to produce superior shareowner returns on both an absolute and relative basis. During 1998 the IEC Compensation and Personnel Committee made a grant of stock options and performance shares to Messrs. Davis, Liu, Harvey, Protsch and Walker. All option grants were made at the fair market value of IEC common stock on the date the grants were approved (July 1, 1998). Options have a two and one-half year vesting schedule with one-third vesting on January 2, 1999, one-third vesting on January 2, 2000 and the final one-third vesting on January 2, 2001 and have a ten-year term from the date of the grant. Executives were also granted performance shares. Performance shares will be paid out in shares of IEC's common stock. The award will be modified by a performance multiplier which ranges from 0 to 2.00 based on the three-year average of IEC's total shareowner return relative to an investor-owned utility peer group. In determining actual award levels, the IEC Compensation and Personnel Committee was primarily concerned with providing a competitive total compensation level to officers. As such, award levels (including awards made to Mr. Davis) were based on a competitive analysis of similarly-sized utility companies that took into consideration the market level of long-term incentives, as well as the competitiveness of the total compensation package. Award ranges, as well as individual award levels, were then established based on responsibility level and market competitiveness. No corporate or individual performance measures were reviewed in connection with the awards of options and performance shares. Award levels were targeted to the median of the range of such awards paid by comparable companies. In addition, the IEC Compensation and Personnel Committee did not consider the amounts of options and performance shares already outstanding or previously granted when making awards for 1998.

       Alliant Energy Resources Long-Term Incentive Program--The Alliant Energy Resources Long-Term Incentive Program covered non-utility executives and consisted of the following components: stock options and performance units. Stock options provide a reward that is directly tied to the benefit shareowners of IEC receive from increases in the price of IEC's common stock. The payout from the performance units is based on the Alliant Energy Resources three-year average growth in EPS contribution to IEC's EPS. Thus, the two components of the Long-Term Incentive Program, i.e. stock options and performance units, provide incentives for management to produce superior shareowner returns on both an absolute and relative basis. All option grants were made at the fair market value of IEC common stock on the date the grants were approved (August 21, 1998). Options have a two and one-half year vesting schedule with one-third vesting on January 2, 1999, one-third vesting on January 2, 2000 and the final one-third vesting on January 2, 2001 and have a ten-year term from the date of the grant. Executives were also granted performance units. Performance units will be paid out in cash. The payment will be modified by a performance multiplier which ranges from 0 to 2.00 based on the Alliant Energy Resources three-year average growth in EPS contribution to IEC's EPS. In determining actual award levels, the IEC Compensation and Personnel Committee was primarily concerned with providing a competitive total compensation level to officers. As such, award levels were based on a competitive analysis of similarly-sized general industry companies that took into consideration the market level of long-term incentives, as well as the competitiveness of the total compensation package. Award ranges, as well as individual award levels, were then established based on responsibility level and market competitiveness. No corporate or individual performance measures were reviewed in connection with the awards of options and performance units. Award levels were targeted to the median of the range of such awards paid by comparable companies. In addition, the IEC Compensation and Personnel Committee did not consider the amounts of options and performance units already outstanding or previously granted when making awards for 1998.

Policy with Respect to the $1 Million Deduction Limit

       Section 162(m) of the Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Committee's commitment to link compensation with performance as described in this report, the Committee currently intends to qualify future compensation paid to the Company's executive officers for deductibility by the Company under
Section 162(m).

Conclusion

       The Committee believes the existing executive compensation policies and programs provide the appropriate level of competitive compensation for the Company's executives. In addition, the Committee believes that the long and short term performance incentives effectively align the interests of executives and shareowners toward a successful future for the Company.

                                            COMPENSATION AND PERSONNEL COMMITTEE
                                                       Arnold M. Nemirow (Chair)
                                                                  Alan B. Arends
                                                                  Jack R. Newman
                                                                  Judith D. Pyle
                                                               Anthony R. Weiler

               COMPENSATION AND PERSONNEL COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION

       The members of the Compensation and Personnel Committee who served during 1998 are identified above. Mr. Newman, a member of the Compensation and Personnel Committee during 1998, is a partner in the law firm of Morgan, Lewis and Bockius. Morgan, Lewis and Bockius provides certain legal services to the Company. Mr. Newman no longer serves on this Committee.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       The Company's directors, its executive officers, and certain other officers are required to report their ownership of IEC's common stock and Company preferred stock and any changes in that ownership to the Securities and Exchange Commission. In November, 1998, a Form 4 was inadvertently filed late for Mr. Alan B. Arends reflecting a stock purchase on October 29, 1998. In addition, Form 3s were filed late on behalf of Thomas Aller and Claire Fulenwider reflecting their status as insiders effective October 21, 1998. To the best of the Company's knowledge, all required filings in 1998, with the exception of those noted, were properly made in a timely fashion. In making the above statements, the Company has relied on the representations of the persons involved and on copies of their reports filed with the Securities and Exchange Commission.

                                     GENERAL

       Voting - The outstanding voting securities of the Company on the record date stated below consisted of approximately 13,236,601 shares of common stock (owned solely by IEC) and 1,049,225 shares of preferred stock, in seven series (representing 599,630 votes). Only shareowners of the Company of record on its books at the close of business on April 7, 1999, are entitled to vote at the meeting. Each share of Company common stock is entitled to one vote per share. Each share of Company preferred stock, with the exception of the 6.50% Series, is entitled to one vote per share. The 6.50% Series of Company preferred stock is entitled to 1/4 vote per share. Shareowners may vote their shares either in person or by proxy. The giving of proxies by shareowners will not effect their right to vote their shares if they attend the meeting and desire to vote in person. Presence at the meeting of a shareowner who signed a proxy, however, does not itself revoke the proxy. A proxy may be revoked by the person giving it, at any time prior to the time it is voted, by advising the Secretary of the Company prior to such voting. A proxy may also be revoked by a shareowner who duly executes another proxy bearing a later date but prior to the voting. All shares represented by effective proxies on the enclosed form, received by the Company, will be voted at the meeting or any adjourned session of the meeting, all in accordance with the terms of such proxies.

       Proposals of Shareowners - Any shareowner proposal intended to be presented at and included in the Company's proxy materials for the 2000 annual Meeting of Shareowners pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 ("Rule 14a-8"), must be received at the principal office of the Company no later than December 14, 1999. If the Company does not receive notice of a shareowner proposal submitted otherwise than pursuant to Rule 14a-8 prior to February 27, 2000, then the notice will be considered untimely, and the persons named in proxies solicited by the Board of Directors for the 2000 Annual Meeting of Shareowners may exercise discretionary voting power with respect to such proposal.

       Independent Auditors - The Board of Directors has appointed Arthur Andersen LLP as the Company's independent auditors for 1999. Arthur Andersen LLP acted as independent auditors for the Company in 1998. Representatives of Arthur Andersen LLP are not expected to be present at the meeting.

       Other Business - The meeting is being held for the purposes set forth in the notice accompanying this proxy statement. The Board of Directors of the Company knows of no business to be transacted at the meeting other than that set forth in the notice. However, if any other business should properly be presented to the meeting, the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                      By Order of the Board of Directors


                                      /s/Edward M. Gleason
                                      Edward M. Gleason
                                      Vice President - Treasurer
                                      and Corporate Secretary

                                                                      APPENDIX A

                        WISCONSIN POWER AND LIGHT COMPANY

                                  ANNUAL REPORT
                      For the Year Ended December 31, 1998


Contents                                                                   Page

The Company                                                                 A-2

Selected Financial Data ....................................................A-3

Management's Discussion and Analysis of Financial Condition
 and Results of Operations .................................................A-4

Report of Independent Public Accountants ..................................A-25

Consolidated Financial Statements:

   Consolidated Statements of Income and Retained Earnings ................A-26

   Consolidated Balance Sheets ............................................A-27

   Consolidated Statements of Cash Flows ..................................A-29

   Consolidated Statements of Capitalization ..............................A-30

   Notes to Consolidated Financial Statements .............................A-31

Shareowner Information ....................................................A-53

Executive Officers ........................................................A-54

       Wisconsin Power and Light Company (WP&L) filed a combined Form 10-K for 1998 with the Securities and Exchange Commission (SEC); such document included the filings of WP&L's parent, Interstate Energy Corporation (IEC), IES Utilities Inc. (IESU) and WP&L. Certain portions of Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) and the Notes to the Consolidated Financial Statements included in this WP&L Proxy Statement represent excerpts from the combined Form 10-K. As a result, the disclosure included in this WP&L Proxy Statement at times includes information relating to IEC, IESU, Interstate Power Company (IPC) and/or Alliant Energy Resources, Inc. (Alliant Energy Resources). All required disclosures for WP&L are included in this appendix, thus such additional disclosures solely represent supplemental information.

                                   THE COMPANY

       On April 21, 1998, IES Industries Inc. (IES), WPL Holdings, Inc. (WPLH) and IPC completed a three-way merger (Merger) forming IEC. IEC is currently doing business as Alliant Energy Corporation. As a result of the Merger, the first tier subsidiaries of IEC include: IESU, WP&L, IPC, Alliant Energy Resources and Alliant Energy Corporate Services, Inc. (Alliant Energy Corporate Services).

       WP&L, incorporated in Wisconsin in 1917 as the Eastern Wisconsin Electric Company, is a public utility engaged principally in the generation, transmission, distribution and sale of electric energy; the purchase, distribution, transportation and sale of natural gas; and the provision of water services in selective markets. Nearly all of WP&L's customers are located in south and central Wisconsin. WP&L operates in municipalities pursuant to permits of indefinite duration which are regulated by Wisconsin law. At December 31, 1998, WP&L supplied electric and gas service to approximately 401,000 and 159,000 customers, respectively. WP&L also has approximately 35,000 water customers. In 1998, 1997 and 1996, WP&L had no single customer for which electric and/or gas sales accounted for 10% or more of WP&L's consolidated revenues.

       WP&L owns all of the outstanding capital stock of South Beloit Water, Gas and Electric Company (South Beloit), a public utility supplying electric, gas and water service, principally in Winnebago County, Illinois, which was incorporated in 1908. WP&L also owns varying interests in several other subsidiaries and investments which are not material to WP&L's operations.

Electric Operations

       WP&L provides electricity in 34 counties in southern and central Wisconsin and four counties in northern Illinois. As of December 31, 1998, WP&L provided retail electric service to approximately 401,000 customers in 599 communities and wholesale service to 24 municipal utilities, one privately owned utility, three rural electric cooperatives, one Native American nation and to the Wisconsin Public Power, Inc. system for the provision of retail service to 14 communities.

       The percentage of utility operating revenues and utility operating income from electric utility operations for WP&L for the year ended December 31, 1998 was as follows:

                        Percent of         Percent of
                         Operating         Operating
                         Revenues            Income
                      ---------------     -------------
                          84.0%               94.3%

       Electric sales are seasonal to some extent with the annual peak normally occurring in the summer months. In 1998, the maximum peak hour demand for WP&L was 2,292 megawatts (MW) and occurred on July 14, 1998.

       WP&L's electric generating facilities include: three coal-fired generating stations (including seven units; four jointly-owned), one multi-fuel generating facility (coal and natural gas; including two units), seven natural-gas-fired peaking units, five hydro-electric plants (two jointly owned), one gas-fired steam generating plant and one nuclear power plant.

Gas Operations

       As of December 31, 1998, WP&L provided retail natural gas service to approximately 159,000 customers in 233 communities in southern and central Wisconsin and one county in northern Illinois.

       The percentage of utility operating revenues and utility operating income from gas utility operations for WP&L for the year ended December 31, 1998 was as follows:

                        Percent of         Percent of
                         Operating         Operating
                         Revenues            Income
                      ---------------     -------------
                          15.3%                3.9%

       The gas sales of WP&L follow a seasonal pattern. There is an annual base load of gas used for heating, cooking, water heating and other purposes, with a large peak occurring during the winter heating season.

                             SELECTED FINANCIAL DATA

                                                                         Year Ended December 31,
                                              -------------------------------------------------------------------------------
                                                   1998            1997            1996             1995           1994
                                                   ----            ----            ----             ----           ----
                                                                              (in thousands)

Operating revenues                             $  731,448      $  794,717      $  759,275       $  689,672      $  687,811
Earnings available for common stock                32,264          67,924          79,175           75,342          68,185
Cash dividends declared on common stock            58,341          58,343          66,087           56,778          55,911
Total assets                                    1,685,150       1,664,604       1,677,814        1,641,165       1,585,124
Long-term obligations, net                        471,554         420,414         370,634          375,574         393,513

The 1998 financial results reflect the recording of $17 million of pre-tax merger-related charges.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS (MD&A)

       This MD&A includes information relating to IEC, IESU and WP&L (as well as IPC and Alliant Energy Resources). Where appropriate, information relating to a specific entity has been segregated and labeled as such. The financial results described below reflect the consummation of the Merger accounted for as a pooling of interests.

                           FORWARD-LOOKING STATEMENTS

       Statements contained in this report (including MD&A) that are not of historical fact are forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. From time to time, IEC, IESU or WP&L may make other forward-looking statements within the meaning of the federal securities laws that involve judgments, assumptions and other uncertainties beyond the control of such companies. These forward-looking statements may include, among others, statements concerning revenue and cost trends, cost recovery, cost reduction strategies and anticipated outcomes, pricing strategies, changes in the utility industry, planned capital expenditures, financing needs and availability, statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar comments concerning matters that are not historical facts. Investors and other users of the forward-looking statements are cautioned that such statements are not a guarantee of future performance and that such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include weather effects on sales and revenues, competitive factors, general economic conditions in the relevant service territory, federal and state regulatory or government actions, unanticipated construction and acquisition expenditures, issues related to stranded costs and the recovery thereof, the operations of IEC's nuclear facilities, unanticipated issues or costs associated with achieving Year 2000 compliance, the ability of IEC to successfully integrate the operations of the parties to the Merger and unanticipated costs associated therewith, unanticipated difficulties in achieving expected synergies from the Merger, unanticipated costs associated with certain environmental remediation efforts being undertaken by IEC, technological developments, employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages, political, legal and economic conditions in foreign countries IEC has investments in and changes in the rate of inflation.

                            UTILITY INDUSTRY OUTLOOK

       IEC competes in an ever-changing utility industry. Set forth below is an overview of this evolving marketplace.

       Electric energy generation, transmission and distribution are in a period of fundamental change in the manner in which customers obtain, and energy suppliers provide, energy services. As legislative, regulatory, economic and technological changes occur, electric utilities are facing increased numbers of alternative suppliers. Such competitive pressures could result in loss of customers and an incurrence of stranded costs (i.e., assets and other costs rendered unrecoverable as the result of competitive pricing). To the extent stranded costs cannot be recovered from customers, they would be borne by security holders.

       Legislation which would allow customers to choose their electric energy supplier is expected to be introduced in Iowa and Minnesota in 1999. IEC does not currently expect similar legislation to be introduced in Wisconsin this year. Nationwide, 16 states (including Illinois and Michigan) have decided to provide for customer choice.

       IEC realized 56%, 39%, 3% and 2% of its electric utility revenues in 1998, in Iowa, Wisconsin, Minnesota and Illinois, respectively. Approximately 87% of the electric revenues were regulated by the respective state commissions while the other 13% were regulated by the Federal Energy Regulatory Commission
(FERC). IEC realized 58%, 36%, 3% and 3% of its gas utility revenues in Iowa, Wisconsin, Minnesota and Illinois, respectively, during the same period.

       WP&L realized 98% of its electric utility revenues in 1998 in Wisconsin and 2% in Illinois. Approximately 79% of the electric revenues in 1998 were regulated by the Public Service Commission of Wisconsin (PSCW) or the Illinois Commerce Commission (ICC) while the other 21% were regulated by the FERC. WP&L realized 96% of its gas utility revenues in 1998 in Wisconsin and 4% in Illinois.

Federal Regulation

       WP&L, IESU and IPC are subject to regulation by the FERC. The National Energy Policy Act of 1992 addresses several matters designed to promote competition in the electric wholesale power generation market. In 1996, FERC issued final rules (FERC Orders 888 and 889) requiring electric utilities to open their transmission lines to other wholesale buyers and sellers of electricity. In March 1997, FERC issued orders on rehearing for Orders 888 and 889 (Orders 888-A and 889-A). In response to FERC Orders 888 and 888-A, Alliant Energy Corporate Services, on behalf of WP&L, IESU and IPC, filed an Open Access Transmission Tariff that complies with the orders. Upon receiving the final merger-related regulatory order, a compliance tariff was filed by Alliant Energy Corporate Services with the FERC. This filing was made to comply with the FERC's merger order. In response to FERC Orders 889 and 889-A, WP&L, IESU and IPC are participating in a regional Open Access Same-Time Information System.

       FERC Order 888 permits utilities to seek recovery of legitimate, prudent and verifiable stranded costs associated with providing open access transmission services. FERC does not have jurisdiction over retail distribution and, consequently, the final FERC rules do not provide for the recovery of stranded costs resulting from retail competition. The various states retain jurisdiction over the question of whether to permit retail competition, the terms of such retail competition, and the recovery of any portion of stranded costs that are ultimately determined to have resulted from retail competition.

       IEC  and  the  utility   subsidiaries   cannot   predict  the   long-term
consequences of these rules on their results of operations or financial condition.

       In November 1998, IEC and Northern States Power Co. (NSP) announced plans to develop an independent transmission company (ITC) to provide electric transmission services to the Upper Midwest. The two companies are developing a relationship by which NSP will create an independent transmission entity that, in turn, will lease the transmission assets of IEC. The independent entity is expected to be publicly traded and have its own board of directors, management and employees. In February 1999, the Nebraska Public Power District signed an agreement with IEC and NSP to share information and discuss how they might participate in the proposed ITC.

       IEC expects to file with the PSCW, FERC and Minnesota Public Utilities Commission (MPUC) in the second quarter of 1999 for permission to lease its transmission assets to the ITC. Filings will also be made at the IUB and ICC at a later time. The first FERC filing will also include a tariff designed to allow for open and economical delivery of electric power throughout the region. The tariff will be available to non-ITC participants as well as ITC members. Although no assurance can be given, IEC and NSP currently believe they can have the ITC established in the year 2000.

       IEC had originally filed to participate in the Midwest Independent System Operator (Midwest ISO) which was conditionally approved by the FERC on September 16, 1998. However, as a result of the ITC announcement, IEC has withdrawn its Midwest ISO membership.

State Regulation

Wisconsin

       WP&L is subject to regulation by the PSCW. The PSCW's inquiries into the future structure of the natural gas and electric utility industries are ongoing. The stated goal of the PSCW in the natural gas docket is "to accommodate competition but not create it." The PSCW has followed a measured approach to restructuring the natural gas industry in Wisconsin. The PSCW has determined that customer classes will be deregulated (i.e., the gas utility would no longer have an obligation to procure gas commodity for customers, but would still have a delivery obligation) in a step-wise manner, after each class has been demonstrated to have a sufficient number of gas suppliers available. A number of working groups have been established by the PSCW and these working groups are addressing numerous issues which need to be resolved before deregulation may proceed.

       The short-term goals of the electric restructuring process are to ensure reliability of the state's electric system and development of a robust wholesale electric market. The longer-term goal is to establish prerequisite safeguards to protect customers prior to allowing retail customer choice.

       The PSCW has issued an order outlining its policies and principles for Public Benefits (low-income assistance, energy efficiency, renewable generation and environmental research and development) including funding levels, administration of the funds and how funds should be collected from customers. The PSCW has proposed increasing annual funding levels primarily through utility rates by $50 to $75 million statewide.

       In May 1998, the PSCW reactivated Docket No. 05-BU-101, with the objective of examining the degree of separation which should be required as a matter of policy between utility and non-utility activities involving the various state utilities. Hearings were held in the fourth quarter of 1998 but a final decision by the PSCW has not been issued yet. A future phase of the docket will investigate the standards of conduct that should govern relationships and transactions between a utility and its affiliates.

       It is anticipated that there will be legislative proposals introduced in the 1999-2000 legislative session on issues dealing with restructuring, including affiliated interest, public benefits, competition and others. It is impossible to predict at this time the scope or the possibility of enactment of such proposals.

Illinois

       IPC and WP&L are subject to regulation by the ICC. In December 1997, the State of Illinois passed electric deregulation legislation requiring customer choice of electric suppliers for non-residential customers with loads of four megawatts or larger and for approximately one-third of all other non-residential customers starting October 1, 1999. All remaining non-residential customers will be eligible for customer choice beginning December 31, 2000 and all residential customers will be eligible for customer choice beginning May 1, 2002. The new legislation is not expected to have a significant impact on IEC's results of operations or financial condition given the relatively small size of IEC's Illinois operations.

Accounting Implications

       Each of the utilities complies with the provisions of Statement of Financial Accounting Standards (SFAS) 71, "Accounting for the Effects of Certain Types of Regulation." SFAS 71 provides that rate-regulated public utilities record certain costs and credits allowed in the rate making process in different periods than for nonregulated entities. These are deferred as regulatory assets or regulatory liabilities and are recognized in the consolidated statements of income at the time they are reflected in rates. If a portion of the utility subsidiaries' operations becomes no longer subject to the provisions of SFAS 71 as a result of competitive restructurings or otherwise, a write-down of related regulatory assets and possibly other charges would be required, unless some form of transition cost recovery is established by the appropriate regulatory body that would meet the requirements under generally accepted accounting principles for continued accounting as regulatory assets during such recovery period. In addition, each utility subsidiary would be required to determine any impairment of other assets and write-down any impaired assets to their fair value. The utility subsidiaries believe they currently meet the requirements of SFAS 71.

Positioning for a Competitive Environment

       IEC and its subsidiaries cannot currently predict the long-term consequences of the competitive and restructuring issues described above on their results of operations or financial condition. The major objective is to allow the company to compete successfully in a competitive, deregulated utility industry. The strategy for dealing with these emerging issues includes seeking growth opportunities, forming strategic alliances with other energy-related businesses, continuing to offer quality customer service, initiating ongoing cost reductions and productivity enhancements and developing new products and services.

       As competitive forces shape the energy-services industry, energy providers will face challenges to continued growth. Since consumption of electricity or natural gas is expected to grow only modestly within IEC's utility service territory, IEC has entered several markets that provide opportunities for new sources of earnings growth.

       In addition to Alliant Energy Resources' existing businesses, IEC has launched four distinct platforms designed to meet customer needs throughout the Midwest, the nation and the world. These platforms include:

       Alliant   Energy   Industrial   Services,   a  provider   of  energy  and
       environmental services designed to maximize productivity for industrial and large commercial customers;

       Alliant Energy International, a partner in developing energy generation and infrastructure in growing markets throughout the world;

       Alliant Energy Retail Services, encompassing a wide array of products and services designed to meet the comfort, security and productivity needs of residential and small commercial customers; and

       Cargill-Alliant Energy, an energy-trading joint venture that combines the superior risk-management and commodity trading expertise of Cargill Incorporated (Cargill), one of the world's largest and most established commodity trading firms, with IEC's low-cost electric-generation and transmission business experience.

       IEC believes that each of these four platforms provides unique prospects for growth both individually and collectively as the competitive energy-services marketplace evolves.

                           WP&L RESULTS OF OPERATIONS

Overview

       WP&L's earnings available for common stock decreased $35.7 million and $11.3 million in 1998 and 1997, respectively. The decreased earnings for 1998 were primarily due to merger-related expenses, higher purchased-power and transmission costs, higher depreciation and amortization expenses, decreased retail natural gas sales largely due to milder weather, higher injuries and damages expenses, higher interest expense and a higher effective tax rate. These decreases were partially offset by a 3 percent increase in retail electricity sales volumes, largely due to continued economic growth within WP&L's service territory, reduced employee pension and benefit costs and lower costs in 1998 due to merger-related operating efficiencies. The decreased earnings for 1997 were primarily due to lower gas and electric margins, higher depreciation expense, higher interest expense and the recognition of a gain on the sale of a combustion turbine in 1996.

Electric Utility Operations

       Electric margins and MWH sales for WP&L for 1998 and 1997 were as follows:

                                        Revenues and Costs                          MWHs Sold
                                          (in thousands)                          (in thousands)
                                    ---------------------------             ---------------------------
                                        1998          1997         Change      1998           1997        Change
                                    ------------- -------------  ---------  ------------  ------------- ---------
Residential                             $198,770     $ 199,633         -         2,964          2,974         -
Commercial                               108,724       107,132         1%        1,898          1,878         1%
Industrial                               162,771       152,073         7%        4,493          4,256         6%
                                    ------------- -------------             ------------  -------------
   Total from ultimate customers         470,265       458,838         2%        9,355          9,108         3%
Sales for resale                         128,536       160,917       (20%)       4,492          5,824       (23%)
Other                                     15,903        14,388        11%           59             60        (2%)
                                    ------------- -------------             ------------  -------------
   Total                                 614,704       634,143        (3%)      13,906         14,992        (7%)
                                                                            ============  ============= =========
Electric production fuels                120,485       116,812         3%
Purchased-power                          113,936       125,438        (9%)
                                    ------------- -------------
   Margin                               $380,283     $ 391,893        (3%)
                                    ============= =============   =========

Electric margins and MWH sales for WP&L for 1997 and 1996 were as follows:

                                        Revenues and Costs                          MWHs Sold
                                          (in thousands)                          (in thousands)
                                    ---------------------------             ---------------------------
                                        1997          1996         Change      1997           1996        Change
                                    ------------- -------------  ---------  ------------  ------------- ---------
Residential                            $ 199,633     $ 201,690       (1%)         2,974          2,980        -
Commercial                               107,132       105,319        2%          1,878          1,814        4%
Industrial                               152,073       143,734        6%          4,256          3,986        7%
                                    ------------- -------------             ------------  -------------
   Total from ultimate customers         458,838       450,743        2%          9,108          8,780        4%
Sales for resale                         160,917       131,836       22%          5,824          5,246       11%
Other                                     14,388         6,903      108%             60             57        5%
                                    ------------- -------------             ------------  -------------
   Total                                 634,143       589,482        8%         14,992         14,083        6%
                                                                            ============  ============= =========
Electric production fuels                116,812       114,470        2%
Purchased-power                          125,438        81,108       55%
                                    ------------- -------------
   Margin                              $ 391,893     $ 393,904       (1%)
                                    ============= =============  =========

       Electric margin decreased $11.6 million, or 3%, and $2.0 million, or 1%, during 1998 and 1997, respectively. The 1998 decline in margin was due to:

a) Purchased-power and transmission costs - such costs have increased significantly because of stricter reliability requirements and higher transmission costs due to system constraints in Wisconsin. Recovery of such increased costs in Wisconsin generally involves regulatory lag between the time of the cost increase and the time a rate increase is implemented. The PSCW granted WP&L an annual rate increase of $15 million in July 1998 related to these cost increases. In addition, WP&L made a filing with the PSCW in November 1998 seeking another rate increase for higher purchased-power and transmission costs. (Refer to "Liquidity and Capital Resources - Rates and Regulatory Matters" for a further discussion of this filing). The effect of these 1998 cost increases was partially offset by WP&L's reliance on more costly purchased-power in the first six months of 1997 due to various power plant outages, particularly Kewaunee Nuclear Power Plant (Kewaunee).

b) Lower off-system sales income - due to the transmission constraints, increased native demand, a more active bulk power market, which resulted in lower bulk power margins, and the implementation of a merger-related joint sales agreement (effective with the consummation of the Merger, the margins resulting from IEC's off-system sales are allocated among IESU, IPC and WP&L).

       A 2.4% retail rate decrease implemented at WP&L in April 1997 also contributed to the lower electric margin in 1998. The increased sales to ultimate customers, largely due to economic growth in WP&L's service territory, partially offset these items. Weather normalized sales volumes (excluding off-system sales) increased approximately 2.2% in 1998 compared to an actual increase of 1.3%.

       The decrease in margin in 1997 was due to the rate decrease, milder weather conditions in 1997 as compared to 1996 and WP&L's reliance on more costly purchased power in 1997 due to the various power plant outages. These items were partially offset by the increased commercial and industrial sales, an increase in off-system sales in 1997 and higher revenues from conservation services.

Gas Utility Operations

Gas margins and Dth sales for WP&L for 1998 and 1997 were as follows:

                                        Revenues and Costs                       Dekatherms Sold
                                          (in thousands)                          (in thousands)
                                    ---------------------------             ---------------------------
                                        1998          1997         Change      1998           1997        Change
                                    ------------- -------------  ---------  ------------  -------------   ------
     Residential                       $ 65,173      $ 84,513      (23%)        10,936         12,770     (14%)
     Commercial                          33,898        45,456      (25%)         7,285          8,592     (15%)
     Industrial                           5,896         8,378      (30%)         1,422          1,714     (17%)
     Transportation and other             6,770        17,536      (61%)        12,948         17,595     (26%)
                                    ------------- -------------             ------------  -------------
        Total                           111,737       155,883      (28%)        32,591         40,671     (20%)
                                                                            ============  ============= =========
     Cost of gas sold                    61,409        99,267      (38%)
                                    ------------- -------------
        Margin                         $ 50,328      $ 56,616      (11%)
                                    ============= =============  =========

Gas margins and Dth sales for WP&L for 1997 and 1996 were as follows:

                                        Revenues and Costs                       Dekatherms Sold
                                          (in thousands)                          (in thousands)
                                    ---------------------------             ---------------------------
                                        1997          1996         Change      1997           1996        Change
                                    ------------- -------------  ---------  ------------  ------------- ---------
     Residential                       $ 84,513      $ 90,382       (6%)         12,770         14,297    (11%)
     Commercial                          45,456        46,703       (3%)          8,592          9,167     (6%)
     Industrial                           8,378        11,410      (27%)          1,714          1,997    (14%)
     Transportation and other            17,536        17,132        2%          17,595         18,567     (5%)
                                    ------------- -------------             ------------  -------------
       Total                            155,883       165,627       (6%)         40,671         44,028     (8%)
                                                                            ============  ============= =========
     Cost of gas sold                    99,267       104,830       (5%)
                                    ------------- -------------
   Margin                               $ 56,616      $ 60,797       (7%)
                                    ============= =============  =========

       Gas margin declined $6.3 million, or 11%, and $4.2 million, or 7%, during 1998 and 1997, respectively, due to a reduction in Dth sales resulting from milder weather and an average retail rate reduction of 2.2% implemented in April 1997. In 1998, the significant decline in transportation and other revenues and sales reflects an accounting change for off-system sales as required by the PSCW effective January 1, 1998. The accounting change requires that beginning in 1998 off-system gas sales be reported as a reduction of the cost of gas sold rather than as gas revenue. In 1997, off-system gas revenues were $11.1 million.

       Refer to "Liquidity and Capital Resources - Rates and Regulatory Matters" for a discussion of a gas cost adjustment mechanism in place at WP&L. The impact on the results of operations from such mechanism was not significant in any of the periods presented.

Operating Expenses

       Other operation expense increased $12.3 million and decreased $8.9 million for 1998 and 1997, respectively. The 1998 increase was primarily due to $11.2 million of merger-related expenses for employee retirements, separations and relocations. Higher injuries and damages expenses and an increase in other administrative and general expenses also contributed to the increase. Such items were partially offset by reduced employee pension and benefits expenses, reduced conservation expense and lower costs from merger-related operating efficiencies. The 1997 decrease was primarily due to a reduction in conservation expense, which was partially offset by costs associated with an early retirement program in 1997 for eligible bargaining unit employees.

       Depreciation and amortization expense increased $14.9 million and $19.4 million for 1998 and 1997, respectively. The 1998 increase was due to property additions, higher Kewaunee depreciation (refer to "Liquidity and Capital Resources - Capital Requirements - Nuclear Facilities" for additional information) and a Kewaunee surcharge of $3.2 million (which has been recorded in depreciation and amortization expense with a corresponding increase in revenues resulting in no impact on earnings). The 1997 increase was due to higher depreciation rates approved by the PSCW, effective January 1, 1997, and property additions.

Interest Expense and Other

       Interest expense increased $4.0 million in 1998 primarily due to unusually low interest expense in the second quarter of 1997, resulting from an adjustment to decrease interest expense relating to a tax audit settlement, and increased borrowings during 1998.

       Miscellaneous, net income decreased $2.7 million and $2.9 million in 1998 and 1997, respectively. The 1998 decrease was primarily due to $6.1 million of merger-related expenses which was partially offset by higher earnings on the nuclear decommissioning trust fund. The 1997 decrease was primarily due to the recognition of a gain on the sale of a combustion turbine in 1996.

Income Taxes

       Income taxes decreased $17.2 million and $12.0 million in 1998 and 1997, respectively, due to lower pre-tax income. See Note 5 of the "Notes to Consolidated Financial Statements" for details on the effective tax rate changes.

                         LIQUIDITY AND CAPITAL RESOURCES

Historical WP&L Analysis

       Cash flows generated from operations increased $27 million and decreased $42 million in 1998 and 1997, respectively. The 1998 increase was primarily a result of changes in working capital and higher depreciation and amortization expenses partially offset by lower net income. The decrease in 1997 was mainly attributable to the change in working capital. Cash flows used for financing activities increased $14 million and decreased $75 million in 1998 and 1997, respectively, primarily due to changes in the amount of debt outstanding. Cash flows used for investing activities increased $12 million and $34 million in 1998 and 1997, respectively. The increase in 1998 was primarily due to higher shared savings expenditures and the increase in 1997 was mainly due to the proceeds from the sale of other property and equipment in 1996.

Future Considerations

       The capital requirements of IEC are primarily attributable to its utility subsidiaries' construction and acquisition programs, its debt maturities and business opportunities of Alliant Energy Resources. It is anticipated that future capital requirements of IEC will be met by cash generated from operations and external financing. The level of cash generated from operations is partially dependent upon economic conditions, legislative activities, environmental matters and timely regulatory recovery of utility costs. IEC's liquidity and capital resources will be affected by costs associated with environmental and regulatory issues.

Emerging competition in the utility industry could also impact IEC's liquidity and capital resources, as discussed previously in the "Utility Industry Outlook" section.

       At December 31, 1998, Alliant Energy Resources had approximately $69 million of investments in foreign entities. At December 31, 1998, IESU, WP&L and IPC did not have any foreign investments. IEC continues to explore additional international investment opportunities. Such investments may carry a higher level of risk than IEC's traditional domestic utility investments or Alliant Energy Resources' domestic investments. Such risks could include foreign government actions, foreign economic and currency risks and others.

       IEC is expected to pursue various potential business development opportunities, including international as well as domestic investments, and is devoting resources to such efforts. It is anticipated that IEC will strive to select investments where the international and other risks are both understood and manageable. Under the Public Utility Holding Company Act (PUHCA), IEC's investments in exempt wholesale generators (EWG's) and foreign utility companies (FUCO's) is limited to 50% of IEC's consolidated retained earnings. In addition, there are limitations on the amount of non-utility investments IEC can make under the Wisconsin Utility Holding Company Act (WUHCA) as well.

       IEC had certain off-balance sheet financial guarantees and commitments outstanding at December 31, 1998. They generally consist of third-party borrowing arrangements and lending commitments, guarantees of financial performance of syndicated affordable housing properties and guarantees relating to IEC's electricity trading joint venture. Refer to Note 11(d) of the "Notes to the Consolidated Financial Statements" for additional details.

Financing and Capital Structure

       Access to the long-term and short-term capital and credit markets, and costs of external financing, are dependent on creditworthiness. The debt ratings of IEC and certain subsidiaries by Moody's and Standard & Poor's are as follows:

                                                                  Standard &
                                              Moody's               Poor's
                                          -----------------    -----------------
      IESU
       Secured long-term debt                     A2                   A+
       Unsecured long-term debt                   A3                   A
      WP&L
       Secured long-term debt                    Aa2                   AA
       Unsecured long-term debt                  Aa3                   A+
      IPC
       Secured long-term debt                     A1                   A+
       Unsecured long-term debt                   A2                   A
      Alliant Energy Resources
       Commercial paper                           P2                   A1
      IEC
       Commercial paper (a)                       P1                   A1
---------------
       (a) IESU, WP&L and IPC participate in a utility money pool which is funded, as needed, through the issuance of commercial paper by
              IEC.  The  PSCW  has   restricted   WP&L  from  lending  money  to
              non-utility affiliates and non-Wisconsin utilities. As a result, WP&L is restricted from lending money to the utility money pool but is able to borrow money from the utility money pool.

       Other than periodic sinking fund requirements, which will not require additional cash expenditures, the following long-term debt (in millions) will mature prior to December 31, 2003:

             IESU                                               $187.5
             IPC                                                   3.3
             WP&L                                                  1.9
             Alliant Energy Resources                            279.2
                                                            -----------
             IEC                                                $471.9
                                                            ===========

       Depending upon market conditions, it is currently anticipated that a majority of the maturing debt will be refinanced with the issuance of long-term securities.

       WP&L currently has no authority from the PSCW or the Securities and Exchange Commission (SEC) to issue additional long-term debt. On November 25, 1998, IESU and IPC received authority from the SEC under PUHCA to issue $200 million and $80 million of long-term debt securities, respectively. The companies continually evaluate their future financing needs and will make any necessary regulatory filings as needed.

       Under the most restrictive terms of their respective indentures, IESU, WP&L and IPC could have issued at least $241 million, $309 million and $182 million of long-term debt at December 31, 1998, respectively.

       On October 30, 1998, WP&L issued $60 million of debentures at a coupon rate of 5.70% maturing on October 15, 2008. The net proceeds from the debt offering were used to pay down short-term debt, including short-term debt used to retire maturing long-term debt.

       The various charter provisions of the entities identified below authorize and limit the aggregate amount of additional shares of Cumulative Preferred Stock and Cumulative Preference Stock that may be issued. At December 31, 1998, the companies could have issued the following additional shares of Cumulative Preferred or Preference Stock:

                                           IESU          WP&L            IPC
                                           ----          ----            ---
         Cumulative Preferred               -          2,700,775      1,238,619
         Cumulative Preference           700,000           -          2,000,000

For interim financing, IESU, WP&L and IPC were authorized by the applicable federal or state regulatory agency to issue short-term debt as follows (in millions) at December 31, 1998:

                                                    IESU       WP&L         IPC
                                                    ----       ----         ---
Regulatory authorization                            $150       $128         $72
Short-term debt outstanding - external parties         -        $50           -
Short-term debt outstanding - money pool               -        $27         $22

       In addition to the short-term debt outstanding at its utility subsidiaries, IEC had an additional $66 million of short-term debt outstanding at December 31, 1998. In addition to providing for ongoing working capital needs, this availability of short-term financing provides the companies flexibility in the issuance of long-term securities. The level of short-term borrowing fluctuates based on seasonal corporate needs, the timing of long-term financing, and capital market conditions. To maintain flexibility in its capital structure and to take advantage of favorable short-term rates, IESU and WP&L also use proceeds from the sale of accounts receivable and unbilled revenues to finance a portion of their long-term cash needs. IEC anticipates that short-term debt will continue to be available at reasonable costs due to current ratings by independent utility analysts and rating services.

       In addition to the  aforementioned  borrowing  capability  under  Alliant
Energy Resources Credit Agreements, IEC has $150 million of bank lines of credit, of which none was utilized at December 31, 1998, available for direct borrowing or to support commercial paper. Commitment fees are paid to maintain these lines and there are no conditions which restrict the unused lines of credit.

       From time to time, IEC may borrow from banks and other financial institutions on "as-offered" credit lines in lieu of commercial paper, and has agreements with several financial institutions for such borrowings. There are no commitment fees associated with these agreements and there were no borrowings outstanding under these agreements at December 31, 1998.

       IEC made a filing with the SEC in February 1999 under PUHCA to provide IEC with, among other things, broad authorization over the next three years to issue stock and debt, provide guarantees, acquire energy-related assets and enter into interest rate hedging transactions.

       Given the above financing flexibility, including IEC's access to both the debt and equity securities markets, management believes it has the necessary financing capabilities in place to adequately finance its capital requirements for the foreseeable future.

Capital Requirements

General

       Capital expenditure and investment and financing plans are subject to continual review and change. The capital expenditure and investment programs may be revised significantly as a result of many considerations, including changes in economic conditions, variations in actual sales and load growth compared to forecasts, requirements of environmental, nuclear and other regulatory authorities, acquisition and business combination opportunities, the availability of alternate energy and purchased-power sources, the ability to obtain adequate and timely rate relief, escalations in construction costs and conservation and energy efficiency programs.

       Construction and acquisition expenditures for IEC for the year ended December 31, 1998 were $372 million, compared with $328 million for the year ended December 31, 1997. IEC's anticipated construction and acquisition expenditures for 1999 are estimated to be approximately $495 million, consisting of approximately $275 million in its utility operations, $100 million for energy-related international investments and $120 million for new business development initiatives at Alliant Energy Resources. IEC's anticipated utility construction and acquisition expenditures for 1999 is made up of 53% for electric transmission and distribution, 18% for electric generation, 10% for information technology and 19% for miscellaneous electric, gas, water and steam projects. The level of 1999 domestic and international investments could vary significantly from the estimates noted here depending on actual investment opportunities, timing of the opportunities and the receipt of regulatory approvals to exceed limitations in place under WUHCA and PUHCA on the amount of IEC's non-utility investments. It is expected that IEC will spend approximately $1.3 billion on utility construction and acquisition expenditures during 2000-2003, including expenditures to comply with nitrogen oxides (NOx) emissions reductions in Wisconsin as discussed in "Other Matters Environmental." It is expected that Alliant Energy Resources will invest in energy products and services in domestic and international markets, industrial services initiatives and other strategic initiatives during 2000-2003.

       WP&L's construction and acquisition expenditures for the years ended December 31, 1998 and 1997 were $117 and $119 million, respectively. WP&L's anticipated construction and acquisition expenditures for 1999 are estimated to be approximately $126 million, of which 50% represents expenditures for electric transmission and distribution facilities, 17% represents generation expenditures, 10% represents information technology expenditures and the remaining 23% represents miscellaneous electric, gas, water and general expenditures. WP&L's construction and acquisition expenditures are projected to be $162 million in 2000, $130 million in 2001, $155 million in 2002 and $185 million in 2003 which include expenditures to comply with NOx emissions reductions as discussed in "Other Matters - Environmental."

       IEC anticipates financing utility construction expenditures during 1999-2003 through internally generated funds supplemented, when required, by outside financing. Funding of a majority of the Alliant Energy Resources construction and acquisition expenditures is expected to be completed with external financings.

Nuclear Facilities

       IEC owns interests in two nuclear facilities, Kewaunee and the Duane Arnold Energy Center (DAEC). Set forth below is a discussion of certain matters impacting these facilities.

       Kewaunee, a 532-megawatt pressurized water reactor plant, is operated by Wisconsin Public Service Corporation (WPSC) and is jointly owned by WPSC (41.2%), WP&L (41.0%), and Madison Gas and Electric Company (MG&E) (17.8%). The Kewaunee operating license expires in 2013.

       On April 7, 1998, the PSCW approved WPSC's application for replacement of the two steam generators at Kewaunee. The total cost of replacing the steam generators would be approximately $90.7 million, with WP&L's share of the cost being approximately $37.2 million. The replacement work is tentatively planned for the spring of 2000 and will take approximately 60 days. On July 2, 1998, the PSCW approved an agreement between the owners of Kewaunee which provides for WPSC to assume the 17.8% Kewaunee ownership share currently held by MG&E prior to work beginning on the replacement of steam generators. On September 29, 1998, WPSC and MG&E finalized an arrangement in which WPSC will acquire MG&E's 17.8% share of Kewaunee. This agreement, the closing of which is contingent upon the steam generator replacement, will give WPSC 59.0% ownership in Kewaunee. After the change in ownership, WPSC and WP&L will be responsible for the decommissioning of the plant. WPSC and WP&L are discussing revisions to the joint power supply agreement which will govern operation of the plant after the ownership change takes place.

       On October 17, 1998, Kewaunee was shut down for a planned maintenance and refueling outage. Inspection of the plant's two steam generators shows that the repairs made in 1997 are holding up well and few additional repairs were needed. In addition to the inspection and repairs of the steam generator, a major overhaul was performed on the main turbine generator. The plant was back in operation on November 27, 1998.

       Prior to the July 2, 1998 PSCW decision, the PSCW had directed the owners of Kewaunee to record depreciation and decommissioning cost levels based on an expected plant end-of-life of 2002 versus a license end-of-life of 2013. This was prompted by the uncertainty regarding the expected useful life of the plant without steam generator replacement. The revised end-of life of 2002 resulted in higher depreciation and decommissioning expense at WP&L beginning in May 1997, in accordance with the PSCW rate order UR-110. This level of depreciation will remain in effect until the steam generator replacement is completed at which time the entire plant will be depreciated over 8.5 years using an accelerated method. At December 31, 1998, the net carrying amount of WP&L's investment in Kewaunee was approximately $44.9 million. WP&L's retail customers in Wisconsin are responsible for approximately 80% of WP&L's share of Kewaunee costs (see Note 11 (h) of the "Notes to Consolidated Financial Statements" for additional information).

       In February 1999, IEC, NSP, WPSC and Wisconsin Electric Power Co. announced the formation of a nuclear management company (NMC) to sustain long-term safety, optimize reliability and improve the operational performance of their nuclear generating plants. Combined, the four utilities operate seven nuclear generating plants at five locations. IEC's participation in the NMC is contingent on approval from the SEC under PUHCA. Each utility will be required to obtain various other state or federal regulatory approvals prior to its participation in the NMC. In addition, Nuclear Regulatory Commission (NRC) approval is required if any utilities choose to transfer their operating license to the new company. As presently proposed, the utilities would continue to own their plants, be entitled to energy generated at the plants and retain the financial obligations for their safe operation, maintenance and decommissioning.

       Refer to the "Other Matters - Environmental" section for a discussion of various issues impacting IEC's future capital requirements.

Rates and Regulatory Matters

       In November 1997, as part of its Merger approval, FERC accepted a proposal by IESU, WP&L, and IPC, which provides for a four-year freeze on wholesale electric prices beginning with the effective date of the Merger.

       In association with the Merger, IESU, WP&L and IPC entered into a System Coordination and Operating Agreement which became effective with the consummation of the Merger. The agreement, which has been approved by the FERC, provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation and transmission systems of the three utility companies. In addition, the agreement allows the interconnected system to be operated as a single control area with off-system capacity sales and purchases made to market excess system capability or to meet system capability deficiencies. Such sales and purchases are allocated among the three utility companies based on procedures included in the agreement. The procedures were approved by both the FERC and all state regulatory bodies having jurisdiction over these sales.

       In connection with its approval of the Merger, the PSCW accepted a WP&L proposal to freeze rates for four years following the date of the Merger. A re-opening of an investigation into WP&L's rates during the rate freeze period, for both cost increases and decreases, may occur only for single events that are not merger-related and have a revenue requirement impact of $4.5 million or more. In addition, the electric fuel adjustment clause and purchased gas adjustment (PGA) clause are not affected by the rate freezes.

       In rate order UR-110, the PSCW approved new rates effective April 29, 1997. On average, WP&L's retail electric rates under the new rate order declined by 2.4% and retail gas rates declined by 2.2%. In addition, the PSCW ordered that it must approve the payment of dividends by WP&L to IEC that are in excess of the level forecasted in the rate order ($58.3 million), if such dividends would reduce WP&L's average common equity ratio below 52.00% of total capitalization. The dividends paid by WP&L to IEC since the rate order was issued have not exceeded the level forecasted in the rate order.

       The retail electric rates are based in part on forecasted fuel and purchased-power costs. Under PSCW rules, Wisconsin utilities can seek emergency rate increases if the annual costs are more than 3% higher than the estimated costs used to establish rates. In March 1998, WP&L requested an electric rate increase to cover purchased-power and transmission costs that have increased due to transmission constraints and electric reliability concerns in the Midwest. On July 14, 1998, the PSCW granted a retail electric rate increase of $14.8 million annually that was effective on July 16, 1998. In November 1998, WP&L requested another electric rate increase to cover additional increases in purchased-power and transmission costs. In early March 1999, the PSCW granted a retail electric rate increase of $14.5 million. The additional revenues collected are subject to refund if WP&L's earnings exceed its authorized return on equity.

       The gas performance incentive includes a sharing mechanism, whereby 40% of all gains and losses relative to current commodity prices as well as other benchmarks are retained by WP&L rather than refunded to or recovered from customers.

       Rate order UR-110 also provided for the recovery of costs associated with WP&L's energy efficiency programs, including the recovery of the cost of capital associated with advances made to customers to install energy-efficient equipment.

       In May 1998, the PSCW approved the deferral of certain costs associated with the Year 2000 issue and in November 1998, WP&L filed for rate recovery of $16.1 million related to the Wisconsin retail portion of Year 2000 costs. A pre-hearing conference was held in January 1999 and hearings are scheduled for May 1999. Management anticipates receiving an order by the end of the second quarter of 1999.

       In January 1999, WP&L made a filing with the PSCW proposing to begin deferring, on January 1, 1999, all costs associated with the United States Environmental Protection Agency's (EPA) required NOx emission reductions. WP&L has requested recovery of all the NOx reduction costs through a surcharge mechanism. WP&L anticipates receiving a final order in this proceeding in late 1999 or early 2000. Refer to the "Other Matters - Environmental" section for a further discussion of the NOx issue.

       Refer to "Nuclear Facilities" for a discussion of several PSCW rulings regarding Kewaunee.

       Assuming capture of the merger-related synergies and no significant legislative or regulatory changes negatively affecting its utility subsidiaries, IEC does not expect the merger-related electric and gas price freezes to have a material adverse effect on its financial position or results of operations.

                                  OTHER MATTERS

Year 2000

       Overview IEC utilizes software, embedded systems and related technologies throughout its business that will be affected by the date change in the Year 2000. The Year 2000 problem exists because many computerized operating systems, applications, databases and embedded systems use a standard two digit year field instead of four digits to reference a given year. For example, "00" in the date field would actually represent 1900. As a result, information technology and embedded systems may not properly recognize the Year 2000 or process data correctly, potentially causing data inaccuracies, operational malfunctions or operational failures.

       Following up on earlier work, IEC formally established a company-wide project team in 1997 to assess, remediate and communicate its Year 2000 issues as well as develop the necessary contingency plans. Expertise on the team has been drawn from various areas, including, but not limited to, information technology, engineering, communications, internal audits, legal, facilities, supply chain, finance, and project management. A full-time project manager heads up a team of approximately 50 employees who are dedicated to the team full-time and another 475 employees are working on the project on a part-time basis. In addition, there are approximately 135 individuals from external consulting firms who are also providing various Year 2000-related services for the project team. Status reports are provided to senior management monthly and at every meeting of IEC's Board of Directors. Auditing of the Year 2000 inventory, remediation efforts and contingency planning is being done by the Internal Audits Department. IEC has also retained an outside third party to assess and evaluate its Year 2000 project.

       The various phases of and other matters relating to the Year 2000 project are described below.

       Assessment A company-wide inventory has been completed for information technology (hardware, software, databases, network infrastructure operating systems) and embedded systems (computers or microprocessors that run specialized software). Inventoried devices and systems have been assessed and prioritized into three categories based on the relative critical nature of their business function: safety-related; critical-business-continuity-related; and non-critical.

       Remediation and Testing IEC's approach to remediation is to repair, replace or retire the affected devices and systems. Remediation and testing of safety-related and critical-business-continuity-related devices and systems is underway in all business units. In some cases IEC's ability to meet its target date for remediation is dependent upon the timely provision of necessary upgrades and modifications by its software vendors. As of December 31, 1998, IEC was expecting upgrades from 48 embedded system vendors and 14 information technology vendors. Should these upgrades be delayed it would impact IEC's ability to meet its target date. At this time, IEC does not expect that these upgrades will be delayed. As part of the testing process, client/server applications are being tested in an isolated test lab on Year 2000 compliant hardware and software. Also, IEC intends to implement a process to protect the integrity of the data once it is year 2000 compliant.

       A. Embedded Systems - The project team is using testing standards and procedures based on those developed in the national electric utility industry effort led by the Electric Power Research Institute (EPRI). The team is also using information and testing guidance received from IEC's vendors. IEC is participating in EPRI's Year 2000 collaborative effort to share information about test procedures, test results and vendor information. The project team is also working with equipment vendors to ascertain Year 2000 compliance with systems and devices. Testing methodology includes a power on/off test and testing for 13 critical dates including 12/31/99, 1/1/2000 and 2/29/2000. All testing for assessing Year 2000 compliance has been completed. The only testing remaining is post-remediation testing. The goal is to complete remediation/testing work for the embedded systems by March 31, 1999; approximately 85% of this remediation/testing work has been completed as of the end of 1998.

       Experience to date suggests that Year 2000 problems in embedded systems are occurring at a lower rate than originally anticipated. For IEC, 1-2% of embedded systems have been identified as Year 2000 problematic. This rate is generally consistent in both volume and by type of device with other similar sized electric utilities participating in EPRI's Year 2000 Embedded System Program.

       B. Information Technology - IEC's information technology Year 2000 readiness project consists of both application and operating systems, and infrastructure (PC, servers, printers, etc.) components. The inventory and assessment of both the systems and the infrastructure has been completed. IEC's goal is to complete the remediation and testing of the systems by March 31, 1999 and the infrastructure components by June 30, 1999. At the end of 1998, approximately 65% of the systems and 40% of the infrastructure components have been remediated and tested.

       IEC's customer information systems and financial systems make up the majority of the remediation and testing effort remaining. The remediation and testing of the customer information systems was 70% complete at the end of 1998 with an anticipated completion date of May 31, 1999. The financial systems have been remediated with final roll-forward-testing scheduled to be completed by mid-year 1999. Therefore, it is anticipated that IEC will have its information technology remediation and testing efforts 90% complete by March 31, 1999 with work completed and into production by mid-year 1999.

       Costs to Address Year 2000 Compliance IEC's historical Year 2000 project expenditures as well as CURRENT ESTIMATES for the remaining costs to be incurred on the project are as follows (incremental costs, in millions):

                        Description                    Total         IESU          WP&L        Other
                        -----------                    -----         ----          ----        -----
     Costs incurred from 1/1/98 - 12/31/98             $8.7          $4.8          $3.2         $0.7
     Current estimate of remaining modifications        $32           $10          $ 14         $  8

       In addition, the company estimates it incurred $3 million in costs for internal labor and associated overheads in 1998 and anticipates expenditures of $8 million in 1999.

       While work was done on the Year 2000 project prior to 1998, IEC did not begin tracking the costs separately until 1998. In accordance with an order received from the PSCW, WP&L began deferring its Year 2000 project costs, other than internal labor and associated overheads, in May 1998 (approximately $2.7 million of the expenditures incurred at WP&L for the 12 months ended December 31, 1998 have been deferred.) (Refer to "Liquidity and Capital Resources - Rates and Regulatory Matters" for a further discussion.) IEC expects to fund its Year 2000 expenditures through internal sources. Other than the costs being deferred by WP&L pursuant to the PSCW order, IEC is expensing all the Year 2000 costs noted above.

       Communications / Third Party Assessment IEC is heavily dependent on other utilities (including electric, gas, telecommunications and water utilities) and its suppliers. An effort is underway to communicate with such parties to increase their awareness of Year 2000 issues and monitor and assess, to the extent possible, their Year 2000 readiness. IEC has sought written assurance that third parties with significant relationships with IEC will be Year 2000 ready. As part of an extensive awareness effort, IEC is also communicating with its utility customers, regulatory agencies, elected and appointed government officials, and industry groups. IEC executives and account managers are also having discussions with IEC's largest customers to review their initiatives for Year 2000 readiness. IEC is also working closely with the North American Electric Reliability Council (NERC) and the Natural Gas Council to assist their efforts to make certain all system interconnections across regional areas are Year 2000 compliant.

       Risks and  Contingency  Planning The systems which pose the greatest Year
2000 risks for IEC if the Year 2000 project is not successful are the telecommunications facilities and network systems as well as the information technology systems. The potential problems related to these systems include service interruptions, service order and billing delays and the resulting customer relations and cash flow issues. IEC is currently unable to quantify the financial impact of such contingencies if in fact they were to occur.

       Even though IEC intends to complete the bulk of its Year 2000 remediation and testing activities by the end of March 1999 and has initiated Year 2000 communications with significant customers, key vendors, suppliers, and other parties material to IEC's operation, failures or delay in achieving Year 2000 compliance could significantly disrupt IEC's business. Therefore, IEC has initiated contingency planning to address alternatives in the event of a Year 2000 failure that occurs within IEC or where IEC is impacted by an external Year 2000 failure. The plan will address mission-critical processes, devices and systems and will include training, testing and rehearsal of procedures, and the need for installation of backup equipment as necessary. The goal is to have the contingency plan completed by mid-year 1999. As a member of Mid-America Interconnected Network, Inc. (MAIN), IEC is also working with the Operating
Committee Y2K Task Force which will expand existing emergency operating strategies for member company control centers to ensure rapid responses to any Year 2000-related electric system disturbances and will coordinate those strategies with other reliability organizations. MAIN is one of the 10 regional coordinating councils that make up NERC. IEC also belongs to the Mid-Continent Area Power Pool (MAPP), another one of the 10 NERC councils, and will be coordinating Year 2000 contingency planning with MAPP as well.

       As part of its contingency planning process, NERC has scheduled two nation-wide electric utility industry drills in April 1999 and September 1999. These drills will focus on safe and reliable electrical system operations with the partial loss of telecommunications. In addition to these NERC drills, IEC will be conducting three additional internal drills. These will include a March 1999 table-top drill, a June 1999 functional drill and an August 1999 full-scale development drill where key employees will test and critique IEC's contingency plans.

       Since early 1998, IEC has devoted a significant portion of its information technology resources to the Year 2000 project given the importance of such project to the continued operations of IEC. As a result, there have been some delays in implementing other information technology projects. The delays are simply a matter of timing and IEC does not currently believe that such delays will have a material adverse impact on its results of operations or financial position.

       Summary Based on IEC's current schedule for completion of its Year 2000 tasks, IEC believes its plan is adequate to secure Year 2000 readiness of its critical systems. Nevertheless, achieving Year 2000 readiness is subject to many risks and uncertainties, as described above. If IEC, or third parties, fail to achieve Year 2000 readiness with respect to critical systems and, as such, there are systematic problems, there could be a material adverse effect on IEC's results of operations and financial condition.

Labor Issues

       The status of the collective bargaining agreements at each of the utilities is as follows at December 31, 1998:

                                                        IESU     WP&L      IPC
                                                        ----     ----      ---
Number of collective bargaining agreements                6        1         3
Percentage of workforce covered by agreements            61       92        81

       Eight agreements are scheduled to expire in 1999 and represent substantially all employees covered under collective bargaining agreements. These employees represent approximately 50% of all IEC employees. IEC has not experienced any significant work stoppage problems in the past. While negotiations have commenced, IEC is currently unable to predict the outcome of these negotiations.

Market Risk Sensitive Instruments and Positions

       IEC, through its consolidated subsidiaries, has historically had only limited involvement with derivative financial instruments and has not used them for speculative purposes. They have been used to manage well-defined interest rate and commodity price risks.

       WP&L and Alliant Energy Resources have historically entered into interest rate swap agreements to reduce the impact of changes in interest rates on its variable-rate debt. The total notional amount of interest rate swaps outstanding at WP&L and Alliant Energy Resources at December 31, 1998, was $30 million and $200 million, respectively. See Note 10(a) of the "Notes to Consolidated Financial Statements" for additional information.

       As discussed in Note 10(a) of the "Notes to Consolidated Financial Statements," from time to time WP&L utilizes gas commodity swap arrangements to mitigate the impact of price fluctuations on gas purchased and injected into storage during the summer months and withdrawn and sold at current prices during the winter months. While it is not WP&L's intent to terminate the contracts currently in place, the impact of a termination of all the agreements outstanding at December 31, 1998, would have been an estimated gain of $0.8 million.

       WP&L has entered into a weather insurance agreement which terminates March 31, 1999, for the purpose of hedging a portion of the risk associated with the changes in weather from normal conditions. Under this agreement, a payment will be made or received if the heating degree days from November 1, 1998 to March 31, 1999, fall outside certain pre-determined heating degree levels. The payment is limited to a maximum of $5 million. At December 31, 1998, the fair value of this agreement if it were terminated would have resulted in a payment to WP&L of an estimated $1.8 million.

       While IEC is exposed to credit risk when it enters into a hedging transaction, it has established procedures and policies designed to mitigate such risks due to a counterparty default. IEC utilizes a listing of approved counterparties and monitors the creditworthiness on an ongoing basis.

Accounting Pronouncements

       In February 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 addresses, among other things, expensing versus capitalization of costs, accounting for the costs incurred in the upgrading of the software and amortizing the capitalized cost of software. This statement is effective for fiscal years beginning after December 15, 1998. IEC adopted the requirements of this statement in 1999 and such adoption did not have any significant impact on its financial statements.

       In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities." This SOP provides guidance on the financial reporting of start-up costs and organization costs. Costs of start-up activities and organization costs are required to be expensed as incurred. The statement is effective for periods beginning after December 15, 1998. IEC adopted the requirements of this statement in 1999 and such adoption did not have any significant impact on its financial statements.

       In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

       SFAS 133 is effective for fiscal years beginning after June 15, 1999. SFAS 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997. IEC has not yet quantified the impacts of SFAS 133 on the financial statements and has not determined the timing of or method of adoption of SFAS 133. However, the Statement could increase volatility in earnings and other comprehensive income.

       In December 1998, the Emerging Issues Task Force reached consensus on Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" (EITF Issue 98-10). EITF Issue 98-10 is effective for fiscal years beginning after December 15, 1998 and requires energy trading contracts to be recorded at fair value on the balance sheet, with the changes in fair value included in earnings. IEC anticipates that the adoption of EITF Issue 98-10 will not have a significant impact on IEC's financial statements based on its current operations.

Accounting for Obligations Associated with the Retirement of Long-Lived Assets

       The staff of the SEC has questioned certain of the current accounting practices of the electric utility industry, including IESU and WP&L, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in financial statements of electric utilities. In response to these questions, the FASB is reviewing the accounting for closure and removal costs, including decommissioning of nuclear power plants. If current electric utility industry accounting practices for nuclear power plant decommissioning are changed, the annual provision for decommissioning could increase relative to 1998, and the estimated cost for decommissioning could be recorded as a liability (rather than as accumulated depreciation), with recognition of an increase in the cost of the related nuclear power plant. Assuming no significant change in regulatory treatment, IESU and WP&L do not believe that such changes, if required, would have an adverse effect on their financial position or results of operations due to their ability to recover decommissioning costs through rates.

Inflation

       IEC, IESU and WP&L do not expect the effects of inflation at current levels to have a significant effect on their financial position or results of operations.

Environmental

       The pollution abatement programs of IESU, WP&L, IPC and Alliant Energy Resources are subject to continuing review and are revised from time to time due to changes in environmental regulations, changes in construction plans and escalation of construction costs. While management cannot precisely forecast the effect of future environmental regulations on IEC's operations, it has taken steps to anticipate the future while also meeting the requirements of current environmental regulations.

       The Clean Air Act Amendments of 1990 (Act) require emission reductions of sulfur dioxide (SO2), NOx and other air pollutants to achieve reductions of atmospheric chemicals believed to cause acid rain. IESU, WP&L and IPC have met the provisions of Phase I of the Act and are in the process of meeting the requirements of Phase II of the Act (effective in the year 2000). The Act also governs SO2 allowances, which are defined as an authorization for an owner to emit one ton of SO2 into the atmosphere. The companies are reviewing their options to ensure they will have sufficient allowances to offset their emissions in the future. The companies believe that the potential costs of complying with these provisions of Title IV of the Act will not have a material adverse impact on their financial position or results of operations.

       The Act and other federal laws also require the EPA to study and regulate, if necessary, additional issues that potentially affect the electric utility industry, including emissions relating to ozone transport, mercury and particulate control as well as modifications to the polychlorinated biphenyl
(PCB) rules. In July 1997, the EPA issued final rules that would tighten the National Ambient Air Quality Standards for ozone and particulate matter emissions and in June 1998, the EPA modified the PCB rules. IEC cannot predict the long-term consequences of these rules on its results of operations or financial condition.

       In October 1998, the EPA issued a final rule requiring 22 states, including Wisconsin, to modify their State Implementation Plans (SIPs) to address the ozone transport issue. The implementation of the rule will likely require WP&L to reduce its NOx emissions at all of its plants to .15 lbs/mmbtu by 2003. WP&L is currently evaluating various options to meet the emission levels. These options include fuel switching, operational modifications and capital investments. Based on existing technology, the preliminary estimates indicate that capital investments will be approximately $150 million. Refer to the "Liquidity and Capital Resources - Rates and Regulatory Matters" section for a discussion of a filing WP&L made with the PSCW regarding rate recovery of these costs.

       Revisions to the Wisconsin Administrative Code have been proposed that could have a significant impact on WP&L's operation of the Rock River Generating Station in Beloit, Wisconsin. The proposed revisions will affect the amount of heat that the Generating Station can discharge into the Rock River. WP&L cannot presently predict the final outcome of the rule, but believes that, as the rule is currently proposed, the capital investments and/or modifications required to meet the proposed discharge limits could be significant.

       A global treaty has been negotiated that could require reductions of greenhouse gas emissions from utility plants. In November 1998, the United States signed the treaty and agreed with the other countries to resolve all remaining issues by the end of 2000. At this time, management is unable to predict whether the United States Congress will ratify the treaty. Given the uncertainty of the treaty ratification and the ultimate terms of the final regulations, management cannot currently estimate the impact the implementation of the treaty would have on IEC's operations.

       The Low-Level Radioactive Waste Policy Amendments Act of 1985 mandates that each state must take responsibility for the storage of low-level radioactive waste produced within its borders. The States of Iowa and Wisconsin are members of the six-state Midwest Interstate Low-Level Radioactive Waste Compact (Compact) which is responsible for development of any new disposal capability within the Compact member states. In June 1997, the Compact commissioners voted to discontinue work on a proposed waste disposal facility in the State of Ohio because the expected cost of such a facility was comparably higher than other options currently available. Dwindling waste volumes and continued access to existing disposal facilities were also reasons cited for the decision. A disposal facility located near Barnwell, South Carolina continues to accept the low-level waste and IESU and WP&L currently ship the waste each produces to such site, thereby minimizing the amount of low-level waste stored on-site. In addition, given technological advances, waste compaction and the reduction in the amount of waste generated, DAEC and Kewaunee each have on-site storage capability sufficient to store low-level waste expected to be generated over at least the next ten years, with continuing access to the Barnwell disposal facility extending that on-site storage capability indefinitely.

       See Notes 11(f) and 11(g) of the "Notes to Consolidated Financial Statements" for a further discussion of IEC's environmental issues.

Power Supply

       The power supply concerns of 1997 have raised awareness of the electric system reliability challenges facing Wisconsin and the Midwest region. As a result, Wisconsin enacted electric reliability legislation in April 1998 (Wisconsin Reliability Act). The legislation has the goal of assuring reliable electric energy for Wisconsin. The new law, effective May 12, 1998, requires Wisconsin utilities to join a regional independent system operator for transmission by the year 2000, allows the construction of merchant power plants in the state and streamlines the regulatory approval process for building new generation and transmission facilities. As a requirement of the legislation, the PSCW completed a regional transmission constraint study. The PSCW is authorized to order construction of new transmission facilities, based on the findings of its constraint study, through December 31, 2004.

       On September 24, 1997, the PSCW ordered WP&L and two other Wisconsin utilities to arrange for additional electric capacity to help maintain reliable service for their customers. In July 1998, IEC and Polsky Energy Corp. (Polsky) announced an agreement whereby Polsky would build, own and operate a power plant in southeastern Wisconsin capable of producing up to 450 megawatts (MW) of electricity (reduced from earlier estimates of 525 MW due to NOx emissions limitations imposed by the Wisconsin Department of Natural Resources (WDNR)). Under the agreement, IEC will purchase the capacity to meet the electric needs of its utility customers, as outlined by the Wisconsin Reliability Act. It is expected that this new power plant will be operational in June 2000. The PSCW issued an order dated December 18, 1998 approving the project.

       Utility officials noted that it will take time for new transmission and power plant projects to be approved and built. While utility officials fully expect to meet customer demands in 1999, problems still could arise if there are unexpected power plant outages, transmission system outages or extended periods of extremely hot weather.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareowners of Wisconsin Power and Light Company:

       We have audited the accompanying consolidated balance sheets and statements of capitalization of Wisconsin Power and Light Company (a Wisconsin corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wisconsin Power and Light Company and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.





ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin
January 29, 1999


                        WISCONSIN POWER AND LIGHT COMPANY

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                      Year Ended December 31,
                                                     -----------------------------------------------------------
                                                             1998                 1997                 1996
                                                             ----                 ----                 ----
                                                                           (in thousands)
Operating revenues:
  Electric utility                                         $  614,704           $  634,143          $   589,482
  Gas utility                                                 111,737              155,883              165,627
  Water                                                         5,007                4,691                4,166
                                                     -----------------    -----------------    -----------------
                                                              731,448              794,717              759,275
                                                     -----------------    -----------------    -----------------
Operating expenses:
  Electric production fuels                                   120,485              116,812              114,470
  Purchased power                                             113,936              125,438               81,108
  Cost of gas sold                                             61,409               99,267              104,830
  Other operation                                             143,666              131,398              140,339
  Maintenance                                                  49,912               48,058               46,492
  Depreciation and amortization                               119,221              104,297               84,942
  Taxes other than income taxes                                30,169               30,338               29,206
                                                     -----------------    -----------------    -----------------
                                                              638,798              655,608              601,387
                                                     -----------------    -----------------    -----------------
Operating income                                               92,650              139,109              157,888
                                                     -----------------    -----------------    -----------------

Interest expense and other:
  Interest expense                                             36,584               32,607               31,472
  Allowance for funds used during construction                 (3,049)              (2,775)              (3,208)
  Miscellaneous, net                                           (1,129)              (3,796)              (6,669)
                                                     -----------------    -----------------    -----------------
                                                               32,406               26,036               21,595
                                                     -----------------    -----------------    -----------------
Income before income taxes                                     60,244              113,073              136,293
                                                     -----------------    -----------------    -----------------
Income taxes                                                   24,670               41,839               53,808
                                                     -----------------    -----------------    -----------------
Net income                                                     35,574               71,234               82,485
                                                     -----------------    -----------------    -----------------
Preferred dividend requirements                                 3,310                3,310                3,310
                                                     -----------------    -----------------    -----------------
Earnings available for common stock                        $   32,264           $   67,924          $    79,175
                                                     =================    =================    =================


                        WISCONSIN POWER AND LIGHT COMPANY

                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                                                                      Year Ended December 31,
                                                     -----------------------------------------------------------
                                                             1998                 1997                 1996
                                                             ----                 ----                 ----
                                                                           (in thousands)
Balance at beginning of year                               $  320,386          $   310,805          $   297,717
  Net income                                                   35,574               71,234               82,485
  Cash dividends declared on common stock                     (58,341)             (58,343)             (66,087)
  Cash dividends declared on preferred stock                   (3,310)              (3,310)              (3,310)
                                                     -----------------    -----------------    -----------------
Balance at end of year                                     $  294,309          $   320,386          $   310,805
                                                     =================    =================    =================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.



                        WISCONSIN POWER AND LIGHT COMPANY

                           CONSOLIDATED BALANCE SHEETS

                                                                                     December 31,
                                                                         --------------------------------------
                                                                              1998                1997
                                                                               ----                ----
                                                                                    (in thousands)
                                     ASSETS
Property, plant and equipment:
  Utility -
    Plant in service -
      Electric                                                                $ 1,839,545         $  1,790,641
      Gas                                                                         244,518              237,856
      Water                                                                        26,567               24,864
      Common                                                                      219,268              195,815
                                                                         -----------------   ------------------
                                                                                2,329,898            2,249,176
    Less - Accumulated depreciation                                             1,168,830            1,065,726
                                                                         -----------------   ------------------
                                                                                1,161,068            1,183,450
    Construction work in progress                                                  56,994               42,312
    Nuclear fuel, net of amortization                                              18,671               19,046
                                                                         -----------------   ------------------
                                                                                1,236,733            1,244,808
  Other property, plant and equipment, net of accumulated
    depreciation and amortization of $44 for both years                               630                  684
                                                                         -----------------   ------------------
                                                                                1,237,363            1,245,492
                                                                         -----------------   ------------------
Current assets:
  Cash and temporary cash investments                                               1,811                2,492
  Accounts receivable:
    Customer                                                                       13,372               20,928
    Associated companies                                                            3,019                5,017
    Other                                                                           8,298               11,589
  Production fuel, at average cost                                                 20,105               18,857
  Materials and supplies, at average cost                                          20,025               19,274
  Gas stored underground, at average cost                                          10,738               12,504
  Prepaid gross receipts tax                                                       22,222               22,153
  Other                                                                             6,987                4,824
                                                                         -----------------   ------------------
                                                                                  106,577              117,638
                                                                         -----------------   ------------------
Investments:
  Nuclear decommissioning trust funds                                             134,112              112,356
  Other                                                                            15,960               14,877
                                                                         -----------------   ------------------
                                                                                  150,072              127,233
                                                                         -----------------   ------------------
Other assets:
  Regulatory assets                                                               133,501              120,826
  Deferred charges and other                                                       57,637               53,415
                                                                         -----------------   ------------------
                                                                                  191,138              174,241
                                                                         -----------------   ------------------
                                                                              $ 1,685,150         $  1,664,604
                                                                         =================   ==================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.




                        WISCONSIN POWER AND LIGHT COMPANY

                     CONSOLIDATED BALANCE SHEETS (CONTINUED)

                                                                                         December 31,
                                                                            ----------------------------------------
                                                                                    1998                   1997
                                                                                    ----                   ----
                                                                                        (in thousands)
                         CAPITALIZATION AND LIABILITIES

Capitalization (See Consolidated Statements of Capitalization):
  Common stock                                                                     $   66,183           $    66,183
  Additional paid-in capital                                                          199,438               199,170
  Retained earnings                                                                   294,309               320,386
                                                                            ------------------     -----------------
    Total common equity                                                               559,930               585,739
                                                                            ------------------     -----------------
  Cumulative preferred stock, not mandatorily redeemable                               59,963                59,963
  Long-term debt (excluding current portion)                                          414,579               354,540
                                                                            ------------------     -----------------
                                                                                    1,034,472             1,000,242
                                                                            ------------------     -----------------

Current liabilities:
  Current maturities                                                                        -                 8,899
  Variable rate demand bonds                                                           56,975                56,975
  Commercial paper                                                                          -                81,000
  Notes payable                                                                        50,000                     -
  Notes payable to associated companies                                                26,799                     -
  Accounts payable                                                                     84,754                85,617
  Accounts payable to associated companies                                             20,315                     -
  Accrued payroll and vacations                                                         5,276                12,221
  Accrued interest                                                                      6,863                 6,317
  Other                                                                                14,600                25,162
                                                                            ------------------     -----------------
                                                                                      265,582               276,191
                                                                            ------------------     -----------------

Other long-term liabilities and deferred credits:
  Accumulated deferred income taxes                                                   245,489               251,709
  Accumulated deferred investment tax credits                                          33,170                35,039
  Customer advances                                                                    34,367                34,240
  Environmental liabilities                                                            11,683                13,738
  Other                                                                                60,387                53,445
                                                                            ------------------     -----------------
                                                                                      385,096               388,171
                                                                            ------------------     -----------------
Commitments and contingencies (Note 11)
                                                                                   $1,685,150           $ 1,664,604
                                                                            ==================     =================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                        WISCONSIN POWER AND LIGHT COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   Year Ended December 31,
                                                                   ---------------------------------------------------------
                                                                           1998               1997              1996
                                                                           ----               ----              ----
                                                                                        (in thousands)
Cash flows from operating activities:
  Net income                                                           $  35,574       $    71,234        $   82,485
  Adjustments to reconcile net income to net cash
   flows from operating activities:
     Depreciation and amortization                                       119,221           104,297            84,942
     Amortization of nuclear fuel                                          5,356             3,534             4,845
     Deferred taxes and investment tax credits                            (7,529)            3,065             6,306
     (Gain) loss on disposition of other property and equipment               38               710            (5,676)
     Other                                                                (2,127)           (2,033)           (2,270)
  Other changes in assets and liabilities:
     Accounts receivable                                                  12,845            (3,314)             (250)
     Production fuel                                                      (1,248)           (3,016)           (1,216)
     Materials and supplies                                                 (751)              641               696
     Gas stored underground                                                1,766            (2,512)           (3,673)
     Prepaid gross receipts tax                                              (69)           (2,764)           (1,087)
     Accounts payable                                                     19,452           (7,102)            10,291
     Benefit obligations and other                                        (5,207)          (12,809)           16,834
                                                                   ---------------  ----------------  ----------------
       Net cash flows from operating activities                          177,321           149,931           192,227
                                                                   ---------------  ----------------  ----------------

Cash flows used for financing activities:
    Common stock dividends                                               (58,341)          (58,343)          (66,087)
    Preferred stock dividends                                             (3,310)           (3,310)           (3,310)
    Proceeds from issuance of long-term debt                              60,000           105,000                 -
    Reductions in long-term debt                                          (8,899)          (55,000)           (5,000)
    Net change in short-term borrowings                                   (4,201)           11,500           (3,000)
    Other                                                                 (1,966)           (2,601)                -
                                                                   ---------------  ----------------  ----------------
      Net cash flows used for financing activities                       (16,717)           (2,754)          (77,397)
                                                                   ---------------  ----------------  ----------------

Cash flows used for investing activities:
    Construction expenditures                                           (117,143)         (119,232)         (123,942)
    Nuclear decommissioning trust funds                                  (14,297)          (11,427)           (9,986)
    Additions to nuclear fuel                                             (4,981)           (3,212)           (5,344)
    Proceeds from sale of other property and equipment                        53                 4            36,613
    Shared savings expenditures                                          (24,355)          (17,610)           (5,196)
    Other                                                                   (562)            2,625            (7,479)
                                                                   ---------------  ----------------  ----------------
      Net cash flows used for investing activities                      (161,285)         (148,852)         (115,334)
                                                                   ---------------  ----------------  ----------------
Net decrease in cash and temporary cash investments                         (681)           (1,675)             (504)
                                                                   ---------------  ----------------  ----------------

Cash and temporary cash investments at beginning of period                 2,492             4,167             4,671
                                                                   ---------------  ----------------  ----------------
Cash and temporary cash investments at end of period                  $    1,811       $     2,492        $    4,167
                                                                   ===============  ================  ================

Supplemental cash flow information:
 Cash paid during the period for:
    Interest                                                          $   33,368       $    32,955        $   29,092
                                                                   ===============  ================  ================
    Income taxes                                                      $   31,951       $    37,407        $   48,622
                                                                   ===============  ================  ================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


                        WISCONSIN POWER AND LIGHT COMPANY

                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
                                                                                             December 31,
                                                                               -----------------------------------------
                                                                                       1998                  1997
                                                                                       ----                  ----
                                                                                 (in thousands, except share amounts)
Common equity:
    Common stock - $5.00 par value - authorized 18,000,000 shares;
      13,236,601 shares outstanding                                                   $    66,183          $     66,183
    Additional paid-in capital                                                            199,438               199,170
    Retained earnings                                                                     294,309               320,386
                                                                               -------------------   -------------------
                                                                                          559,930               585,739
                                                                               -------------------   -------------------
Cumulative preferred stock:
    Cumulative, without par value, not mandatorily redeemable  -  authorized
      3,750,000 shares, maximum aggregate stated value $150,000,000:
        $100 stated value - 4.50% series, 99,970 shares outstanding                         9,997                 9,997
        $100 stated value - 4.80% series, 74,912 shares outstanding                         7,491                 7,491
        $100 stated value - 4.96% series, 64,979 shares outstanding                         6,498                 6,498
        $100 stated value - 4.40% series, 29,957 shares outstanding                         2,996                 2,996
        $100 stated value - 4.76% series, 29,947 shares outstanding                         2,995                 2,995
        $100 stated value - 6.20% series, 150,000 shares outstanding                       15,000                15,000
        $25 stated value - 6.50% series, 599,460 shares outstanding                        14,986                14,986
                                                                               -------------------   -------------------
                                                                                           59,963                59,963
                                                                               -------------------   -------------------
Long-term debt:
    First Mortgage Bonds:
      Series L, 6.25%, retired in 1998                                                          -                 8,899
      1984 Series A, variable rate (3.85% at December 31, 1998), due 2014                   8,500                 8,500
      1988 Series A, variable rate (4.20% at December 31, 1998), due 2015                  14,600                14,600
      1990 Series V, 9.3%, due 2025                                                        27,000                27,000
      1991 Series A, variable rate (5.15% at December 31, 1998), due 2015                  16,000                16,000
      1991 Series B, variable rate (5.15% at December 31, 1998), due 2005                  16,000                16,000
      1991 Series C, variable rate (5.15% at December 31, 1998), due 2000                   1,000                 1,000
      1991 Series D, variable rate (5.15% at December 31, 1998), due 2000                     875                   875
      1992 Series W, 8.6%, due 2027                                                        90,000                90,000
      1992 Series X, 7.75%, due 2004                                                       62,000                62,000
      1992 Series Y, 7.6%, due 2005                                                        72,000                72,000
                                                                               -------------------   -------------------
                                                                                          307,975               316,874
    Debentures, 7%, due 2007                                                              105,000               105,000
    Debentures, 5.7%, due 2008                                                             60,000                     -
                                                                               -------------------   -------------------
                                                                                          472,975               421,874
                                                                               -------------------   -------------------
    Less:
       Current maturities                                                                       -                (8,899)
       Variable rate demand bonds                                                         (56,975)              (56,975)
       Unamortized debt premium and (discount), net                                        (1,421)               (1,460)
                                                                               -------------------   -------------------
                                                                                          414,579               354,540
                                                                               -------------------   -------------------
                                                                                      $ 1,034,472          $  1,000,242
                                                                               ===================   ===================
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                        WISCONSIN POWER AND LIGHT COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a)   General -

      The Consolidated Financial Statements include the accounts of Wisconsin Power and Light (WP&L) and its consolidated subsidiaries. WP&L is a subsidiary of Interstate Energy Corporation (IEC). IEC is currently doing business as Alliant Energy Corporation. Nearly all of WP&L's retail customers are located in south and central Wisconsin. WP&L's principal consolidated subsidiary is South Beloit Water, Gas and Electric Company.

      IEC resulted from the April 1998 merger between WPL Holdings, Inc. (WPLH), IES Industries Inc. (IES) and Interstate Power Company (IPC) (refer to Note 2 for a discussion of the merger). IEC is an investor-owned holding company currently doing business as Alliant Energy Corporation whose subsidiaries are IES Utilities Inc. (IESU), WP&L, IPC, Alliant Energy Resources, Inc. (Alliant Energy Resources) and Alliant Energy Corporate Services, Inc. (Alliant Energy Corporate Services). IESU, WP&L and IPC are engaged principally in the generation, transmission, distribution and sale of electric energy; the purchase, distribution, transportation and sale of natural gas; and water and steam services in selective markets. The principal markets of IESU, WP&L and IPC are located in Iowa, Wisconsin, Minnesota and Illinois. Alliant Energy Resources (through its numerous direct and indirect subsidiaries) provides energy products and services to domestic and international markets; provides industrial services including environmental, engineering and transportation services; invests in affordable housing initiatives; and invests in various other strategic initiatives. Alliant Energy Corporate Services is the subsidiary formed to provide administrative services to IEC and its subsidiaries as required under the Public Utility Holding Company Act of 1935 (PUHCA).

      The consolidated financial statements reflect investments in controlled subsidiaries on a consolidated basis. All significant intercompany balances and transactions, other than certain energy-related transactions affecting IESU, WP&L and IPC, have been eliminated from the Consolidated Financial Statements. Such energy-related transactions are made at prices that approximate market value and the associated costs are recoverable from customers through the rate making process. The financial statements are prepared in conformity with generally accepted accounting principles, which give recognition to the rate making and accounting practices of the Federal Energy Regulatory Commission
(FERC) and state commissions having regulatory jurisdiction.

      Unconsolidated investments for which IEC has at least a 20% voting interest are generally accounted for under the equity method of accounting. These investments are stated at acquisition cost, increased or decreased for IEC's equity in net income or loss, which is included in "Miscellaneous, net" in the Consolidated Statements of Income and decreased for any dividends received. Investments that do not meet the criteria for consolidation or the equity method of accounting are accounted for under the cost method.

      The preparation of the financial statements requires management to make estimates and assumptions that affect: 1) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and 2) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Certain prior period amounts have been reclassified on a basis consistent with the current year presentation.

(b)   Regulation -

      IEC is a registered public utility holding company subject to regulation by the Securities and Exchange Commission (SEC) under the PUHCA. IESU, WP&L and IPC are subject to regulation by the FERC and their respective state regulatory commissions (Iowa Utilities Board (IUB), Public Service Commission of Wisconsin
(PSCW), Minnesota Public Utilities Commission (MPUC) and Illinois Commerce Commission (ICC)).

(c)   Regulatory Assets -

      IESU, WP&L and IPC are subject to the provisions of Statement of Financial Accounting Standards, "Accounting for the Effects of Certain Types of
Regulation" (SFAS 71). SFAS 71 provides that rate-regulated public utilities record certain costs and credits allowed in the rate making process in different periods than for unregulated entities. These are deferred as regulatory assets or regulatory liabilities and are recognized in the Consolidated Statements of Income at the time they are reflected in rates. At December 31, 1998 and 1997, IEC's regulatory assets of $368.8 million and $388.7 million, respectively, were comprised of the following items (in millions):

                                                             IESU                     WP&L                    IPC
                                                      --------------------    ---------------------    ------------------
                                                        1998       1997         1998       1997         1998      1997
                                                      ---------- ---------    ---------- ----------    -------- ---------
  Tax-related (Note 1(d))                                $81.4      $80.3       $49.3       $55.5        $29.8    $29.7
  Energy efficiency program costs                         39.8       59.4        53.5        29.5         25.9     30.0
  Environmental liabilities (Note 11(f))                  35.2       42.9        19.5        22.2         17.5      6.2
  Other                                                    5.0       17.0        11.2        13.6          0.7      2.4
                                                      ---------- ---------    ---------- ----------    -------- ---------
  Total                                                 $161.4     $199.6      $133.5      $120.8        $73.9    $68.3
                                                      ========== =========    ========== ==========    ======== =========

      Refer to the individual notes referenced above for a further discussion of certain items reflected in regulatory assets. Regulators allow IESU and IPC to earn a return on energy efficiency program costs but not on the other regulatory assets. In Wisconsin, WP&L is allowed to earn a return on all regulatory assets other than those associated with manufactured gas plants (MGP).

      If a portion of IESU's, WP&L's or IPC's operations become no longer subject to the provisions of SFAS 71 as a result of competitive restructuring or otherwise, a write-down of related regulatory assets would be required, unless some form of transition cost recovery is established by the appropriate regulatory body that would meet the requirements under generally accepted accounting principles for continued accounting as regulatory assets during such recovery period. In addition, IESU, WP&L or IPC would be required to determine any impairment to other assets and write-down such assets to their fair value.

(d)   Income Taxes -

      IEC follows the liability method of accounting for deferred income taxes, which requires the establishment of deferred tax assets and liabilities, as appropriate, for all temporary differences between the tax basis of assets and liabilities and the amounts reported in the financial statements. Deferred taxes are recorded using currently enacted tax rates as shown in Note 5.

      Except as noted below, income tax expense includes provisions for deferred taxes to reflect the tax effects of temporary differences between the time when certain costs are recorded in the accounts and when they are deducted for tax return purposes. As temporary differences reverse, the related accumulated deferred income taxes are reversed to income. Investment tax credits have been deferred and are subsequently credited to income over the average lives of the related property. As part of the affordable housing business, IEC is eligible to claim affordable housing credits. These tax credits reduce current federal taxes to the extent IEC has consolidated taxes payable.

      Consistent with Iowa rate making practices for IESU and IPC, deferred tax expense is not recorded for certain temporary differences (primarily related to utility property, plant and equipment). As the deferred taxes become payable (over periods exceeding 30 years for some generating plant differences) they are recovered through rates. Accordingly, IESU and IPC have recorded deferred tax liabilities and regulatory assets for certain temporary differences, as identified in Note 1(c). In Wisconsin, the PSCW has allowed rate recovery of deferred taxes on all temporary differences since August 1991. WP&L established a regulatory asset associated with temporary differences occurring prior to August 1991, which is recovered through rates.

(e)   Temporary Cash Investments -

      Temporary cash investments are stated at cost, which approximates market value, and are considered cash equivalents for the Consolidated Statements of Cash Flows. These investments consist of short-term liquid investments that have maturities of less than 90 days from the date of acquisition.

(f)   Depreciation of Utility Property, Plant and Equipment -

      IESU, WP&L and IPC use a combination of remaining life and straight-line depreciation methods as approved by their respective regulatory commissions. The remaining life of the Duane Arnold Energy Center (DAEC), IESU's nuclear generating facility, is based on the Nuclear Regulatory Commission (NRC) license life of 2014. The remaining life of the Kewaunee Nuclear Power Plant (Kewaunee), of which WP&L is a co-owner, is based on the PSCW approved revised end-of-life of 2002 (prior to May 1997 the calculation was based on the NRC license life of 2013). Depreciation expense related to the decommissioning of DAEC and Kewaunee is discussed in Note 11(h). WP&L implemented higher depreciation rates effective January 1, 1997. The average rates of depreciation for electric and gas properties of IESU, WP&L and IPC, consistent with current rate making practices, were as follows:

                            IESU                                 WP&L                                  IPC
              ----------------------------------   ----------------------------------    ---------------------------------
                1998        1997        1996         1998        1997        1996           1998       1997       1996
              ---------- ----------- -----------   ---------- ----------- -----------    ----------- ---------- ----------
Electric        3.5%        3.5%        3.5%         3.6%         3.6%       3.3%           3.6%       3.6%       3.6%
Gas             3.5%        3.5%        3.5%         3.8%         3.8%       3.7%           3.4%       3.4%       3.4%

(g)   Property, Plant and Equipment -

      Utility plant (other than acquisition adjustments at IESU of $26.8 million, net of accumulated amortization, recorded at cost) is recorded at original cost, which includes overhead and administrative costs and an allowance for funds used during construction (AFUDC). The AFUDC, which represents the cost during the construction period of funds used for construction purposes, is capitalized as a component of the cost of utility plant. The amount of AFUDC applicable to debt funds and to other (equity) funds, a non-cash item, is computed in accordance with the prescribed FERC formula. These capitalized costs are recovered in rates as the cost of the utility plant is depreciated. The aggregate gross rates used were as follows:

                        1998                  1997                   1996
                 -------------------    ------------------    ------------------
       IESU             8.9%                  6.7%                   5.5%
       WP&L             5.2%                  6.2%                  10.2%
       IPC              7.0%                  6.0%                   5.8%

      Other property, plant and equipment is recorded at original cost. Upon retirement or sale of other property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in "Miscellaneous, net" in the Consolidated Statements of Income. Normal repairs, maintenance and minor items of utility plant and other property, plant and equipment are expensed. Ordinary retirements of utility plant, including removal costs less salvage value, are charged to accumulated depreciation upon removal from utility plant accounts and no gain or loss is recognized.

(h)   Operating Revenues -

      IEC accrues revenues for services rendered but unbilled at month-end in order to more properly match revenues with expenses.

      In accordance with an order from the PSCW, effective January 1, 1998, off-system gas sales for WP&L are included in the Consolidated Statements of Income as a reduction of the cost of gas sold rather than as gas revenues. In 1997, off-system gas sales were included in the Consolidated Statements of Income as gas revenue.

(i)   Nuclear Refueling Outage Costs -

      The IUB allows IESU to collect, as part of its base revenues, funds to offset other operating and maintenance expenditures incurred during refueling outages at DAEC. As these revenues are collected, an equivalent amount is charged to other operating and maintenance expenses with a corresponding credit to a reserve. During a refueling outage, the reserve is reversed to offset the refueling outage expenditures. Operating expenses incurred during refueling outages at Kewaunee are expensed by WP&L as incurred.

(j)   Nuclear Fuel -

      Nuclear fuel for DAEC is leased. Annual nuclear fuel lease expenses include the cost of fuel, based on the quantity of heat produced for the generation of electric energy, plus the lessor's interest costs related to fuel in the reactor and administrative expenses. Nuclear fuel for Kewaunee is recorded at its original cost and is amortized to expense based upon the quantity of heat produced for the generation of electricity. This accumulated amortization assumes spent nuclear fuel will have no residual value. Estimated future disposal costs of such fuel are expensed based on kilowatt-hours generated.

(k)   Comprehensive Income -

      On January 1, 1998, IEC adopted SFAS 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting of comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 requires reporting a total for comprehensive income which includes, in addition to net income: (1) unrealized holding gains/losses on securities classified as available-for-sale under SFAS 115; (2) foreign currency translation adjustments accounted for under SFAS 52; and

(3) minimum pension liability adjustments made pursuant to SFAS 87. WP&L had no other comprehensive income in the periods presented.

(l)   Derivative Financial Instruments -

      From time to time, IEC enters into interest rate swaps to reduce exposure to interest rate fluctuations in connection with short and variable rate long-term debt issues. The swap's cash flows correspond with those of the underlying exposures. The related costs associated with these agreements are amortized over their respective lives as components of interest expense.

      IEC, through its consolidated subsidiaries, currently utilizes derivative financial and commodity instruments to reduce price risk inherent in its gas and electric activities on a very limited basis and such instruments may not be used for trading purposes. The costs or benefits associated with any such hedging activities are recognized when the related purchase or sale transactions are completed.

(2)   MERGER:

      On April 21, 1998, IES, WPLH and IPC completed a three-way merger (Merger) forming IEC. Each outstanding share of common stock of IES, WPLH and IPC was exchanged for 1.14, 1.0 and 1.11 shares, respectively, of IEC common stock resulting in the issuance of approximately 77 million shares of IEC common stock, $.01 par value per share. The outstanding debt and preferred stock securities of IEC and its subsidiaries were not affected by the Merger. In connection with the Merger, the number of authorized shares of IEC common stock was increased to 200,000,000.

      The Merger was accounted for as a pooling of interests and the accompanying Consolidated Financial Statements, along with the related notes, are presented as if the companies were combined as of the earliest period presented. As part of the pooling, the accrued pension liability (and offsetting regulatory asset), of IES was recomputed using the method used by WPLH and IPC to recognize deferred asset gains. In addition, IPC adopted unbilled revenues as part of the pooling to conform to the revenue accounting method used by WPLH and IES. Neither of these adjustments had any income statement impact for the periods presented in this report.

      Operating revenues and net income for the three months ended March 31, 1998, and for the years ended December 31, 1997, and December 31, 1996, were as follows (in millions):

                                              WPLH              IES             IPC             IEC
                                           ------------     ------------    ------------    -------------
Three months ended March 31, 1998
   Operating revenues                         $229.5           $241.7           $85.1           $556.3
   Net income                                  $15.8             $8.1            $5.0            $28.9

Year ended December 31, 1997
   Operating revenues                         $978.7           $990.1          $331.8         $2,300.6
   Net income                                  $61.3            $56.6           $26.7           $144.6

Year ended December 31, 1996
   Operating revenues                         $932.8           $973.9          $326.1         $2,232.8
   Net income                                  $71.9            $58.0           $25.9           $155.8

      The financial results of IES have been restated for all periods presented to reflect a change in accounting method for Whiting's oil and gas properties implemented in the third quarter of 1998 from the full cost method to the successful efforts method. In addition, the operating revenues of WPLH and IES for the 1998 and 1997 periods presented have been adjusted to reflect the financial results of a joint venture between the two companies as a consolidated subsidiary.

(3)   LEASES:

      WP&L's operating lease rental expenses for 1998, 1997 and 1996 were $6.4 million, $5.5 million and $5.3 million, respectively. WP&L's future minimum lease payments by year are as follows (in thousands):

                                   Operating
               Year                 Leases
               --------------    -------------
               1999               $    7,772
               2000                    6,948
               2001                    5,925
               2002                    5,303
               2003                    4,146
               Thereafter             26,042
                                 -------------
                                  $   56,136
                                 =============

(4)   UTILITY ACCOUNTS RECEIVABLE:

      Utility customer accounts receivable, including unbilled revenues, arise primarily from the sale of electricity and natural gas. At December 31, 1998, IEC was serving a diversified base of residential, commercial and industrial customers and did not have any significant concentrations of credit risk.

      Separate accounts receivable financing arrangements exist for two of IEC's utility subsidiaries, IESU and WP&L, which are similar in most important aspects. In both cases, the utility subsidiaries sell up to a pre-determined maximum amount of accounts receivable to a financial institution on a limited recourse basis, including sales to customers and to other public, municipal and cooperative utilities, as well as billings to the co-owners of the jointly-owned electric generating plants that the utility subsidiaries operate. The amounts are discounted at the then-prevailing market rate and additional administrative fees are payable according to the activity levels undertaken. All billing and collection functions remain the responsibility of the respective utilities. Specifics of the two agreements include (dollars in millions):

                                                         IESU           WP&L
                                                     --------------  -----------
   Year agreement expires                                1999           1999
   Maximum amount of receivables that can be sold         $65           $150
   Effective 1998 all-in cost                            6.02%         5.95%
   Average monthly sale of receivables  - 1998            $63           $83
                                        - 1997            $65           $92
   Receivables sold at December 31, 1998                  $55           $75

(5)   INCOME TAXES:

      The components of federal and state income taxes for WP&L for the years ended December 31 were as follows (in millions):

                                             1998          1997           1996
                                         ------------   -----------   ----------
Current tax expense                       $    32.2     $    38.8     $   47.5
Deferred tax expense                           (5.6)          4.9          8.2
Amortization of investment tax credits         (1.9)         (1.9)        (1.9)
                                         ------------   -----------   ----------
                                          $    24.7     $    41.8     $   53.8
                                         ============   ===========   ==========

      The overall effective income tax rates shown below for the years ended December 31 were computed by dividing total income tax expense by income before income taxes.

                                                         1998           1997          1996
                                                     ------------  ------------  -------------
Statutory federal income tax rate                       35.0%           35.0%        35.0%
    State income taxes, net of federal benefits          7.8             5.7          6.1
    Amortization of investment tax credits              (3.1)           (1.7)        (1.4)
    Adjustment of prior period taxes                     -              (2.1)         0.4
    Merger expenses                                      2.5             0.3          0.4
    Amortization of excess deferred taxes               (2.5)           (1.3)        (1.3)
    Other items, net                                     1.3             1.1          0.3
                                                     ------------  ------------  -------------
Overall effective income tax rate                       41.0%           37.0%        39.5%
                                                     ============  ============  =============

The accumulated deferred income taxes (assets) and liabilities as set forth below on the Consolidated Balance Sheets at December 31 arise from the following temporary differences (in millions):

                                                 1998              1997
                                            ---------------    --------------
       Property related                      $    282.7         $   287.2
       Investment tax credit related              (22.2)            (23.5)
       Decommissioning related                    (17.5)            (16.0)
       Other                                        2.5               4.0
                                            ---------------    --------------
                                             $    245.5         $   251.7
                                            ===============    ==============

(6)   BENEFIT PLANS:

(a)   Pension Plans and Other Postretirement Benefits -

      WP&L adopted SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" in 1998. WP&L has a noncontributory, defined benefit pension plan covering substantially all employees who are subject to a collective bargaining agreement. The benefits are based upon years of service and levels of compensation. Effective in 1998, eligible employees of WP&L that are not subject to a collective bargaining agreement are covered by the Alliant Energy Cash Balance Pension Plan, a non-contributory defined benefit pension plan. The projected unit credit actuarial cost method was used to compute pension cost and the accumulated and projected benefit obligations. WP&L's policy is to fund the pension cost in an amount that is at least equal to the minimum funding requirements mandated by the Employee Retirement Income Security Act of 1974 (ERISA), and that does not exceed the maximum tax deductible amount for the year.

      WP&L also provides certain other postretirement benefits to retirees, including medical benefits for retirees and their spouses (and Medicare Part B reimbursement for certain retirees) and, in some cases, retiree life insurance. WP&L's funding of other postretirement benefits generally approximates the maximum tax deductible amount on an annual basis.

      The weighted-average assumptions as of the measurement date of September 30 are as follows:

                                               Qualified Pension Benefits            Other Postretirement Benefits
                                          ------------------------------------- ----------------------------------------
                                             1998         1997        1996         1998        1997           1996
                                          ------------ ----------- ------------ ------------------------ ---------------
Discount rate                                6.75%       7.25%        7.50%        6.75%       7.25%         7.50%
Expected return on plan assets                9%           9%          9%           9%          9%             9%
Rate of compensation increase                3.5%       3.5-4.5%    3.5-4.5%       3.5%        3.5%         3.5-4.5%
Medical cost trend on covered charges:
      Initial trend range                     N/A         N/A          N/A          8%          8%             9%
      Ultimate trend range                    N/A         N/A          N/A          5%          5%             5%

The components of WP&L's qualified pension benefits and other postretirement benefits costs are as follows (in millions):

                                                Qualified Pension Benefits            Other Postretirement Benefits
                                           -------------------------------------    --------------------------------
                                             1998           1997         1996        1998        1997        1996
                                           ----------    -----------   ---------    --------    --------   ---------
Service cost                               $   3.2       $   4.8       $   5.1      $ 1.7       $ 1.8      $   1.8
Interest cost                                  8.5          13.9          13.6        2.6         3.3          3.4
Expected return on plan assets               (12.8)        (19.2)        (17.9)      (1.5)       (1.1)        (1.0)
Amortization of:
   Transition obligation (asset)              (2.1)         (2.4)         (2.4)       1.3         1.5          1.5
   Prior service cost                          0.5           0.4           0.3         -           -           -
   Actuarial (gain)/loss                       -             -             0.5       (1.1)       (0.3)         -
                                           ----------    -----------   ---------    --------    --------   ---------
Total                                      $  (2.7)      $  (2.5)      $  (0.8)     $ 3.0       $ 5.2      $   5.7
                                           ==========    ===========   =========    ========    ========   =========

      During 1998 and 1997, WP&L recognized an additional $0.6 million and $1.3 million, respectively, of costs in accordance with SFAS 88. The charges were for severance and early retirement programs in the respective years. In addition, during 1998 and 1997, WP&L recognized $3.6 million and $1.7 million, respectively, of curtailment charges relating to WP&L's other postretirement benefits. The amounts include a December 1998 early retirement program.

      The pension benefit cost shown above (and in the following table) for 1998 represents only the pension benefit cost for bargaining unit employees of WP&L covered under the bargaining unit pension plan that is sponsored by WP&L. The pension benefit cost for WP&L's non-bargaining employees who are now participants in other IEC plans was $3.0 million for 1998, including a special charge of $3.6 for severance and early retirement window programs. In addition, Alliant Energy Corporate Services provides services to WP&L. The allocated pension benefit costs associated with these services was $0.6 million for 1998. The other postretirement benefit cost shown above for each period (and in the following tables) represents the other postretirement benefit cost for all WP&L employees. The allocated other postretirement benefit cost associated with Alliant Energy Corporate Services for WP&L was $0.2 million for 1998.

      The assumed medical trend rates are critical assumptions in determining the service and interest cost and accumulated postretirement benefit obligation related to postretirement benefit costs. A one percent change in the medical trend rates for 1998, holding all other assumptions constant, would have the following effects (in millions):

                                                           1 Percent Increase      1 Percent Decrease

                                                           -------------------    ----------------------
Effect on total of service and interest cost components           $0.3                   ($0.3)
Effect on postretirement benefit obligation                       $1.7                   ($1.7)



      A reconciliation of the funded status of WP&L's plans to the amounts recognized on WP&L's Consolidated Balance Sheets at December 31 is presented below (in millions):

                                                        Qualified Pension Benefits      Other Postretirement Benefits
                                                        ----------------------------    -------------------------------
                                                           1998            1997             1998              1997
                                                        -----------     ------------    --------------     ------------
Change in benefit obligation:
  Net benefit obligation at beginning of year           $   205.1       $   189.6       $   47.1          $    46.6
  Transfer of obligations to other IEC plans                (91.9)            -              -                  -
  Service cost                                                3.2             4.8            1.7                1.8
  Interest cost                                               8.5            13.9            2.6                3.3
  Plan participants' contributions                            -               -              0.8                1.0
  Plan amendments                                             -               4.4            -                  -
  Actuarial (gain) / loss                                    12.2             2.9           (9.7)              (2.7)
  Curtailments                                                -               -              0.7                0.6
  Special termination benefits                                0.6             1.3            -                  -
  Gross benefits paid                                        (5.4)          (11.8)          (2.9)              (3.5)
                                                        -----------     ------------    --------------     ------------
     Net benefit obligation at end of year                  132.3           205.1           40.3               47.1
                                                        -----------     ------------    --------------     ------------

Change in plan assets:
  Fair value of plan assets at beginning of year            244.4           218.9           16.1               13.8
  Transfer of assets to other IEC plans                    (100.2)            -              -                  -
  Actual return on plan assets                               (1.3)           36.2            1.1                1.9
  Employer contributions                                      -               1.1            -                  2.9
  Plan participants' contributions                            -               -              0.8                1.0
  Gross benefits paid                                        (5.4)          (11.8)          (2.9)              (3.5)
                                                        -----------     ------------    --------------     ------------
     Fair value of plan assets at end of year               137.5           244.4           15.1               16.1
                                                        -----------     ------------    --------------     ------------

Funded status at end of year                                  5.2            39.3          (25.2)             (31.0)
Unrecognized net actuarial (gain) / loss                     26.0             0.8          (17.0)              (8.3)
Unrecognized prior service cost                               5.1             7.8           (0.2)              (0.3)
Unrecognized net transition obligation (asset)               (7.9)          (12.0)          17.2               21.0
                                                        -----------     ------------    --------------     ------------
     Net amount recognized at end of year               $    28.4       $    35.9       $  (25.2)          $  (18.6)
                                                        ===========     ============    ==============     ============

Amounts recognized on the Consolidated Balance
 Sheets consist of:
     Prepaid benefit cost                               $    28.4            35.9       $    0.4           $    0.3
     Accrued benefit cost                                     -               -            (25.6)             (18.9)
                                                        -----------     ------------    --------------     ------------
     Net amount recognized at measurement date               28.4            35.9          (25.2)             (18.6)
                                                        -----------     ------------    --------------     ------------

Contributions paid after 9/30 and prior to 12/31              -               -              2.1                -
                                                        ===========     ============    ==============     ============
     Net amount recognized at 12/31/98                  $    28.4       $    35.9       $  (23.1)          $  (18.6)
                                                        ===========     ============    ==============     ============

      IEC sponsors a non-qualified pension plan which covers certain current and former officers. The pension expense allocated to WP&L for this plan was $0.8 million, $0.5 million and $0.5 million in 1998, 1997 and 1996, respectively.

      WP&L employees also participate in defined contribution pension plans (401(k) plans) covering substantially all employees. WP&L's contributions to the plans, which are based on the participants' level of contribution, were $2.4 million, $2.8 million and $1.8 million in 1998, 1997 and 1996, respectively.

      The benefit obligation and fair value of plan assets for the postretirement welfare plans with benefit obligations in excess of plan assets were $33.4 million and $6.2 million as of September 31, 1998 and $40.6 million and $7.7 million, respectively, as of the prior measurement date.

(b)   Long-Term Equity Incentive Plan -

      IEC has a long-term equity incentive plan which permits the grant of non-qualified stock options, incentive stock options, restricted stock, performance shares and performance units to key employees. As of December 31, 1998, only non-qualified stock options and performance units had been granted to key employees. The maximum number of shares of IEC common stock that may be issued under the plan may not exceed one million. Options are granted at the fair market value of the shares on the date of grant and vest over three years. Options outstanding will expire no later than 10 years after the grant date. The first options were granted in 1995 and became exercisable in January 1998. All options granted prior to the consummation of the Merger were issued by WPLH. A summary of the stock option activity for 1998, 1997 and 1996 is as follows:

                                                  1998                       1997                     1996
                                         ----------------------    -----------------------   ---------------------
                                                      Weighted                  Weighted                 Weighted
                                                      Average                    Average                 Average
                                                      Exercise                  Exercise                 Exercise
                                           Shares      Price          Shares      Price         Shares    Price
                                         ----------------------    ----------------------   ---------------------
Outstanding at beginning of year            191,800     $28.98        114,150   $29.56          41,900    $27.50
Options granted                             636,451      31.32         77,650    28.12          72,250     30.75
Options exercised                            (8,900)     28.59              -        -               -         -
Options forfeited                           (68,267)     30.49              -        -               -         -
                                         ----------------------    ----------------------   ---------------------
Outstanding at end of year                  751,084     $30.83        191,800   $28.98         114,150    $29.56
                                         ======================    ======================   =====================
Exercisable at end of year                   38,250     $27.50              -                        -


       The range of exercise prices for the options outstanding at December 31, 1998 was $27.50 to $31.56.

       The value of the options at the grant date using the Black-Scholes pricing method is as follows:

                                                    1998             1997            1996
                                                 ------------     ------------    ------------
Value of options based on Black-Scholes model       $4.93            $3.30           $3.47
Volatility                                           21%              15%             16%
Risk free interest rate                             5.75%            6.43%           5.56%
Expected life                                     10 years         10 years        10 years
Expected dividend yield                             7.0%             7.0%            7.0%

      IEC follows Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees," to account for stock options. No compensation cost is recognized because the option exercise price is equal to the market price of the underlying stock on the date of grant. Had compensation cost for the plan been determined based on the Black-Scholes value at the grant dates for awards as prescribed by

SFAS 123 "Accounting for Stock-Based Compensation," pro forma net income and earnings per share would have been:

                                                1998        1997        1996
                                             ----------- ----------- -----------
   Net income (in millions)                    $93.5       $144.3      $155.5
   Earnings per share (basic and diluted)      $1.22       $1.89       $2.06

      The performance units represent accumulated dividends on the shares underlying the non-qualified stock options and are expensed over a three-year vesting period based on the annual dividend rate at the grant date. The performance unit payout is contingent upon three-year performance criteria. The cost of this program in 1998, 1997 and 1996 was not significant.

(7)   COMMON STOCK:

      In rate order UR-110, the PSCW ordered that it must approve the payment of dividends by WP&L to IEC that are in excess of the level forecasted in the rate order ($58.3 million), if such dividends would reduce WP&L's average common equity ratio below 52.00% of total capitalization. The dividends paid by WP&L to IEC since the rate order was issued have not exceeded the level forecasted in the rate order.

(8)   DEBT:

(a)   Short-Term Debt -

      Information regarding WP&L's short-term debt is as follows (in millions):

                                                         1998              1997              1996
                                                --------------    --------------    --------------
As of year end--
   Commercial paper outstanding                             -             $81.0             $59.5
   Notes payable outstanding                            $50.0                 -             $10.0
   Money pool borrowings                                $26.8                 -                 -
   Discount rates on commercial paper                     N/A        5.82-5.90%        5.35-5.65%
   Interest rates on notes payable                      5.44%               N/A             5.95%
   Interest rate on money pool borrowings               5.17%               N/A               N/A

For the year ended--
   Average amount of short-term debt
      (based on daily outstanding balances)             $48.4             $49.2             $33.9
   Average interest rate on short-term debt             5.55%             5.64%             5.86%

(b)   Long-Term Debt -

      Substantially all of WP&L's utility plant is secured by its First Mortgage Bonds. WP&L also maintains an unsecured indenture relating to the issuance of debt securities.

      Debt maturities (excluding periodic sinking fund requirements, which will not require additional cash expenditures) for 1999 to 2003 are $0, $1.9 million, $0, $0 and $0, respectively.

      Refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" (MD&A) for a further discussion of WP&L's debt.

(9)   ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:

      The following methods and assumptions were used to estimate the fair value of each class of WP&L's financial instruments:

      o Current Assets and Current Liabilities - The carrying amount approximates fair value because of the short maturity of such financial instruments.

      o Nuclear Decommissioning Trust Funds - The carrying amount represents the fair value of these trust funds, as reported by the trustee. The balance of the "Nuclear decommissioning trust funds" as shown on the Consolidated Balance Sheets included $18.7 million and $16.4 million of net unrealized gains at December 31, 1998 and December 31, 1997, respectively, on the investments held in the trust funds. The accumulated reserve for decommissioning costs was adjusted by a corresponding amount.

      o Cumulative Preferred Stock - Based upon the market yield of similar securities and quoted market prices.

      o Long-Term Debt - Based upon the market yield of similar securities and quoted market prices.

      The following table presents the carrying amount and estimated fair value of certain financial instruments for WP&L as of December 31 (in millions):

                                                        1998                           1997
                                             ---------------------------    ----------------------------
                                              Carrying          Fair         Carrying           Fair
                                                Value          Value           Value           Value
                                             ------------    -----------    ------------     -----------
Nuclear decommissioning trust funds          $   134         $   134        $   112          $   112
Cumulative preferred stock                        60              55             60               52
Long-term debt, including current portion        472             513            420              449

      Since WP&L is subject to regulation, any gains or losses related to the difference between the carrying amount and the fair value of its financial instruments may not be realized by WP&L's parent.

(10)  DERIVATIVE FINANCIAL INSTRUMENTS:

      IEC, through its consolidated subsidiaries, has historically had only limited involvement with derivative financial instruments and has not used them for speculative purposes. They have been used to manage well-defined interest rate and commodity price risks.

(a)   Interest Rate Swaps and Forward Contracts -

      At December 31, 1998, Alliant Energy Resources had two interest rate swap agreements outstanding (both expiring in April 2000 with the bank having a 1-year extension option for one of the agreements) each with a notional amount of $100 million. WP&L also had two interest rate swap agreements outstanding (both expiring in 2000) at December 31, 1998, and the combined notional amount of the two agreements was $30 million. These agreements were entered into in order to reduce the impact of changes in variable interest rates by converting variable rate borrowings into fixed rate borrowings thus all agreements require Alliant Energy Resources and WP&L to pay a fixed rate and receive a variable rate. Had Alliant Energy Resources and WP&L terminated the agreements at December 31, 1998, they would have had to make payments of $2.9 million and $0.3 million, respectively.

      On September 14, 1998, WP&L entered into an interest rate forward contract related to the anticipated issuance of $60 million of debentures. The securities were issued on October 30, 1998, and the forward contract was settled, which resulted in a cash payment of $1.5 million by WP&L.

(b)   Gas Commodities Instruments -

      WP&L uses gas commodity swaps to reduce the impact of price fluctuations on gas purchased and injected into storage during the summer months and withdrawn and sold at current market prices during the winter months. The notional amount of gas commodity swaps outstanding as of December 31, 1998, was
5.8 million dekatherms. Had WP&L terminated all of the agreements existing at December 31, 1998, it would have realized an estimated gain of $0.8 million.

(11)  COMMITMENTS AND CONTINGENCIES:

(a)   Construction and Acquisition Program -

      Plans for WP&L's construction and acquisition program can be found elsewhere in this report in the "Liquidity and Capital Resources - Capital Requirements" section of MD&A.

(b)   Purchased-Power, Coal and Natural Gas Contracts -

      WP&L has entered into purchased-power capacity and coal contracts and its minimum commitments are as follows (dollars in millions, megawatt-hours (MWHs) and tons in thousands):

                                                           Coal
                                                 (including transportation
                   Purchased-Power                         costs)
              ---------------------------   --------------------------------
               Dollars          MWHs          Dollars             Tons
              -----------    ------------   -------------    ---------------
1999             $ 62.3         1,290          $ 22.2            6,124
2000               66.0         1,509            10.1            2,986
2001               52.4           864             8.4            1,600
2002               31.8           219             4.4              750
2003               24.3           219             -                -

      WP&L is in the process of negotiating several new coal contracts. In addition, it expects to supplement its coal contracts with spot market purchases to fulfill its future fossil fuel needs.

      WP&L also has various natural gas supply, transportation and storage contracts outstanding. The minimum dekatherm commitments, in millions, for 1999-2003 are 70.3, 59.7, 45.4, 31.5 and 24.5, respectively. The minimum dollar commitments for 1999-2003, in millions, are $42.8, $32.5, $27.1, $24.7 and
$17.0, respectively. The gas supply commitments are all index-based. WP&L expects to supplement its natural gas supply with spot market purchases as needed.

(c)   Information Technology Services -

      In May 1998, IEC entered into an agreement, expiring in 2004, with Electronic Data Systems Corporation (EDS) for information technology services. WP&L's anticipated operating and capital expenditures under the agreement for 1999 are estimated to total approximately $2.8 million. Future costs under the agreement are variable and are dependent upon WP&L's level of usage of technological services from EDS.

(d)   Financial Guarantees and Commitments -

      IEC has financial guarantees, which were generally issued to support third-party borrowing arrangements and similar transactions, amounting to $18.1 million outstanding at December 31, 1998. Such guarantees are not reflected in the consolidated financial statements. Management believes that the likelihood of IEC having to make any material cash payments under these agreements is remote.

      In addition, as part of IEC's electricity trading joint venture with Cargill Incorporated (Cargill), Cargill has made guarantees to certain counterparties regarding the performance of contracts entered into by the joint venture. Guarantees of approximately $50 million have been issued of which approximately $5 million were outstanding at December 31, 1998. Under the terms of the joint venture agreement, any payments required under the guarantees would be shared by IEC and Cargill on a 50/50 basis to the extent the joint venture is not able to reimburse the guarantor for payments made under the guarantee.

      As of December 31, 1998, Alliant Energy Resources had extended commitments to provide $7.2 million in nonrecourse, fixed rate, permanent financing to developers which are secured by affordable housing properties. IEC anticipates other lenders will ultimately finance these properties.

(e)   Nuclear Insurance Programs -

      Public liability for nuclear accidents is governed by the Price Anderson Act of 1988, which sets a statutory limit of $9.8 billion for liability to the public for a single nuclear power plant incident and requires nuclear power plant operators to provide financial protection for this amount. As required, IESU provides this financial protection for a nuclear incident at DAEC through a combination of liability insurance ($200 million) and industry-wide retrospective payment plans ($9.6 billion). Under the industry-wide plan, each operating licensed nuclear reactor in the United States is subject to an assessment in the event of a nuclear incident at any nuclear plant in the United States. The owners of DAEC could be assessed a maximum of $88.1 million per nuclear incident, with a maximum of $10 million per incident per year (of which IESU's 70 % ownership portion would be approximately $61.7 million and $7 million, respectively) if losses relating to the incident exceeded $200 million. These limits are subject to adjustments for changes in the number of participants and inflation in future years. On a similar note, WP&L, as a 41% owner of Kewaunee, is subject to an overall assessment of approximately $36.1 million per incident, not to exceed $4.1 million payable in any given year.

      IESU and WP&L are members of Nuclear Electric Insurance Limited (NEIL). NEIL provides $1.9 billion of insurance coverage for IESU and $1.8 billion for WP&L on certain property losses for property damage, decontamination and premature decommissioning. The proceeds from such insurance, however, must first be used for reactor stabilization and site decontamination before they can be used for plant repair and premature decommissioning. NEIL also provides separate coverage for additional expense incurred during certain outages. Owners of nuclear generating stations insured through NEIL are subject to retroactive premium adjustments if losses exceed accumulated reserve funds. NEIL's accumulated reserve funds are currently sufficient to more than cover its exposure in the event of a single incident under the primary and excess property damage or additional expense coverages. However, IESU could be assessed annually a maximum of $1.9 million for NEIL primary property, $3.5 million for NEIL excess property and $0.7 million for NEIL additional expenses if losses exceed the accumulated reserve funds. WP&L could be assessed annually a maximum of $1.1 million for NEIL primary property, $2.0 million for NEIL excess property and $0.6 million for NEIL additional expense coverage. IESU and WP&L are not aware of any losses that they believe are likely to result in an assessment.

      In the unlikely event of a catastrophic loss at Kewaunee or DAEC, the amount of insurance available may not be adequate to cover property damage, decontamination and premature decommissioning. Uninsured losses, to the extent not recovered through rates, would be borne by IEC and could have a material adverse effect on IEC's financial position and results of operations.

(f)   Environmental Liabilities -

      WP&L has recorded environmental liabilities of approximately $12.3 million on its Consolidated Balance Sheets at December 31, 1998. IEC's significant environmental liabilities are discussed below.

Manufactured Gas Plant Sites

      IESU, WP&L and IPC all have current or previous ownership interests in properties previously associated with the production of gas at MGP sites for which they may be liable for investigation, remediation and monitoring costs relating to the sites. A summary of information relating to the sites is as follows:

                                                              IESU     WP&L      IPC
                                                              ----     ----     ----
Number of known sites for which liability may exist              34       14        9
Liability recorded at December 31, 1998 (millions)            $26.6     $7.7    $17.5
Regulatory asset recorded at December 31, 1998 (millions)     $26.6    $14.1    $17.5


      The companies are working pursuant to the requirements of various federal and state agencies to investigate, mitigate, prevent and remediate, where necessary, the environmental impacts to property, including natural resources, at and around the sites in order to protect public health and the environment. The companies each believe that they have completed the remediation at various sites, although they are still in the process of obtaining final approval from the applicable environmental agencies for some of these sites.

      Each company records environmental liabilities based upon periodic studies, most recently updated in the fourth quarter of 1998, related to the MGP sites. Such amounts are based on the best current estimate of the remaining amount to be incurred for investigation, remediation and monitoring costs for those sites where the investigation process has been or is substantially completed, and the minimum of the estimated cost range for those sites where the investigation is in its earlier stages. It is possible that future cost estimates will be greater than current estimates as the investigation process proceeds and as additional facts become known. The amounts recognized as liabilities are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their fair value.

      Management currently estimates the range of remaining costs to be incurred for the investigation, remediation and monitoring of all IEC sites to be approximately $35 million to $66 million. IESU, WP&L and IPC currently estimate their share of the remaining costs to be incurred to be approximately $17 million to $36 million, $5 million to $9 million and $13 million to $21 million, respectively.

      Under the current rate making treatment approved by the PSCW, the MGP expenditures of WP&L, net of any insurance proceeds, are deferred and collected from gas customers over a five-year period after new rates are implemented. The MPUC also allows the deferral of MGP-related costs applicable to the Minnesota sites and IPC has been successful in obtaining approval to recover such costs in rates in Minnesota. While the

IUB does not allow for the deferral of MGP-related costs, it has permitted utilities to recover prudently incurred costs. As a result, regulatory assets have been recorded by each company which reflect the probable future rate recovery, where applicable. Considering the current rate treatment, and assuming no material change therein, IESU, WP&L and IPC believe that the clean-up costs incurred for these MGP sites will not have a material adverse effect on their respective financial positions or results of operations.

      In April 1996, IESU filed a lawsuit against certain of its insurance carriers seeking reimbursement for its MGP-related costs. Settlement has been reached with all its carriers and all issues have been resolved. In 1994, IPC filed a lawsuit against certain of its insurance carriers to recover its MGP-related costs. Settlements have been reached with eight carriers. IPC is continuing its pursuit of additional recoveries but is unable to predict the amount of any additional recoveries they may realize. Amounts received from insurance carriers are being deferred by IESU and IPC pending a determination of the regulatory treatment of such recoveries. WP&L has settled with all of its carriers.

National Energy Policy Act of 1992

      The National Energy Policy Act of 1992 requires owners of nuclear power plants to pay a special assessment into a "Uranium Enrichment Decontamination and Decommissioning Fund." The assessment is based upon prior nuclear fuel purchases. IESU is recovering the costs associated with this assessment through its electric fuel adjustment clauses over the period the costs are assessed. IESU's 70% share of the future assessment at December 31, 1998 was $7.8 million and has been recorded as a liability with a related regulatory asset for the unrecovered amount. WP&L had a regulatory asset and a liability of $5.4 million and $4.6 million recorded at December 31, 1998, respectively. IEC continues to pursue relief from this assessment through litigation.

(g)   Spent Nuclear Fuel -

      The Nuclear Waste Policy Act of 1982 assigned responsibility to the U.S. Department of Energy (DOE) to establish a facility for the ultimate disposition of high level waste and spent nuclear fuel and authorized the DOE to enter into contracts with parties for the disposal of such material beginning in January 1998. IESU and WP&L entered into such contracts and have made the agreed payments to the Nuclear Waste Fund held by the U.S. Treasury. The companies were subsequently notified by the DOE that it was not able to begin acceptance of spent nuclear fuel by the January 31, 1998 deadline. Furthermore, the DOE has experienced significant delays in its efforts and material acceptance is now expected to occur no earlier than 2010 with the possibility of further delay being likely. IEC has participated in several litigation proceedings against the DOE on this issue and the respective courts have affirmed the DOE's responsibility for spent nuclear fuel acceptance. IEC is evaluating its options for recovery of damages due to the DOE's delay in accepting spent nuclear fuel.

      The Nuclear Waste Policy Act of 1982 assigns responsibility for interim storage of spent nuclear fuel to generators of such spent nuclear fuel, such as IESU and WP&L. In accordance with this responsibility, IESU and WP&L have been storing spent nuclear fuel on site at DAEC and Kewaunee, respectively, since plant operations began. IESU will have to increase its spent fuel storage capacity at DAEC to store all of the spent fuel that will be produced before the current license expires in 2014. To provide assurance that both the operating and post-shutdown storage needs are satisfied, construction of a dry cask modular facility is being contemplated. With minor modifications, Kewaunee would have sufficient fuel storage capacity to store all of the fuel it will generate through the end of the license life in 2013. No decisions have been made concerning post-shutdown storage needs. Legislation is being considered on the federal level that would, among other provisions, expand the DOE's permanent spent nuclear fuel storage to include interim storage for spent nuclear fuel as early as 2002. This legislation has been submitted in the U.S. House. The prospects for passage by the U.S. Congress, and subsequent successful implementation by the DOE, are uncertain at this time.

(h)   Decommissioning of DAEC and Kewaunee -

      Pursuant to the most recent electric rate case order, the IUB and PSCW allow IESU and WP&L to recover $6 million and $16 million annually for their share of the cost to decommission DAEC and Kewaunee, respectively. Decommissioning expense is included in "Depreciation and amortization" in the Consolidated Statements of Income and the cumulative amount is included in "Accumulated depreciation" on the Consolidated Balance Sheets to the extent recovered through rates.

      Additional information relating to the decommissioning of DAEC and Kewaunee includes (dollars in millions):

                                                                       DAEC                        Kewaunee
                                                             -------------------------     --------------------------
Assumptions relating to current rate recovery figures:
     IEC's share of estimated decommissioning cost                    $252.8                        $189.7
     Year dollars in                                                   1993                          1998
     Method to develop estimate                                NRC minimum formula            Site-specific study
     Annual inflation rate                                            4.91%                          5.83%
     Decommissioning method                                   Prompt dismantling and        Prompt dismantling and
                                                                     removal                        removal
     Year decommissioning to commence                                  2014                          2013
     Average after-tax return on external investments                 6.82%                          6.21%
External trust fund balance at December 31, 1998                      $91.7                         $134.1
Internal reserve at December 31, 1998                                 $21.7                            -
After-tax earnings on external trust funds in 1998                     $2.7                          $5.2

      The rate recovery figures for DAEC only included an inflation estimate through 1997. Both IESU and WP&L are funding all rate recoveries for decommissioning into external trust funds and funding on a tax-qualified basis to the extent possible. All of the rate recovery assumptions are subject to change in future regulatory proceedings. In accordance with their respective regulatory requirements, IESU and WP&L record the earnings on the external trust funds as interest income with a corresponding entry to interest expense at IESU and to depreciation expense at WP&L. The earnings accumulate in the external trust fund balances and in accumulated depreciation on utility plant.

(i)   Legal Proceedings -

      IEC is involved in legal and administrative proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Although unable to predict the outcome of these matters,

IEC  believes  that  appropriate   reserves  have  been  established  and  final
disposition of these actions will not have a material adverse effect on its financial position or results of operations.

(12)  JOINTLY-OWNED ELECTRIC UTILITY PLANT:

Under joint ownership agreements with other Iowa and Wisconsin utilities, IESU, WP&L and IPC have undivided ownership interests in jointly-owned electric generating stations and related transmission facilities. Each of the respective owners is responsible for the financing of its portion of the construction costs. Kilowatt-hour generation and operating expenses are divided on the same basis as ownership with each owner reflecting its respective costs in its Consolidated Statements of Income. Information relative to IESU's, WP&L's and IPC's ownership interest in these facilities at December 31, 1998 is as follows (dollars in millions):

                                                                      1998                               1997
                                                        --------------------------------    ------------------------------
                                                                   Accumulated                        Accumulated
                                              Plant                 Provision                 Plant    Provision
                     Ownership   In-service    MW        Plant in     for                      in         for
                     Interest %    Date     Capacity     Service   Depreciation   CWIP       Service  Depreciation   CWIP
-------------------- ----------- --------- --------- -- --------- ------------- -------- -- -------- ------------- -------
IESU
Coal:
  Ottumwa Unit 1         48.0      1981       716         $193.1      $102.7      $0.8        $191.6     $96.6       $-
  Neal Unit 3            28.0      1975       515           59.0        32.4       0.1          60.8      30.6        0.1
Nuclear:
  DAEC                   70.0      1974       520          507.1       247.2       1.4         500.6     230.8        2.8
                                                        --------- ------------- --------    -------- ------------- -------
Total IESU                                                $759.2      $382.3      $2.3        $753.0    $358.0       $2.9

WP&L
Coal:
  Columbia Energy                  1975 &
    Center               46.2      1978     1,023         $161.5       $93.8      $1.4       $161.4      $89.2      $0.8
  Edgewater Unit 4       68.2      1969       330           52.4        30.8       0.4         51.5       29.5       1.0
  Edgewater Unit 5       75.0      1985       380          229.0        85.9       0.2        229.4       79.8       0.1
Nuclear:
  Kewaunee Nuclear
      Power Plant        41.0      1974       535          132.2        93.7       6.4        132.0       86.6       0.3
                                                        --------- ------------- -------    --------- ------------ -------
Total WP&L                                                $575.1      $304.2      $8.4       $574.3     $285.1      $2.2

IPC
Coal:
  Neal Unit 4            21.5      1979       640          $82.1       $48.4      $1.5        $82.2      $45.8      $-
  Louisa Unit 1           4.0      1983       738           24.7        11.7       -           24.7       10.9       -
                                                        --------- ------------- -------    --------- ------------ -------
Total IPC                                                 $106.8       $60.1      $1.5       $106.9      $56.7      $-

                                                        --------- ------------- -------    --------- ------------ -------
Total IEC                                               $1,441.1      $746.6     $12.2     $1,434.2     $699.8      $5.1
                                                        ========= ============= =======    ========= ============ =======


(13)  SEGMENTS OF BUSINESS:

      In 1998, IEC adopted SFAS 131, "Disclosures About Segments of an Enterprise and Related Information." IEC's principal business segments are:

      o Regulated domestic utilities - consists of IEC's three regulated utility operating companies (IESU, WP&L, and IPC) serving customers in Iowa, Wisconsin, Minnesota and Illinois. The regulated domestic utility business is broken down into three segments which are: 1) electric operations; 2) gas operations; and 3) other, which includes the water and steam businesses as well as the unallocated portions of the utility business.

      o     Nonregulated  businesses  -  represents  the  operations  of Alliant
            Energy Resources and its subsidiaries. This includes the company's domestic and international energy products and services businesses; industrial services, which includes environmental, engineering and transportation services; investments in affordable housing initiatives; and investments in various other strategic initiatives.

      o Other - includes the operations of IEC's parent company and Alliant Energy Corporate Services, as well as any reconciling/eliminating entries.

      Intersegment revenues were not material to IEC's operations and there was no single customer whose revenues exceeded 10% or more of IEC's consolidated revenues.

Certain financial information relating to IEC's significant business segments and products and services is presented below:

                                           Regulated Domestic Utilities            Nonregulated                       IEC
                                  -----------------------------------------------
                                   Electric      Gas       Other       Total        Businesses        Other      Consolidated
-------------------------------------------------------------------------------------------------------------------------------
                                                                         (in thousands)
1998
Operating revenues                 $1,567,442   $295,590    $31,235   $1,894,267     $238,676         ($2,069)   $2,130,874
Depreciation and
   amortization expense               219,364     23,683      2,623      245,670       33,835               -       279,505
Operating income (loss)               271,511     16,027      5,598      293,136       (8,608)         (1,226)      283,302
Interest expense, net                                        96,951       96,951       23,298           2,302       122,551
Preferred and preference
 dividends                                                    6,699        6,699            -              -          6,699

Net (income) loss from equity
   method subsidiaries                                        (858)        (858)        2,197               -         1,339

Miscellaneous, net (other than
  equity income/loss)                                         3,545        3,545       (7,973)          2,353        (2,075)

Income tax expense (benefit)                                 77,257       77,257      (17,232)         (1,912)       58,113
Net income (loss)                                           109,542      109,542       (8,898)         (3,969)       96,675
Total assets                        3,202,837    458,832    469,822    4,131,491      869,261         (41,415)    4,959,337
Investments in equity method
   subsidiaries                                               5,189        5,189       49,446               -        54,635

Construction and acquisition
   expenditures                       233,638     33,200      2,295      269,133      102,925               -       372,058


1997
Operating revenues                 $1,515,753   $393,907    $30,882   $1,940,542     $361,961         ($1,876)   $2,300,627
Depreciation and amortization
   expense                            201,742     21,553      2,432      225,727       33,936               -       259,663
Operating income (loss)               316,880     29,330      2,169      348,379       (6,818)         (5,178)      336,383
Interest expense, net                                        95,734       95,734       23,197          (1,642)      117,289
Preferred and preference
   dividends                                                  6,693        6,693            -               -         6,693
Net (income) loss from equity
   method subsidiaries                                         (32)         (32)          849               -           817
Miscellaneous, net (other than
   equity income/loss)                                      (8,257)      (8,257)       (8,282)          1,812       (14,727)
Income tax expense (benefit)                                101,739      101,739      (18,616)         (1,390)       81,733
Net income (loss)                                           152,502      152,502       (3,966)         (3,958)      144,578
Total assets                        3,142,910    448,845    485,225    4,076,980      838,504           8,066     4,923,550
Investments in equity method
   subsidiaries                                               5,694        5,694       39,175               -        44,869
Construction and acquisition
   expenditures                       217,023     33,984      5,753      256,760       71,280               -       328,040





                                           Regulated Domestic Utilities
                                  -----------------------------------------------  Nonregulated                       IEC
                                   Electric      Gas       Other       Total        Businesses        Other      Consolidated
-------------------------------------------------------------------------------------------------------------------------------
                                                                         (in thousands)
1996
Operating revenues                 $1,440,375   $375,955    $24,008   $1,840,338        $393,963        ($1,461)    $2,232,840
Depreciation and amortization
   expense                            180,989     18,124      1,891      201,004          31,359              -        232,363
Operating income (loss)               326,370     40,521      7,001      373,892          (6,666)        (1,787)       365,439
Interest expense, net                                        86,084       86,084          17,859          3,804        107,747
Preferred and preference
   dividends                                                  6,687        6,687               -              -          6,687
Net (income) loss from equity
   method subsidiaries                                         (372)        (372)             18              -           (354)
Miscellaneous, net (other than
   equity income/loss)                                       (1,390)      (1,390)         (9,968)          (131)       (11,489)
Income tax expense (benefit)                                115,033      115,033         (12,724)          3,451       105,760
Net income (loss) from
   continuing operations                                    167,850      167,850          (1,851)        (8,911)       157,088
Discontinued operations                                           -            -          (1,297)             -         (1,297)
Net income (loss)                                           167,850      167,850          (3,148)        (8,911)       155,791
Total assets                        3,122,761    511,110    452,885    4,086,756         546,690          6,380      4,639,826
Investments in equity method
   subsidiaries                                               6,110        6,110          11,163              -         17,273
Construction and acquisition
   expenditures                       247,323     34,738     15,135      297,196         115,078              -        412,274


Products and Services

                                                                   Revenues
        ----------------------------------------------------------------------------------------------------------------------
            Regulated Domestic Utilities                                  Nonregulated Businesses
        ------------------------------------ ---------------------------------------------------------------------------------
                                               Environmental                                  Transportation,        Total
                                              and Engineering      Oil and     Nonregulated      Rents and       Nonregulated
Year       Electric       Gas       Other       Services          Production      Energy            Other          Businesses
-------------------------------------------- ---------------------------------------------------------------------------------
                                                       (in thousands)
1998       $1,567,442   $295,590    $31,235     $72,616            $64,622        $40,536          $60,902          $238,676
1997        1,515,753    393,907     30,882      78,105             68,922        151,128           63,806           361,961
1996        1,440,375    375,955     24,008      84,859             65,724        192,217           51,163           393,963

(14)  SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA - WP&L:

                                          ------------------------------------------------------------------------
                                                                       Quarter Ended
                                          ------------------------------------------------------------------------
                                              March 31         June 30          September 30       December 31
                                          ----------------- ---------------   ----------------- ------------------
                                                                      (in thousands)
1998*
  Operating revenues                           $202,803        $172,509            $176,130          $180,006
  Operating income                               33,651          10,828              29,696            18,475
  Net income (loss)                              17,598          (1,233)             12,677             6,532
  Earnings available for common stock            16,770          (2,061)             11,850             5,705

*     Earnings  for 1998 were  impacted by the  recording  of  approximately  $3 million, $11 million, $2 million and $1 million of pre-tax  merger-related expenses in the first, second, third and fourth quarters, respectively.

                                      A-52



                                          ------------------------------------------------------------------------
                                                                       Quarter Ended
                                          ------------------------------------------------------------------------
                                              March 31         June 30          September 30       December 31
                                          ----------------- ---------------   ----------------- ------------------
                                                                      (in thousands)
1997
  Operating revenues                           $231,005        $176,065            $180,192          $207,455
  Operating income                               45,413          20,882              34,158            38,656
  Net income                                     23,351          11,044              15,236            21,603
  Earnings available for common stock            22,523          10,216              14,409            20,776


                             SHAREOWNER INFORMATION

Market Information

      The 4.50% series of preferred stock is listed on the American Stock Exchange, with the trading symbol of Wis Pr. All other series of preferred stock are traded on the over-the-counter market. Seventy-seven percent of the Company's individual preferred shareowners are Wisconsin residents.

Dividend Information

      Preferred stock dividends paid per share for each quarter during 1998 were as follows:

            Series             Dividend       Series              Dividend
            ------             --------       ------              --------
            4.40%               $1.1000        4.96%               $ 1.2400
            4.50%               $1.1250        6.20%               $ 1.5500
            4.76%               $1.1900        6.50%               $0.40625
            4.80%               $1.2000

As authorized by the Wisconsin Power and Light Company Board of Directors, preferred stock dividend record and payment dates normally are as follows:

            Record Date                        Payment Date
            -----------                        ------------
            February 26                             March 15
            May 28                                   June 15
            August 31                           September 15
            November 30                          December 15

Stock Transfer Agent and Registrar

         Interstate Energy Corporation
         Shareowner Services
         P.O. Box 2568
         Madison, WI 53701-2568

Form 10-K Information

      A copy of Form 10-K as filed with the Securities and Exchange Commission will be provided without charge upon request. Requests may be directed to Shareowner Services at the above address.

                           EXECUTIVE OFFICERS OF WP&L

      Erroll B. Davis, Jr., 54, was elected Chief Executive Officer effective April 1998. He previously served as President and Chief Executive Officer of WP&L since 1988 and has been a board member of WP&L since 1984. Mr. Davis is also an officer of IEC and IESU.

      William D. Harvey, 49, was elected President effective April 1998. He previously served as Senior Vice President since 1993 at WP&L. Mr. Harvey is also an officer of IEC and IESU.

      Eliot G. Protsch, 45, was elected Executive Vice President-Energy Delivery effective October 1998. He previously served as Senior Vice President from 1993 to 1998 at WP&L. Mr. Protsch is also an officer of IEC and IESU.

      Barbara J. Swan, 47, was elected Executive Vice President and General Counsel effective October 1998. She previously served as Vice President-General Counsel from 1994 to 1998 at WP&L. Ms. Swan is also an officer of IEC and IESU.

      Thomas M. Walker, 51, was elected Executive Vice President and Chief Financial Officer effective October 1998. Mr. Walker is also on officer of IEC and IESU

      Pamela J. Wegner, 51, was elected Executive Vice President-Corporate Services effective October 1998. She previously served as Vice President-Information Services and Administration from 1994 to 1998 at WP&L. Ms. Wegner is also an officer of IEC and IESU.

      Dale R. Sharp, 58, was elected Senior Vice President-Engineering and Standards effective October 1998. He previously served as Vice President-Engineering since 1996, Vice President-Power Production from 1995 to 1996 and Director-Electrical Engineering from 1980 to 1995 at IPC. Mr. Sharp is also an officer of IESU.

      Daniel A. Doyle, 40, was elected Vice President-Manufacturing and Energy Portfolio Services effective October 1998. He previously served as Vice President-Fossil Plants since April 1998, Vice President-Power Production from 1996 to 1998 and Vice President-Finance, Controller and Treasurer from 1994 to 1996 at WP&L. Mr. Doyle is also an officer of IESU.

      John E. Ebright, 55, was elected Vice President-Controller effective April 1998. Mr. Ebright is also an officer of IEC and IESU.

      Dean E. Ekstrom, 51, was elected Vice President-Sales and Services effective April 1998. Mr. Ekstrom is also an officer of IESU.

      John F. Franz, Jr., 59, was elected Vice President-Nuclear effective April 1998. Mr. Franz is also an officer of IESU.

      Edward M. Gleason, 58, was elected Vice President-Treasurer and Corporate Secretary effective April 1998. He previously served as Controller, Treasurer, and Corporate Secretary of WP&L since 1996 and Corporate Secretary of WP&L from 1993 to 1996. Mr. Gleason is also an officer of IEC and IESU.

      Dundeana K. Langer, 40, was elected Vice President-Customer Services effective October 1998. Ms. Langer is also an officer of IESU.

      Daniel L. Mineck, 50, was elected Vice President-Performance Engineering and Environmental effective April 1998. Mr. Mineck is also an officer of IESU.

      Kim  K.  Zuhlke,  45,  was  elected  Vice  President-Customer   Operations
effective April 1998. He previously served as Vice President-Customer Services and Sales since 1993 at WP&L. Mr. Zuhlke is also an officer of IESU.

      David  L.  Wilson,  52,  was  elected  Assistant  Vice   President-Nuclear
effective April 1998. Mr. Wilson is also an officer of IESU.

      Linda J. Wentzel, 50, was appointed Assistant Corporate Secretary effective May 1998. She previously served as Executive Administrative Assistant since 1995 and Administrative Assistant from 1992 to 1995 at IEC. Ms. Wentzel is also an officer of IEC and IESU.

      Enrique Bacalao, 49, was appointed Assistant Treasurer effective November 1998. Prior to joining WP&L, he was Vice President, Corporate Banking at the Chicago Branch from 1995 to 1998, and Manager and Head of the Customer Dealing Group at the London Branch from 1993 to 1995, of The Industrial Bank of Japan, Limited. Mr. Bacalao is also an officer of IEC and IESU.

      Steven F. Price, 46, was elected Assistant Treasurer effective April 1998. He previously served as Assistant Corporate Secretary since 1992 at IEC and WP&L and as Assistant Treasurer since 1992 at IEC. Mr. Price is also an officer of IESU.

      Robert A. Rusch, 36, was elected Assistant Treasurer effective April 1998. He previously served as Assistant Treasurer since 1995 and Financial Analyst from 1989 to 1995 at WP&L. Mr. Rusch is also an officer of IESU.

      NOTE: None of the executive officers listed above is related to any member of the Board of Directors or nominee for director or any other executive officer.

      Mr. Davis has employment agreements with IEC pursuant to which his term of office is established. All other executive officers have no definite terms of office and serve at the pleasure of the Board of Directors.

Wisconsin Power & Light                                            P.O. Box 2568
                                                          Madison, WI 53701-2568

                  ANNUAL MEETING OF SHAREOWNERS - MAY 26, 1999


      The undersigned appoints William D. Harvey and Edward M. Gleason, or either of them, attorneys and proxies, with the power of substitution to vote all shares of stock of Wisconsin Power and Light Company held of record in the name of the undersigned at the close of business on April 7, 1999, at the 1999 Annual Meeting of Shareowners of the Company to be held in room 1A at the General Office, 222 W. Washington Avenue, Madison, Wisconsin, on May 26, 1999, at 1:00 p.m., and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company's Notice of Annual Meeting of Shareowners dated April 12, 1999, and accompanying Proxy Statement, subject to any directions indicated on the reverse side of this card.

This proxy is solicited on behalf of the Board of Directors of Wisconsin Power and Light Company. This proxy when properly executed will be voted in the manner directed herein by the shareowner. If no direction is made, the proxy will be voted "FOR" the election of all listed nominees.

            (continued and to be signed and dated on the other side)

WisconsinPower & Light
     PROXY CARD

                        Indicate your vote by an (x) in the appropriate boxes.



                        1. ELECTION OF DIRECTORS:

                        Nominees for terms              Withhold    For All
                        ending in 2002:       For All   For All     Except(*)

                                                [ ]       [ ]          [ ]

                        Alan B. Arends
                        Rockne G. Flowers
                        Katharine C. Lyall
                        Robert D. Ray
                        Anthony R. Weiler

Please date and sign your name(s) exactly as shown above and return this proxy card in the enclosed envelope.



________________________  DATED:  ________________    (*)   TO    WITHHOLD
                                                      AUTHORITY   TO  VOTE
________________________  DATED:  ________________    FOR  ANY  INDIVIDUAL
        Signature(s)                                  NOMINEE,   STRIKE  A
                                                      LINE   THROUGH   THE
                                                      NOMINEE'S   NAME  IN
                                                      THE LIST  ABOVE  AND
                                                      MARK  AN  (x) ON THE
                                                      "For   All   Except"
                                                      BOX.


        IMPORTANT: When signing as attorney,
        executor, administrator, trustee or guardian, please give your full title as such. In the case of JOINT HOLDERS, all should sign.

                         Please FOLD here and DETACH Proxy Card



To All Wisconsin Power and Light Company Shareowners:

You are invited to attend the Annual Meeting of Shareowners on Wednesday, May 26, 1999, at 1:00 p.m. in the General Office, in room 1A at 222 West Washington Ave., Madison, Wisconsin.

Above is your 1999 Wisconsin Power and Light Company Proxy Card. Please read both sides of the Proxy Card, note your election, sign and date it. Detach and return it promptly in the self-addressed enclosed envelope. Whether or not you are attending, we encourage you to vote your shares.


                                             SHAREOWNER INFORMATION NUMBERS
                                             Local (Madison)   1-608-252-3110
                                             All Other Areas   1-800-296-5343